Exhibit 10.1

CONFIDENTIAL

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among:

MYRIAD GENETICS, INC.

a Delaware corporation;

MYRIAD MERGER SUB, INC.,

a Delaware corporation;

ASSUREX HEALTH, INC.,

a Delaware corporation;

and

FORTIS ADVISORS LLC,

as the Securityholders’ Agent

Dated as of August 3, 2016

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

TABLE OF CONTENTS

1.	Description of Transaction		1

	1.1	Merger of Merger Sub into the Company	1

	1.2	Effect of the Merger	1

	1.3	Closing; Effective Time	1

	1.4	Certificate of Incorporation and Bylaws; Directors and Officers	3

	1.5	Conversion of Shares	3

	1.6	Treatment of Company Warrants	7

	1.7	Cancellation of Company Options	8

	1.8	Dissenting Shares	9

	1.9	Exchange of Certificates and Payment	9

	1.10	Post-Closing Adjustment to Purchase Price	11

	1.11	Earnout Payments	14

2.	Representations and Warranties of the Company		18

	2.1	Organizational Matters	18

	2.2	Charter Documents; Records	19

	2.3	Capital Structure	19

	2.4	Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes	21

	2.5	Financial Statements and Related Information	21

	2.6	No Liabilities; Indebtedness	22

	2.7	Absence of Changes	23

	2.8	Title to Assets	23

	2.9	Bank Accounts	23

	2.10	Real Property	24

	2.11	Intellectual Property	24

	2.12	Contracts	28

	2.13	Compliance with Legal Requirements	29

	2.14	Governmental Authorizations	29

	2.15	Regulatory Matters	29

	2.16	Payment Programs	31

	2.17	Privacy and Data Security	31

	2.18	Information Systems	32

	2.19	Disaster Recovery	33

	2.20	Tax Matters	33

	2.21	Employment Matters; Benefit Plans	34

	2.22	Environmental Matters	38

i

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

	2.23	Insurance	39

	2.24	Transactions with Related Parties	39

	2.25	Legal Proceedings; Orders	39

	2.26	Non-Contravention; Consents	40

	2.27	Significant Business Relationships	40

	2.28	Accounts Receivable	40

	2.29	Foreign Corrupt Payments; Sanctions	41

	2.30	Vote Required	42

	2.31	Brokers	42

	2.32	No Other Representations or Warranties	42

3.	Representations and Warranties of Parent and Merger Sub		43

	3.1	Organization and Standing	43

	3.2	Authority; Binding Nature of Agreement	43

	3.3	Non-Contravention; Consents	43

	3.4	Brokers	43

	3.5	Sufficiency of Funds	44

	3.6	No Reliance On Other Representations and Warranties	44

4.	Certain Covenants of the Company		44

	4.1	Access and Investigation	44

	4.2	Operation of the Business of the Acquired Companies	44

	4.3	Notification	46

	4.4	No Negotiation	46

	4.5	Termination of 401(k) Plan	47

	4.6	Tail Insurance	47

	4.7	Director and Officer Liability	47

5.	Certain Covenants of the Parties		48

	5.1	Filings and Consents	48

	5.2	Stockholder Consent	49

	5.3	Commercially Reasonable Efforts	50

	5.4	Employee Matters	50

	5.5	Provision Respecting Legal Representation; Attorney-Client Privilege	51

6.	Tax Matters		52

	6.1	Liability for Taxes	52

	6.2	Tax Returns	53

	6.3	Tax Proceedings	54

	6.4	Assistance and Cooperation	55

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

	6.5	Termination of Tax Sharing Arrangements	55

	6.6	Survival, Etc.	55

	6.7	Transfer Taxes	56

	6.8	Tax Refunds	56

	6.9	Certain Actions	56

	6.10	Coordination	56

	6.11	Tax Treatment of Certain Payments	57

7.	Conditions Precedent to Obligations of Parent and Merger Sub		57

	7.1	Accuracy of Representations	57

	7.2	Performance of Covenants	57

	7.3	Other Deliveries	57

	7.4	Antitrust Clearance	58

	7.5	Stockholder Approval	58

	7.6	Officer’s Certificate	58

	7.7	No Restraints	58

	7.8	No Legal Proceedings	58

8.	Conditions Precedent to Obligations of the Company		58

	8.1	Accuracy of Representations	58

	8.2	Performance of Covenants	59

	8.3	Other Deliveries	59

	8.4	Antitrust Clearance	59

	8.5	Stockholder Approval	59

	8.6	Officer’s Certificate	59

	8.7	No Restraints	59

9.	Termination		59

	9.1	Termination Events	59

	9.2	Termination Procedures	60

	9.3	Effect of Termination	60

10.	Indemnification, Etc.		61

	10.1	Survival of Representations, Covenants, Etc.	61

	10.2	Indemnification	61

	10.3	Limitations	64

	10.4	No Contribution	67

	10.5	Claim Procedures	67

	10.6	Release from Indemnity Escrow and Accelerable Escrow	67

	10.7	Defense of Third Party Claims	69

	10.8	Exclusive Remedy	70

	10.9	Order of Recovery	70

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.	Miscellaneous Provisions		71

	11.1	Securityholders’ Agent	71

	11.2	Further Assurances	73

	11.3	No Waiver Relating to Claims for Fraud	73

	11.4	Fees and Expenses	74

	11.5	Notices	74

	11.6	Headings	75

	11.7	Counterparts and Exchanges by Electronic Transmission or Facsimile	75

	11.8	Governing Law; Dispute Resolution	75

	11.9	Successors and Assigns	75

	11.10	Remedies Cumulative; Specific Performance	76

	11.11	Waiver	76

	11.12	Waiver of Jury Trial	76

	11.13	Amendments	76

	11.14	Severability	76

	11.15	Parties in Interest	76

	11.16	Confidential Nature of Information	77

	11.17	No Public Announcement	77

	11.18	Entire Agreement	77

	11.19	Disclosure Schedules	78

	11.20	Construction	78

	11.21	No Tax Advice	78

	11.22	Time is of the Essence	78

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Form of Surviving Corporation Certificate of Incorporation
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Option Termination Agreement
Exhibit E	Form of Letter of Transmittal
Exhibit F	Form of Joinder Agreement
Exhibit G	Persons Whose Knowledge Is Imputed to the Company
Exhibit H	Form of Paying Agent Agreement

v

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 3, 2016, by and among MYRIAD GENETICS, INC., a Delaware corporation (“Parent”); MYRIAD MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”); ASSUREX HEALTH, INC., a Delaware corporation (the “Company”); and FORTIS ADVISORS LLC, a Delaware limited liability company, as the Securityholders’ Agent (as defined in Section 11.1(a)). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the Delaware General Corporation Law (the “DGCL”). Upon the consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned Subsidiary of Parent.

B. The respective boards of directors of Merger Sub and the Company have approved this Agreement and the Merger.

AGREEMENT

In consideration of the mutual covenants, representations and warranties contained in this Agreement and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties to this Agreement agree as follows:

1. Description of Transaction.

1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of the DGCL, at the Effective Time (as defined in Section 1.3(a)), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3 Closing; Effective Time.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA at 10:00 a.m. (Eastern time) on a date to be mutually agreed to by Parent and the Company, which date shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7 and 8 (other than those conditions which are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and/or date as Parent and the Company may jointly designate in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, the parties hereto shall cause a certificate of merger (the “Certificate of Merger”) conforming to the requirements of the DGCL to be executed and filed with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL in connection with the consummation of the Merger. The Merger shall become effective as of the time that the Certificate of

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

Merger is filed with and accepted by the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b) At or prior to the Closing, the Company shall deliver the following agreements and documents to Parent:

(i) evidence in form and substance reasonably satisfactory to Parent that (A) this Agreement has been duly adopted and approved by the Required Merger Stockholder Vote, and such adoption and approval has not been withdrawn, rescinded or otherwise revoked; and (B) the number of shares of Company Capital Stock that constitute (or that are eligible to become as a result of such holder’s delivery of a written demand for appraisal in accordance with Section 262 of the DGCL) Dissenting Shares shall be less than five percent (5%) of the Company Capital Stock outstanding immediately prior to the Closing;

(ii) Joinder Agreements duly executed by Effective Time Holders holding together at least 73% of the outstanding Company Capital Stock;

(iii) the Company Closing Certificate;

(iv) a certificate, in form and substance reasonably satisfactory to Parent, duly executed on behalf of the Company by the chief executive officer of the Company, containing the following information as of the Closing (such spreadsheet and accompanying certificate being referred to hereafter collectively as the “Merger Consideration Certificate”): (1) the Company’s good faith estimates of the Closing Net Indebtedness Amount (the “Estimated Closing Net Indebtedness Amount”), the aggregate amount of all Company Transaction Expenses and the Net Working Capital Amount (the “Estimated Net Working Capital Amount”) (including a reasonably detailed description of each component thereof) and, based upon such estimates, the Company’s calculation of the Purchase Price, which calculation will, if applicable, reflect the difference between the Estimated Net Working Capital Amount and the Targeted Net Working Capital Amount; (2) the Merger Consideration payable to each Effective Time Holder; (3) the Pro Rata Share of each Effective Time Holder; (4) the Per Share Amount; and (5) the Effective Time Holder Information, along with documentation, reasonably satisfactory to Parent, in support of the calculation of the amounts set forth in the Merger Consideration Certificate;

(v) the Certificate of Merger, duly executed by the Company;

(vi) a certificate of the Secretary of the Company, dated as of the Closing Date, in form and substance reasonably satisfactory to Parent, certifying and attaching: (A) the Charter Documents of the Company, (B) the resolutions adopted by the board of directors of the Company and the stockholders of the Company to authorize and adopt this Agreement, the Merger and the other transactions contemplated hereby, and (C) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(vii) written resignations of each officer and director of each Acquired Company (other than directors of Assurex Health, Ltd. appointed by Centre for Addiction and Mental Health), effective as of the Effective Time, in form and substance reasonably satisfactory to Parent;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

(viii) the Payoff Letters, in form and substance reasonably satisfactory to Parent;

(ix) a FIRPTA Certificate, in form and substance reasonably satisfactory to Parent;

(x) evidence reasonably satisfactory to Parent that all security interests and other Encumbrances (other than Permitted Encumbrances) in any assets of any Acquired Company have been released prior to, or shall be released simultaneously with, the Closing;

(xi) the Escrow Agreement, duly executed by the Securityholders’ Agent; and

(xii) the Paying Agent Agreement, duly executed by the Company and the Securityholders’ Agent.

(c) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a draft Merger Consideration Certificate, prepared based upon the information available to the Company as of such date, and shall consider in good faith any comments by Parent thereto.

(d) At or prior to the Closing, Parent shall deliver to the Company and the Securityholders’ Agent the Escrow Agreement, duly executed by Parent, and the Paying Agent Agreement, duly executed by Parent, Merger Sub and the Paying Agent.

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety as of the Effective Time as set forth in the form attached hereto as Exhibit B;

(b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time in a form acceptable to Parent; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be those individuals designated by Parent.

1.5 Conversion of Shares.

(a) Conversion. Subject to Sections 1.5(c), 1.5(d), 1.5(e), 1.8, 1.9 and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, any stockholder of the Company or any other Person:

(i) each share of Company Capital Stock owned by Parent, Merger Sub, the Company or any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, if any, shall be extinguished and cancelled without payment of any consideration in respect thereof;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

(ii) each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence;

(iii) all of the shares of Company Preferred Stock that are designated as “Series A Preferred Stock” held by each Non-Dissenting Stockholder shall be converted automatically into the right to receive (following the surrender of the certificates representing such shares of Company Preferred Stock in accordance with Section 1.9): (A) an amount in cash equal to the product of (1) $1.00 plus the Per Share Amount multiplied by (2) the total number of shares of Company Preferred Stock that are designated as “Series A Preferred Stock” held by such Non-Dissenting Stockholder; and (B) the contingent right to receive each Further Distributions Per Share Amount, if any;

(iv) all of the shares of Company Preferred Stock that are designated as “Series B Preferred Stock” held by each Non-Dissenting Stockholder shall be converted automatically into the right to receive (following the surrender of the certificates representing such shares of Company Preferred Stock in accordance with Section 1.9): (A) an amount in cash equal to the product of (1) $1.04 plus the Per Share Amount multiplied by (2) the total number of shares of Company Preferred Stock that are designated as “Series B Preferred Stock” held by such Non-Dissenting Stockholder; and (B) the contingent right to receive each Further Distributions Per Share Amount, if any;

(v) all of the shares of Company Preferred Stock that are designated as “Series C Preferred Stock” held by each Non-Dissenting Stockholder shall be converted automatically into the right to receive (following the surrender of the certificates representing such shares of Company Preferred Stock in accordance with Section 1.9): (A) an amount in cash equal to the product of (1) $2.74 plus the Per Share Amount multiplied by (2) the total number of shares of Company Preferred Stock that are designated as “Series C Preferred Stock” held by such Non-Dissenting Stockholder; and (B) the contingent right to receive each Further Distributions Per Share Amount, if any;

(vi) all of the shares of Company Preferred Stock that are designated as “Series D Preferred Stock” and referred to herein as Series D-1 Shares held by each Non-Dissenting Stockholder shall be converted automatically into the right to receive (following the surrender of the certificates representing such shares of Company Preferred Stock in accordance with Section 1.9): (A) an amount in cash equal to the product of (1) a price per share which results in a compound annual growth rate (measured from the date of issuance of such share) of twenty-five percent (25.0%) on $7.09 (not to exceed, in any event, a price per share equal to 3.00 times $7.09) (such amount, the “Series D-1 Hurdle Return”) multiplied by (2) the total number of shares of Company Preferred Stock that are designated as “Series D Preferred Stock” and referred to herein as Series D-1 Shares held by such Non-Dissenting Stockholder; and (B) the contingent right to receive, after the time that the Effective Time Holder of each share of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock has received distributions with respect to the Per Share Amount and Further Distributions Per Share Amount payable with respect to such share equal to the difference between (y) the Series D-1 Hurdle Return and (z) $7.09 (such difference, the “Series D-1 Hurdle Delta”), each Further Distributions Per Share Amount, if any;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

(vii) all of the shares of Company Preferred Stock that are designated as “Series D Preferred Stock” and referred to herein as Series D-2 Shares held by each Non-Dissenting Stockholder shall be converted automatically into the right to receive (following the surrender of the certificates representing such shares of Company Preferred Stock in accordance with Section 1.9): (A) an amount in cash equal to the product of (1) $9.43 (such amount, the “Series D-2 Hurdle Return”) multiplied by (2) the total number of shares of Company Preferred Stock that are designated as “Series D Preferred Stock” and referred to herein as Series D-2 Shares held by such Non-Dissenting Stockholder; and (B) the contingent right to receive, after the time that the Effective Time Holder of each share of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock has received distributions with respect to the Per Share Amount and Further Distributions Per Share Amount payable with respect to such share equal to the difference between (y) the Series D-2 Hurdle Return and (z) $7.09 (such difference, the “Series D-2 Hurdle Delta”), each Further Distributions Per Share Amount, if any; and

(viii) all of the shares of Company Common Stock held by each Non-Dissenting Stockholder shall be converted automatically into the right to receive (following the surrender of the certificates representing such shares of Company Common Stock in accordance with Section 1.9): (A) an amount in cash equal to the product of (1) the Per Share Amount multiplied by (2) the total number of shares of Company Common Stock held by such Non-Dissenting Stockholder; and (B) the contingent right to receive each Further Distributions Per Share Amount, if any.

(b) Rounding. The amount of cash, if any, that each holder is entitled to receive at any particular time for the shares of Outstanding Capital Stock held by such holder or the shares of Company Capital Stock subject to Outstanding Warrants held by such holder (as the case may be) shall be rounded to the nearest cent (with $0.005 being rounded upward) and computed after aggregating the cash amounts payable at such time for all shares of Outstanding Capital Stock and all Outstanding Warrants held by such holder.

(c) Escrow. At the Closing, Parent shall pay to the Escrow Agent: (i) an amount in cash equal to the Initial Indemnity Escrow Deposit to secure the indemnification obligations of the Effective Time Holders under Sections 6 and 10 of this Agreement (the “Indemnity Escrow”); (ii) an amount in cash equal to the Accelerable Escrow Deposit to secure the indemnification obligations of the Effective Time Holders under Sections 6 and 10 of this Agreement (other than Section 10.2(a)(i)) (the “Accelerable Escrow”); and (iii) an amount in cash equal to the Adjustment Escrow Amount to secure any adjustments required pursuant to Section 1.10 (the “Adjustment Escrow” and, together with the Indemnity Escrow and the Accelerable Escrow, the “Escrow”). The Escrow Amounts shall be held by the Escrow Agent and disbursed by it solely for the purposes and in accordance with the terms of this Agreement and the terms of an Escrow Agreement in the form attached hereto as Exhibit C to be entered into by Parent, Securityholders’ Agent and the Escrow Agent (the “Escrow Agreement”). The approval and adoption of this Agreement and approval of the Merger by the Effective Time Holders pursuant to written consents evidencing the Required Merger Stockholder Vote, the Joinder Agreements, the Warrant Surrender Agreements, the Option Termination Agreements and the Letters of Transmittal shall constitute approval by such Effective Time Holders, as specific terms of the Merger, and the irrevocable agreement of such Effective Time Holders to be bound by and comply with, all of the arrangements and provisions of this Agreement, including the withholding of the Escrow Amounts and Expense Fund and the indemnification obligations set forth in Sections 6 and 10 hereof.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

(d) Expense Fund. At the Closing, Parent shall pay the Expense Fund to the Securityholders’ Agent to be held by the Securityholders’ Agent in accordance with Section 11.1.

(e) Adjustments. In calculating the consideration payable under this Section 1.5, Parent shall be entitled to rely on the representations and warranties contained in Section 2.3, the Company Closing Certificate and the Merger Consideration Certificate. Notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate merger consideration payable by Parent, Merger Sub or the Surviving Corporation to the holders of equity interests in the Company (including the holders of Company Warrants and Company Options) in connection with the Merger or the other transactions contemplated hereby (including with respect to amounts in the Escrow Amount) exceed $410,000,000, subject to any adjustments thereto with respect to the Net Working Capital Amount. In the event that the Company, at any time or from time to time between the date of this Agreement and the Effective Time, declares or pays any dividend on Company Capital Stock payable in Company Capital Stock or in any right to acquire Company Capital Stock, or effects a subdivision of the outstanding shares of Company Capital Stock into a greater number of shares of Company Capital Stock, or in the event the outstanding shares of Company Capital Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Company Capital Stock, or a record date with respect to any of the foregoing shall occur during such period, then the amounts payable in respect of shares of Outstanding Capital Stock pursuant to Section 1.5, the amounts payable in respect of the Outstanding Warrants pursuant to Section 1.6 and the amounts payable in respect of In-the-Money Options pursuant to Section 1.7 shall be appropriately adjusted; provided, however, that nothing in this Section 1.5(d) shall permit the Company to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.

(f) Early Releases of Accelerable Escrow. For each Effective Time Holder of Company Capital Stock who has delivered a Joinder Agreement to Parent at least three (3) Business Days prior to the Closing Date, such Effective Time Holder shall be entitled to receive a payment equal to his, her or its portion of the Accelerable Escrow Deposit from the Paying Agent at the same time as payment for his, her or its shares of Company Capital Stock pursuant to Section 1.9. For each Effective Time Holder of Company Capital Stock who delivers a Joinder Agreement to Parent later than the third (3rd) Business Day prior to the Closing Date, such Effective Time Holder shall be entitled to receive, upon the later of the date on which such Effective Time Holder delivers a Joinder Agreement to Parent and the date on which such Effective Time Holder is entitled to receive payment for his, her or its shares of Company Capital Stock pursuant to Section 1.9, payment of an amount equal to the difference of (i) his, her or its portion of the Accelerable Escrow Deposit minus (ii) such Effective Time Holder’s share of (x) any amounts previously released to the Parent Indemnitees from the Accelerable Escrow and (y) any Accelerable Escrow Continuing Claims.

(g) Accelerable Escrow Treatment. For purposes of Section 1.5(a), any amounts deposited by Parent into the Accelerable Escrow shall be deemed to be received by each Effective Time Holder that has not yet executed and delivered to Parent a Joinder Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

1.6 Treatment of Company Warrants.

(a) Warrants. Prior to the Closing, the Company shall cause each agreement evidencing Company Warrants to purchase shares of Company Preferred Stock (a “Company Warrant”) that is outstanding as of the date of this Agreement (each such Company Warrant being referred to herein as an “Outstanding Warrant”; and each such cancellation to be evidenced pursuant to a “Warrant Surrender Agreement”) to be cancelled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof be converted into the right to receive:

(i) in respect of each share of Series B Preferred Stock subject to such Company Warrant immediately prior to such cancellation, termination and extinguishment, (A) an amount in cash equal to: (1) $1.04; plus (2) the Per Share Amount; minus (3) the exercise price per share of such Company Warrant; plus (B) the contingent right to receive each Further Distributions Per Share Amount, if any;

(ii) in respect of each share of Series C Preferred Stock subject to such Company Warrant immediately prior to such cancellation, termination and extinguishment, (A) an amount in cash equal to: (1) $2.74; plus (2) the Per Share Amount; minus (3) the exercise price per share of such Company Warrant; plus (B) the contingent right to receive each Further Distributions Per Share Amount, if any; and

(iii) in respect of each share of Series D Preferred Stock subject to such Company Warrant immediately prior to such cancellation, termination and extinguishment, (A) an amount in cash equal to: (1) the Series D-1 Hurdle Return; minus (2) the exercise price per share of such Company Warrant; plus (B) the contingent right to receive, after the time that the Effective Time Holder of each share of Company Common Stock Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock has received distributions with respect to the Per Share Amount and Further Distributions Per Share Amount payable with respect to such share equal to the Series D-1 Hurdle Delta, each Further Distributions Per Share Amount, if any.

(b) Warrant Surrender Agreement. Each Warrant Surrender Agreement shall be in form and substance reasonably satisfactory to Parent. The Company shall take all actions that may be necessary to ensure each holder of an Outstanding Warrant cancelled as provided in Section 1.6(a) shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Section 1.6(a), without interest.

(c) Payment. (i) On the Closing Date for each holder of an Outstanding Warrant that delivers a duly executed Warrant Surrender Agreement to Parent prior to the Closing Date and (ii) within three (3) Business Days following the delivery of a duly executed Warrant Surrender Agreement to Parent for each holder of an outstanding Warrant that delivers a duly executed Warrant Surrender Agreement to Parent after to the Closing Date, Parent shall cause to be paid by the Paying Agent (as defined in Section 1.9(a)) to each such holder of an Outstanding Warrant the consideration specified in Section 1.6(a), without interest. For each Effective Time Holder of an Outstanding Warrant who has delivered a Warrant Surrender Agreement to Parent at least three (3) Business Days prior to the Closing Date, such Effective Time Holder shall be entitled to receive a payment equal to his, her or its Pro Rata Share of the Accelerable Escrow Deposit from the Paying Agent at the same time as payment in respect of the shares of Company Capital Stock subject to his, her or its Company Warrant pursuant to this Section 1.6 and Section 1.9. For each Effective Time Holder of an Outstanding Warrant who delivers a Warrant Surrender Agreement to Parent later than the third (3rd) Business Day prior to the Closing Date, such Effective Time Holder shall be entitled to receive, upon the later of the date on which such Effective Time Holder delivers a Warrant Surrender Agreement to Parent and the date on which such Effective Time Holder is entitled to receive payment for the shares of Company Capital Stock subject to his, her or its Company Warrant pursuant to Section 1.9, payment of an amount equal to the difference of (i) his, her or its Pro Rata Share of the Accelerable Escrow Deposit minus (ii) such Effective Time Holder’s Pro Rata Share of (x) any amounts previously released to the Parent Indemnitees from the Accelerable Escrow and (y) any Accelerable Escrow Continuing Claims.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(d) Accelerable Escrow Treatment. For purposes of Section 1.6(a), any amounts deposited by Parent into the Accelerable Escrow shall be deemed to be received by each Effective Time Holder that has not yet executed and delivered to Parent a Warrant Surrender Agreement.

1.7 Cancellation of Company Options.

(a) At the Effective Time, each Company Option shall have all rights thereunder cancelled and each former holder of any cancelled In-the-Money Option, in exchange therefor, but only upon delivery to the Company of an Option Termination Agreement in the form attached hereto as Exhibit D (each, an “Option Termination Agreement”), effective upon the Closing, shall be entitled to (i) an amount in cash, without interest, equal to the product of (A) the Option Per Share Consideration multiplied by (B) the number of shares of Company Common Stock subject to such In-the-Money Option and (ii) the contingent right to receive each Further Distributions Per Share Amount, if any, less any applicable withholding Taxes. Each Company Option that is not an In-the-Money Option shall be automatically cancelled for no consideration.

(b) Prior to the Closing, the Company and its board of directors shall, subject to applicable Law, take all actions (including, if appropriate, amending any Company Option Plan and individual option agreements and obtaining consents from the holders of the Company Options and/or delivering optionee notices thereto) necessary to give effect to the transactions provided for in this Section 1.7 and to ensure that from and after the Effective Time, each holder of an outstanding Company Option shall cease to have any rights with respect thereto, except the right to receive the consideration specified in Section 1.7(a), without interest.

(c) Within ten (10) Business Days following the date hereof, the Company shall deliver to each holder of an In-the-Money Option an Option Termination Agreement. Parent shall within three (3) Business Days following the Closing Date, and subject to Parent’s receipt of an Option Termination Agreement duly completed and validly executed in accordance with the instructions provided therein from each holder of an In-the-Money Option, cause the Surviving Corporation to deliver through its payroll system the consideration provided for herein to such holder. No interest shall be paid on any amounts payable upon delivery of any Option Termination Agreement. For each Effective Time Holder of an In-the-Money Option who has delivered an Option Termination Agreement to Parent at least three (3) Business Days prior to the Closing Date, such Effective Time Holder shall be entitled to receive a payment equal to his, her or its Pro Rata Share of the Accelerable Escrow Deposit from the Surviving Corporation at the same time as payment for his, her or its In-the-Money Option. For each Effective Time Holder of an In-the-Money Option who delivers an Option Termination Agreement to Parent later than the third (3rd) Business Day prior to the Closing Date, such Effective Time Holder shall be entitled to receive, upon the later of the date on which such Effective Time Holder delivers an Option Termination Agreement to Parent and the date on which such Effective Time Holder is entitled to receive payment for his, her or its In-the-Money Option, payment of an amount equal to the difference of (i) his, her or its Pro Rata Share of the Accelerable Escrow Deposit minus (ii) such Effective Time Holder’s Pro Rata Share of (x) any amounts previously released to the Parent Indemnitees from the Accelerable Escrow and (y) any Accelerable Escrow Continuing Claims.

(d) Accelerable Escrow Treatment. For purposes of Section 1.7(a), any amounts deposited by Parent into the Accelerable Escrow shall be deemed to be received by each Effective Time Holder that has not yet executed and delivered to Parent an Option Termination Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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1.8 Dissenting Shares.

(a) Effect on Dissenting Shares. Notwithstanding any provisions of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has made and perfected a demand for appraisal of such holder’s shares of Company Capital Stock in accordance with Section 262 of the DGCL and as of the Closing has neither effectively withdrawn nor lost such holder’s right to such appraisal (the “Dissenting Shares”) shall not be converted into the applicable Merger Consideration, but shall be entitled to only such rights as are granted by the DGCL. Parent shall be entitled to retain any Merger Consideration not paid on account of such Dissenting Shares pending resolution of the claims of such holders, and the Effective Time Holders shall not be entitled to any portion of such retained Merger Consideration.

(b) Loss of Dissenting Share Status. Notwithstanding the provisions of Section 1.8(a), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares under the DGCL shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder’s right to appraisal, then as of the Closing or the occurrence of such event, whichever occurs later, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive the applicable Merger Consideration, without interest thereon, promptly following the surrender of the certificate or certificates representing such shares of Company Capital Stock.

(c) Notice of Dissenting Shares. The Company shall give Parent: (i) prompt notice of any demands for appraisal of shares of Company Capital Stock received by the Company, withdrawals of any demands, and any other instruments or notices served or otherwise delivered pursuant to the DGCL and received by the Company; and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands for appraisal or other instruments or notices. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of shares of Company Capital Stock or offer to settle any such demands.

1.9 Exchange of Certificates and Payment.

(a) Paying Agent. On or prior to the Closing Date, Parent shall deposit with the Paying Agent cash sufficient to pay the cash consideration payable to Effective Time Holders pursuant to Sections 1.5(a) and 1.6 (excluding, for the avoidance of doubt, the Indemnity Escrow Amount, the Adjustment Escrow Amount and the portion of the Accelerable Escrow Deposit associated with Effective Time Holders who have not delivered Joinder Agreements, Warrant Surrender Agreements and/or Option Termination Agreements to the Parent at least three (3) Business Days prior to the Closing Date, as the case may be, all of which Escrow Amounts shall be deposited with the Escrow Agent, and the Expense Fund, which shall be deposited with the Securityholders’ Agent). The cash amount so deposited with the Paying Agent is referred to as the “Payment Fund.” The Paying Agent will be instructed to invest the funds included in the Payment Fund in the manner directed by Parent and shall be held in accordance with the terms of this Agreement and the terms of the Paying Agent Agreement. Any interest or other income resulting from the investment of such funds shall be the property of, and will be paid to, Parent.

(b) Letter of Transmittal; Warrant Surrender Agreements. Promptly, but in any event within three (3) Business Days following the Effective Time, the Paying Agent shall mail (with a copy sent by email, if available) to each Person who is a record holder of Outstanding Capital Stock immediately prior to the Effective Time and who has not previously delivered a Letter of Transmittal to the Paying Agent: (i) a letter of transmittal in substantially the form attached hereto as Exhibit E (a “Letter of Transmittal”); and (ii) instructions for use in effecting the exchange of Company Stock Certificates for the Merger Consideration, if any, payable with respect to such shares of Company Capital Stock. Upon the surrender to the Paying Agent of a Company Stock Certificate (or an affidavit of lost

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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stock certificate as described in Section 1.9(e)), together with a duly executed Letter of Transmittal and such other documents as Parent or the Paying Agent may reasonably request, the holder of such Company Stock Certificate shall, subject to Section 1.9(h), if applicable, be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 1.5(a) at the time of such surrender, and the Company Stock Certificate so surrendered shall forthwith be cancelled. From and after the Effective Time, each Company Stock Certificate which prior to the Effective Time represented shares of Company Capital Stock shall be deemed to represent only the right to receive the Merger Consideration, if any, payable with respect to such shares, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the shares of Company Capital Stock formerly represented thereby. Promptly following the Effective Time, each holder of a Company Warrant who has executed and delivered the applicable Warrant Surrender Agreement shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration, if any, that such holder has the right to receive pursuant to Section 1.6.

(c) Payments. (i) On the Closing Date for each holder of Company Capital Stock who has delivered a duly executed Letter of Transmittal to the Paying Agent prior to the Closing Date and (ii) within three (3) Business Days following the delivery of the Letter of Transmittal for each holder of Company Capital Stock that delivers a duly executed Letter of Transmittal to the Paying Agent after to the Closing Date, Parent shall cause to be paid by the Paying Agent to each such holder of Company Capital Stock the consideration specified in Section 1.5, without interest. If payment of Merger Consideration in respect of shares of Company Capital Stock converted pursuant to Section 1.5 is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate is registered, it shall be a condition to such payment that the Company Stock Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not payable.

(d) Stock Transfer Books. As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of shares of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, certificates for shares of Outstanding Capital Stock (“Company Stock Certificates”) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, if any, payable with respect to such shares as provided for in Section 1.5. No interest shall accrue or be paid on any Merger Consideration payable upon the surrender of a Company Stock Certificate.

(e) Lost Certificates. In the event any Company Stock Certificate representing shares of Outstanding Capital Stock shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Capital Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit as indemnity against any claim that may be made against the Paying Agent, Parent, the Surviving Corporation or any affiliated party with respect to such Company Stock Certificate, provided that no Stockholder shall be required to deliver a bond in respect of such Company Stock Certificates.

(f) Undistributed Payment Funds. Any portion of the Payment Fund that remains undistributed to Effective Time Holders as of the date that is one hundred eighty (180) days after the date of this Agreement shall be delivered to Parent upon demand, and Effective Time Holders who have not theretofore received their Merger Consideration in accordance with Section 1.5 and 1.6 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(g) Escheat. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Effective Time Holder or to any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Legal Requirement. Any Merger Consideration or other amounts remaining unclaimed by Effective Time Holders five (5) years after the Effective Time for payments to be made in connection with the Closing or such other relevant payment date for Further Distributions (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any Encumbrance.

(h) Withholding. Each of the Paying Agent, Parent, the Company and the Surviving Corporation shall be entitled to (1) deduct and withhold from any consideration payable pursuant to this Agreement (including all amounts to be deposited into the Escrow Account in accordance with Section 1.5(c)) such amounts as Parent is required to deduct or withhold under the Code or any provision of state, local or foreign Tax law and (2) be provided any reasonably requested Tax forms, including IRS Form W-9 (or any successor form) or the appropriate IRS Form W-8 (or successor form), as applicable, or any similar information from the Effective Time Holder and, to the extent required by applicable Tax Legal Requirements, any beneficial owner of any interest in any of the Effective Time Holder. To the extent such amounts are so deducted or withheld and timely paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person on behalf of which such deduction or withholding was made. Parent, the Company and the Surviving Corporation will cooperate in good faith, and will use commercially reasonable efforts to cause the Paying Agent to agree in the Paying Agent Agreement that it will cooperate in good faith, with reasonable written requests from any Effective Time Holder concerning reduction of or relief from potential deduction or withholding of Tax; provided that such Effective Time Holder shall be responsible for any and all costs and expenses that may be incurred by the Paying Agent, Parent, the Company and the Surviving Corporation; and provided further for the avoidance of doubt, that nothing in this Section 1.9(h) shall be construed in any way as undermining the ability of the Paying Agent, Parent, the Company and the Surviving Corporation to make such deduction or withholding, have such amount be treated as paid to the Person on behalf of which such deduction or withholding was made or otherwise limit any rights of any Indemnitee as set forth in Sections 6 and 10.

1.10 Post-Closing Adjustment to Purchase Price.

(a) Calculation. As promptly as practicable, but in no event later than sixty (60) days following the Closing Date, Parent shall (i) prepare or cause to be prepared in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Company Financial Statements, an unaudited consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date (the “Parent Closing Balance Sheet”), together with a statement (the “Parent Closing Date Schedule”) setting forth in reasonable detail Parent’s calculation of the Net Working Capital Amount and the Closing Net Indebtedness Amount, and (ii) deliver to the Securityholders’ Agent the Parent Closing Balance Sheet and the Parent Closing Date Schedule.

(b) Review/Disputes.

(i) From and after the Effective Time, Parent and the Surviving Corporation shall provide the Securityholders’ Agent and any accountants, attorneys or advisors retained by the Securityholders’ Agent with reasonable access, during normal business hours, to the relevant books and records of the Surviving Corporation used by Parent in the preparation of,

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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or otherwise reasonably relevant to, the Parent Closing Balance Sheet and the Parent Closing Date Schedule. If the Securityholders’ Agent disputes the calculation of the Net Working Capital Amount or the Closing Net Indebtedness Amount set forth in the Parent Closing Balance Sheet or the Parent Closing Date Schedule, then the Securityholders’ Agent shall deliver a written notice (a “Dispute Notice”) to Parent at any time during the thirty (30) day period commencing upon receipt by the Securityholders’ Agent of the Parent Closing Balance Sheet and the Parent Closing Date Schedule (the “Review Period”). The Dispute Notice shall set forth the basis for the dispute of any such calculation in reasonable detail.

(ii) If the Securityholders’ Agent does not deliver a Dispute Notice to Parent prior to the expiration of the Review Period, the Surviving Corporation’s calculation of the Net Working Capital Amount and the Closing Net Indebtedness Amount set forth in the Parent Closing Balance Sheet and the Parent Closing Date Schedule shall be deemed final and binding on Parent, the Surviving Corporation, the Securityholders’ Agent and the Effective Time Holders for purposes of this Section 1.10.

(iii) If the Securityholders’ Agent delivers a Dispute Notice to Parent prior to the expiration of the Review Period, then the Securityholders’ Agent and Parent shall negotiate in good faith to reach agreement on the Net Working Capital Amount and/or the Closing Net Indebtedness Amount, as applicable, within the thirty (30) day period commencing upon receipt by Parent of the Dispute Notice. If the Securityholders’ Agent and Parent are unable to reach agreement on the Net Working Capital Amount and the Closing Net Indebtedness Amount within such thirty (30) day period, then either Parent or the Securityholders’ Agent may submit the unresolved objections to KPMG LLP, or if such accounting firm is unable or unwilling to serve in such capacity, an independent, national accounting firm reasonably acceptable to both Parent and the Securityholders’ Agent (such firm, and any successor thereto, being referred to herein as the “Accounting Firm”), and such Accounting Firm shall be directed by Parent and the Securityholders’ Agent to resolve the unresolved objections in accordance with the immediately following sentence. In connection with the resolution of any such dispute by the Accounting Firm: (A) each of Parent and the Securityholders’ Agent shall have a reasonable opportunity to meet with the Accounting Firm to provide their views as to any disputed issues with respect to the calculation of the Net Working Capital Amount and the Closing Net Indebtedness Amount, as applicable, (B) the Accounting Firm shall determine the Net Working Capital Amount and the Closing Net Indebtedness Amount, as applicable, in accordance with the terms of this Agreement as promptly as reasonably practicable (and in any event, within thirty (30) days of its engagement) and upon reaching such determination shall deliver a copy of its calculations (the “Expert Calculations”) to the Securityholders’ Agent and Parent and (C) the determination made by the Accounting Firm of the Net Working Capital Amount and the Closing Net Indebtedness Amount, as applicable, shall be final and binding on Parent, the Surviving Corporation, the Securityholders’ Agent and the Effective Time Holders for purposes of this Section 1.10, absent manifest error. In calculating the Net Working Capital Amount and the Closing Net Indebtedness Amount, as applicable, the Accounting Firm (x) shall be limited to addressing the particular disputes referred to in the Dispute Notice and (y) for each component of the Net Working Capital Amount and the Closing Net Indebtedness Amount, as applicable, such calculation shall, with respect to any disputed item, be no greater than the higher amount calculated by the Securityholders’ Agent or Parent, and no less than the lower amount calculated by the Securityholders’ Agent or Parent, as the case may be. The Expert Calculations shall reflect in detail the differences, if any, between the Net Working Capital Amount and the Closing Net Indebtedness Amount, as applicable, reflected therein and the Net Working Capital Amount and the Closing Net Indebtedness Amount, as applicable, set forth in the Parent Closing Balance

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Sheet and Parent Closing Date Schedule. The fees and expenses of the Accounting Firm shall be paid by the prevailing party and non-prevailing party, as determined by the Accounting Firm, in inverse proportion with the extent to which the prevailing party prevails on an aggregate basis based on the relative dollar values of the amounts in dispute.

(c) Payment upon Final Determination of Adjustments.

(i) If (A) the Net Working Capital Amount as finally determined in accordance with Section 1.10(b) is less than (B) the Estimated Net Working Capital Amount (the positive amount of such difference, the “Working Capital Shortfall”) by more than $250,000, then Parent and the Securityholders’ Agent shall instruct the Escrow Agent to release from the Adjustment Escrow an amount in cash equal to the Working Capital Shortfall and pay such amount by delivery of immediately available funds to Parent. If the Working Capital Shortfall exceeds the amount remaining in the Adjustment Escrow (the positive amount of such difference, the “Working Capital Escrow Shortfall”), then Parent and Securityholders’ Agent shall instruct the Escrow Agent to release from the Indemnity Escrow an amount equal to such Working Capital Escrow Shortfall and pay such amount by delivery of immediately available funds to Parent.

(ii) If (A) the Net Working Capital Amount as finally determined in accordance with Section 1.10(b) is greater than (B) the Estimated Net Working Capital Amount (the positive amount of such difference, the “Working Capital Surplus”) by more than $250,000, then Parent shall pay an amount equal to the Working Capital Surplus, less any amounts paid pursuant to the Post-Closing Date Transaction Bonuses and payable as a result of the payments of such Working Capital Surplus, to the Paying Agent, and cause the Paying Agent to pay to each participating Effective Time Holder by delivery of immediately available funds such Effective Time Holder’s aggregate Further Distribution Per Share Amount of the Working Capital Surplus.

(iii) If (A) the Closing Net Indebtedness Amount as finally determined in accordance with Section 1.10(b) is greater than (B) the Estimated Closing Net Indebtedness Amount (the positive amount of such difference, the “Closing Net Indebtedness Shortfall”), then Parent and the Securityholders’ Agent shall instruct the Escrow Agent to release to Parent from the Adjustment Escrow an amount in cash equal to the Closing Net Indebtedness Shortfall. If the Closing Net Indebtedness Shortfall exceeds the amount remaining in the Adjustment Escrow (the positive amount of such difference, the “Net Indebtedness Escrow Shortfall”), then Parent and Securityholders’ Agent shall instruct the Escrow Agent to release from the Indemnity Escrow an amount equal to such Net Indebtedness Escrow Shortfall and pay such amount by delivery of immediately available funds to Parent.

(iv) If (A) the Closing Net Indebtedness Amount as finally determined in accordance with Section 1.10(b) is less than (B) the Estimated Closing Net Indebtedness Amount (the positive amount of such difference, the “Net Indebtedness Underpayment”), then Parent shall, no later than two (2) Business Days after such determination (or, if any Effective Time Holder has not exchanged such Effective Time Holder’s Company Stock Certificates pursuant to Section 1.9, then upon such exchange by such Effective Time Holder), fund the Paying Agent and cause the Paying Agent to pay to each participating Effective Time Holder by delivery of immediately available funds such Effective Time Holder’s aggregate Further Distribution Per Share Amount of the Net Indebtedness Underpayment, less any amounts paid pursuant to the Post-Closing Date Transaction Bonuses and payable as a result of the payment of such Net Indebtedness Underpayment.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(v) After the final determination of the Closing Net Indebtedness Amount and Net Working Capital Amount in accordance with Section 1.10(b), within two (2) Business Days following the payment of any amounts required pursuant to clause (i) through (iii) of this Section 1.10(c), Parent and Securityholders’ Agent shall instruct the Escrow Agent to release from the Adjustment Escrow the amount then remaining in the Adjustment Escrow, if any, and pay such amount to the Paying Agent for distribution to the participating Effective Time Holders in accordance with each such Effective Time Holder’s aggregate Further Distribution Per Share Amount of the amount then remaining in the Adjustment Escrow, less any amounts paid pursuant to the Post-Closing Date Transaction Bonuses and payable as a result of such release from the Adjustment Escrow.

(d) Nothing in this Section 1.10 shall limit any rights of any Indemnitee as set forth in Sections 6 or 10.

1.11 Earnout Payments.

(a) Company Net Revenue Earnout Payment. If Company Net Revenue for calendar year 2017 (“2017 Company Net Revenue”) exceeds Company Net Revenue for calendar year 2016 (“2016 Company Net Revenue”), then Parent shall, or shall cause the Surviving Corporation to, pay to the Effective Time Holders in accordance with this Section 1.11 an amount equal to the difference between the product of (i) [***] (the “Company Net Revenue Earnout Payment”), and (ii) any amounts paid pursuant to the Post-Closing Date Transaction Bonuses (including the employer portion of any payroll taxes thereon) payable as a result of achievement of the Company Net Revenue Earnout Payment; provided, however, that the sum of the Company Net Revenue Earnout Payment plus any amounts paid pursuant to the Post-Closing Date Transaction Bonuses (including the employer portion of any payroll taxes thereon) payable as a result of achievement of the Company Net Revenue Earnout Payment shall in no event exceed $85,000,000.

(i) Parent shall cause the Surviving Corporation to calculate, and shall cause its outside auditors to complete a review of, the Company Net Revenue of the Surviving Corporation for the year ended December 31, 2017 no later than February 15, 2018. Upon completion of such review, Parent shall deliver to the Securityholders’ Agent a certificate (the “Company Net Revenue Earnout Certificate”) stating the auditor-reviewed Company Net Revenue for the Surviving Corporation for calendar years 2016 and 2017 and setting forth the calculation of the Company Net Revenue Earnout Payment in reasonable detail, together with reasonable supporting information.

(ii) The Securityholders’ Agent and its representatives and advisers shall be entitled to examine and have reasonable access to the books, records and supporting information of Parent and the Surviving Corporation relating to the calculation of the Company Net Revenue Earnout Payment. Within thirty (30) days after receipt by the Securityholders’ Agent of the Company Net Revenue Earnout Certificate, the Securityholders’ Agent may deliver to Parent a written notice (the “Earnout Calculation Notice”) either (i) advising Parent that the Securityholders’ Agent agrees with and accepts the Company Net Revenue Earnout Certificate or (ii) setting forth an explanation in reasonable detail of those items in the Company Net Revenue Earnout Certificate that the Securityholders’ Agent disputes and of what the Securityholders’ Agent believes is the correct calculation of the Company Net Revenue Earnout Payment. The Securityholders’ Agent and the accountants engaged by the Securityholders’ Agent shall be entitled to review Parent’s and the Surviving Corporation’s working papers and similar materials for purposes of reviewing the Company Net Revenue Earnout Certificate. If the Securityholders’

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Agent does not submit an Earnout Calculation Notice within the 30-day period provided herein, then the Company Net Revenue Earnout Certificate shall become final and shall not be subject to further review, challenge or adjustment, absent fraud or manifest error. Parent and its accountants shall be entitled to review the working papers and similar materials relating to the Securityholders’ Agent preparation of its Earnout Calculation Notice. If Parent shall concur with the Earnout Calculation Notice, or if Parent shall not object to the Earnout Calculation Notice in a writing received by the Securityholders’ Agent within 30 days after Parent’s receipt of the Earnout Calculation Notice, the calculation of the Company Net Revenue Earnout Payment set forth in the Earnout Calculation Notice shall become final and shall not be subject to further review, challenge or adjustment, absent fraud or manifest error.

(iii) In the event that the Securityholders’ Agent and Parent are unable to resolve any disputes regarding the Company Net Revenue Earnout Payment within 30 days after the date of Parent’s objection to the Earnout Calculation Notice, then such disputes shall be referred to the Accounting Firm and the determination of the Accounting Firm shall be final and shall not be subject to further review, challenge or adjustment, absent fraud or manifest error. The Accounting Firm shall determine the Earnout Amount and shall be instructed by Parent and the Securityholders’ Agent to use their reasonable best efforts to reach such determination not more than 30 days after such referral. Nothing herein shall be construed to authorize or permit the Accounting Firm to resolve any item in dispute by making an adjustment to the Company Net Revenue Earnout Certificate that is outside of the range for such item defined by the Company Net Revenue Earnout Certificate and the Earnout Calculation Notice. In calculating the Company Net Revenue Earnout Payment, the Accounting Firm shall be limited to addressing any particular disputes referred to in the Earnout Calculation Notice. The fees and expenses of the Accounting Firm shall be paid by the prevailing party and non-prevailing party, as determined by the Accounting Firm, in inverse proportion with the extent to which the prevailing party prevails on an aggregate basis based on the relative dollar values of the amounts in dispute.

(iv) If such calculation results in a Company Net Revenue Earnout Payment being payable to the Effective Time Holders, then within three (3) Business Days following the final determination of the Company Net Revenue Earnout Payment in accordance with this Section 1.11(a), Parent shall pay, or cause the Surviving Corporation to pay, the Company Net Revenue Earnout Payment to the Effective Time Holders in accordance with Section 1.11(c).

(v) Parent will, and will cause the Surviving Corporation to: (A) continue the separate existence of the Surviving Corporation as a stand-alone business through at least December 31, 2017, (B) use commercially reasonable efforts to achieve the greatest Company Net Revenue Earnout Payment reasonably attainable through the application of funding, staffing and other resources (taking into account sales productivity and metrics), (C) provide the Securityholders’ Agent with a quarterly report within fifteen (15) days following the end of each calendar quarter through December 31, 2017 summarizing in reasonable detail all material developments and circumstances relating to the achievement of the Company Net Revenue Earnout Payment, including the number of units of GeneSight or other products sold by the Surviving Corporation in the period covered by such report, as well as the Company Net Revenue during such period, (D) upon reasonable notice and at a reasonable time following delivery of each such quarterly report, make available the relevant members of management to meet with the Securityholders’ Agent and its Representatives to discuss and respond to questions from them with respect to such quarterly report, (E) maintain books and records in accordance

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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with commercially reasonable business and accounting practices and in a manner necessary for the Surviving Corporation to calculate Company Net Revenue for calendar years 2016 and 2017, and (F) not take (or fail to take) any action the primary intent or purpose of which is avoiding, frustrating or reducing the amount of the Company Net Revenue Earnout Payment.

(vi) Subject to the limitations at the end of this Section 1.11 (a)(vi), in addition to the definition of Company Net Revenue in Exhibit A, for purposes of determining Company Net Revenue and the Company Net Revenue Earnout Payment: (A) any revenue recognized by Parent or any Subsidiary of Parent, including the Surviving Corporation, resulting from the acquisition, development or sale of a product that is competitive with GeneSight testing shall be treated as Company Net Revenue generated from the sale of the GeneSight testing; (B) any revenue recognized by Parent or any Subsidiary of Parent, including the Surviving Corporation, resulting from the sale of any product other than GeneSight testing generated by or attributable to sales personnel of the Surviving Corporation or its Subsidiaries shall be treated as Company Net Revenue generated from the sale of the GeneSight testing; and (C) any GeneSight testing revenue shall be treated as Company Net Revenue. Notwithstanding any of the foregoing, (x) any GeneSight sales revenue or other revenue generated by or attributable to sales personnel of Parent or its Affiliates (other than the Acquired Companies) in calendar year 2016 shall not be treated as Company Net Revenue; and (y) any GeneSight testing revenue generated by or attributable to sales personnel of the Parent, or any Subsidiary of Parent other than Surviving Corporation, to health care providers in family or internal medicine practices (“Primary Care Providers”) who are not customers of the Surviving Corporation as of the Effective Date or who are not being actively pursued or targeted as a customer by the Surviving Corporation within 45 days after either (i) an expansion of the Medicare Local Coverage Determination to include Primary Care Providers or (ii) other coverage decisions by additional payers that provide reimbursement for tests ordered by Primary Care Providers shall not be treated as Company Net Revenue.

(b) Milestone Earnout Payment.

(i) Following the Effective Time, Parent shall use commercially reasonable efforts to cause the Surviving Corporation to complete the Company’s ongoing prospective clinical utility study (ID Number ARX1006) (the “Study”) in accordance with the study design in effect on the date hereof. If the Surviving Corporation achieves the main conclusion of the primary endpoint for the Study, which shall mean a statistically significant (p value < .05) improvement (i.e., the main conclusion calculated in accordance with the first paragraph of Section 5.1 of the statistical analysis plan attached hereto as Schedule 1.11(b), subject to Section 1.11(b)(ii) below) in depressive symptoms between baseline and week 8 as measured on the Hamilton D17 scale for GeneSight-guided treatment versus treatment-as-usual (the “Milestone”), Parent shall pay or cause the Surviving Corporation to pay to the Effective Time Holders an amount equal to the difference between (i) $100 million in cash (the “Milestone Earnout Payment”) and (ii) any amounts paid pursuant to the Post-Closing Date Transaction Bonuses (including the employer portion of any payroll taxes thereon) and payable as a result of achievement of the Company Milestone Earnout Payment, which amount shall be paid within three (3) Business Days following the successful achievement of the Milestone. For avoidance of doubt, (x) only successful achievement of the “main conclusion” of the primary endpoint described in the first paragraph of Section 5.1 of the statistical analysis plan attached hereto as Schedule 1.11(b) shall constitute successful achievement of the Milestone that gives rise to an obligation to pay the Milestone Earnout Payment and (y) successful achievement of any “additional analyses” of the primary endpoint described in the second paragraph of Section 5.1 of

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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the statistical analysis plan attached hereto as Schedule 1.11(b) shall neither constitute successful achievement of the Milestone nor give rise to an obligation to pay the Milestone Earnout Payment. The complete finalized statistical programming code to execute the statistical analysis for the main conclusion (as defined in the first paragraph of Section 5.1 of the statistical analysis plan including both parametric Analysis of Covariance and non-parametric Rank Analysis of Covariance options) will be locked and submitted to Parent at least five (5) Business Days before data un-blinding. In addition, the complete and final analyzable final data file(s) containing all the information needed to execute this analysis except for the indicator for the treatment group will be locked and submitted to Parent at least five (5) Business Days before data un-blinding. Immediately after un-blinding, the complete and final analyzable final data file(s), containing all the information needed to execute this analysis will be submitted to Parent. Each of the Company Net Revenue Earnout Payment and the Milestone Earnout Payment are referred to herein as an “Earnout Payment” and together as the “Earnout Payments.” From the Effective Time through the completion of the Study, Parent will, and will cause the Surviving Corporation to, (A) continue the separate existence of the Surviving Corporation as a stand-alone business, (B) provide sufficient funding, staffing and resources for the Surviving Corporation to achieve a full read-out no later than November 1, 2017 and (C) not take (or fail to take) any action the primary purpose or intent of which is avoiding, frustrating or reducing the Surviving Corporation’s ability to achieve the Milestone.

(ii) Parent and the Securityholders’ Agent shall mutually agree on the method of primary efficacy analysis pursuant to Section 5.1 of Schedule 1.11(b) (either parametric or non-parametric). In the event that Parent and the Securityholders’ Agent are unable to agree on such method within thirty (30) days, then such dispute shall be referred to an independent third party mutually agreeable to Parent and the Securityholders’ Agent. The determination of such third party shall be final and shall not be subject to further review, challenge or adjustment, absent fraud, conflict of interest, or manifest error.

(c) Additional Escrow Deposit; Payment Procedures. When any Earnout Payment becomes due and payable, Parent shall pay, or cause the Surviving Corporation to pay, 8% of the amount of such Earnout Payment, by wire transfer of immediately available funds, to the Escrow Agent for deposit into the Indemnity Escrow and pay the balance of such Earnout Payment to the Paying Agent for distribution to the Effective Time Holders in accordance with Sections 1.5, 1.6 and 1.7; provided, however, that no such deposit into the Indemnity Escrow shall be required if an Earnout Payment is made more than eighteen (18) months following the Effective Time unless the amounts subject to Continuing Claims exceed the amount then held in the Indemnity Escrow, in which case Parent shall deposit into the Indemnity Escrow the lesser of (x) 8% of such Earnout Payment and (y) the amount by which the amounts subject to Continuing Claims exceed the amount then held in the Indemnity Escrow.

(d) Acceleration Events.

(i) The Company Net Revenue Earnout Payment will become immediately due and payable (with the Company Net Revenue Earnout Payment amount being set at the $85,000,000 maximum payment) upon the occurrence of the following on or prior to December 31, 2017: the sale or other disposition of all or substantially all of the Surviving Corporation’s business or assets by way of stock sale, merger, asset sale or otherwise, or the sale, transfer, exclusive license or other disposition of all or substantially all of the Company Intellectual Property.

(ii) The Milestone Earnout Payment will become immediately due and payable upon the occurrence of the following on or prior to completion of the prospective clinical utility trial: the sale or other disposition of all or substantially all of the Surviving Corporation’s business or assets by way of stock sale, merger, asset sale or otherwise, or the sale, transfer, exclusive license or other disposition of all or substantially all of the Company Intellectual Property.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(e) Setoff. The obligation of Parent to pay, or cause to be paid, any Earnout Payment pursuant to this Section 1.11 is subject to the right of Parent or its applicable designee to reduce the amount of any such Earnout Payment that becomes due and payable by the amount of any Damages incurred or suffered by a Parent Indemnitee in accordance with the terms of Section 10.3(e).

(f) Miscellaneous. The parties hereto understand and agree that (i) the contingent rights to receive the Earnout Payments do not constitute equity or ownership interests in Parent or the Surviving Corporation and are not transferable, except: (w) to any trust for the direct or indirect benefit of an Effective Time Holder or the immediate family of an Effective Time Holder (for purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), (x) by operation of law, including pursuant to a distribution or a domestic relations order, in connection with a divorce settlement or with respect to community property, (y) by will or other testamentary document or intestate succession upon the death of an Effective Time Holder and (z) to any Affiliate, stockholder, member or limited partner of an Effective Time Holder that is an Entity, provided that such Effective Time Holder who so transfers its interests is responsible to notify Parent of any such transfer and provide any necessary information related to the transferee; (ii) no Effective Time Holder shall have any rights as a securityholder of Parent or the Surviving Corporation as a result of such Effective Time Holder’s contingent right to receive Earnout Payments hereunder; and (iii) no amount of interest is payable with respect to any Earnout Payment. Under applicable Tax Law, a portion of each Earnout Payment may be treated and reported as interest, including on any relevant Tax Return.

2. Representations and Warranties of the Company. Except as set forth in the Disclosure Schedules prepared by the Company and delivered to Parent prior to the execution of this Agreement setting forth exceptions to the Company’s representations and warranties set forth in this Section 2 in accordance with Section 11.19, the Company represents and warrants to Parent and Merger Sub, to and for the benefit of the Parent Indemnitees, as follows:

2.1 Organizational Matters.

(a) Organization; Qualification. Each of the Acquired Companies has been duly organized, and is validly existing and in good standing (or its equivalent), under the laws of the jurisdiction of its formation. Each of the Acquired Companies has full power and authority: (i) to conduct its business in the manner in which its business has been and is currently being conducted; (ii) to own, operate and use its assets in the manner in which its assets have been and are currently owned, operated and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound. Each of the Acquired Companies is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (or its equivalent), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission, except where the failure to be so qualified, licensed or admitted would not have a Material Adverse Effect. Schedule 2.1(a) accurately sets forth each jurisdiction where an Acquired Company is qualified, licensed and admitted to do business, except where the failure to be so qualified, licensed or admitted would not have a Material Adverse Effect.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(b) Directors and Officers. Schedule 2.1(b) accurately sets forth: (i) the names of the members of the board of directors (or similar body) of each of the Acquired Companies; (ii) the names of the members of each committee of the board of directors (or similar body) of each of the Acquired Companies; and (iii) the names and titles of the officers of each of the Acquired Companies.

(c) Subsidiaries. Except as set forth in Schedule 2.1(c), the Company owns, of record and beneficially, one hundred percent (100%) of the issued shares of capital stock and other securities of each of the other Acquired Companies. Except for the equity interests identified in Schedule 2.1(c), none of the Acquired Companies owns, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. None of the Acquired Companies has (i) agreed or is obligated to make any future investment in or capital contribution to any Entity or (ii) guaranteed or is responsible or liable for any obligation of any Entity.

2.2 Charter Documents; Records. The Company has made available to Parent accurate and complete copies of: (a) the Certificate of Incorporation and bylaws (or equivalent governing documents), including all amendments thereto, of each of the Acquired Companies (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings of the stockholders, the board of directors (or other similar body) and all committees of the board of directors (or other similar body) of each of the Acquired Companies since January 1, 2013. There has been no material violation of any of the provisions of the Charter Documents of any of the Acquired Companies, and none of the Acquired Companies has taken any action that is inconsistent in any material respect with any resolution adopted by such Acquired Company’s stockholders or members, board of directors (or other similar body) or any committee of the board of directors (or other similar body). The books of account, stock records, minute books and other records of each of the Acquired Companies are accurate and complete in all material respects, and have been maintained in accordance with all applicable Legal Requirements in all material respects. There are no outstanding powers of attorney executed by or on behalf of any Acquired Company (except, in the case of a Subsidiary, in favor of the Company).

2.3 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 42,618,507 shares of Company Common Stock and (ii) 31,460,543 shares of Company Preferred Stock, of which 5,160,725 are shares designated “Series A Preferred Stock,” 13,998,351 shares are designated “Series B Preferred Stock,” 4,635,035 shares are designated “Series C Preferred Stock,” and 7,666,432 shares are designated “Series D Preferred Stock.” As of the date of this Agreement, there are 3,382,040 shares of Common Stock, 5,160,725 shares of Series A Preferred Stock, 13,631,037 shares of Series B Preferred Stock, 4,562,043 shares of Series C Preferred Stock, and 7,650,635 shares of Series D Preferred Stock issued and outstanding. The Company has never declared or paid any dividends on any shares of Company Capital Stock. Schedule 2.3(a) sets forth the names of the Company’s stockholders, the addresses (to the extent available) of each of the Company’s stockholders and the class, series and number of shares of Company Capital Stock owned of record by each of such stockholders as of the date of this Agreement. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable, and none of such shares is subject to any repurchase option, forfeiture provision or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(b) Options. Schedule 2.3(b) accurately sets forth, with respect to each Company Option outstanding as of the date of this Agreement, the Option Information. As of the date of this Agreement, 6,382,907 shares of Company Common Stock are subject to outstanding Company Options. Each option granted under the Company Option Plan was duly authorized by all requisite

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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corporate action on a date no later than the grant date and had an exercise price per share at least equal to the fair market value of a share of Company Common Stock on the grant date. As of the Effective Time, no former holder of a Company Option will have any rights with respect to such Company Option, other than the right to receive cash in respect thereof (if any) as contemplated by Section 1.7(a).

(c) Warrants. Schedule 2.3(c) accurately sets forth, with respect to each Company Warrant that is outstanding as of the date of this Agreement, the Warrant Information. The Company has delivered to Parent accurate and complete copies of each Contract pursuant to which any Company Warrant is outstanding. Each Company Warrant will have been exercised by the holder thereof prior to the Effective Time or else the holder of such Company Warrant shall have agreed that such Company Warrant shall be terminated at the time of the Closing in exchange for the cash payment contemplated by Section 1.6(a) in accordance with the applicable Warrant Surrender Agreement. As of the Effective Time, no former holder of a Company Warrant will have any rights with respect to such Company Warrant, other than the right to receive cash in respect thereof (if any) as contemplated by Section 1.6(a).

(d) No Other Securities. Except as set forth in Schedules 2.3(a) - 2.3(c), there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of or interest in Company Capital Stock or other securities of the Company; (ii) outstanding security, instrument or obligation (including any share or award of restricted stock, restricted stock unit, deferred stock or deferred stock unit or similar award) that is or may become convertible into or exchangeable for any shares of Company Capital Stock (or cash based on the value of such shares) or other securities of the Company; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of or interests in Company Capital Stock or other securities, including any promise or commitment to grant securities of the Company to an employee of or other service provider to any of the Acquired Companies; or (iv) condition or circumstance that would reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of or interests in Company Capital Stock or any other securities of the Company. As of immediately following the Effective Time, there will be no outstanding options, warrants, convertible notes or other rights to purchase or otherwise acquire shares of Company Capital Stock.

(e) Legal Issuance. All outstanding shares of Company Capital Stock, Company Options and Company Warrants and all other securities that have been issued or granted by the Company have been issued and granted in compliance in all material respects with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. There are no preemptive rights applicable to any outstanding shares of Company Capital Stock, and none of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company. Schedule 2.3(e) accurately identifies each Acquired Company Contract relating to any securities of any of the Acquired Companies that contains any voting rights, information rights, rights of first refusal, registration rights, financial statement requirements or other terms that would survive the Closing unless terminated or amended prior to the Closing.

(f) Repurchased Shares. Except as set forth on Schedule 2.3(f), all shares of capital stock of the Company ever repurchased, redeemed, converted or cancelled by the Company were repurchased, redeemed, converted or cancelled in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(g) Merger Consideration. The allocation of Merger Consideration among the holders of shares of Company Capital Stock outstanding immediately prior to the Effective Time in the manner contemplated by Section 1.5 is in all respects consistent with, and determined in accordance with, the applicable provisions of the Certificate of Incorporation of the Company and any applicable Acquired Company Contract.

(h) Subsidiary Shares. Except as set forth on Schedule 2.3(h), all of the shares of each of the Subsidiaries of the Company are owned by the Company free and clear of any Encumbrance. The outstanding shares or equity interests, as applicable, of the Subsidiaries of the Company have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable securities laws and other applicable Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of such Subsidiaries. There are no options, warrants or other rights outstanding to subscribe for or purchase any shares or other securities of the Subsidiaries of the Company and such Subsidiaries are not subject to any Contract or Order under which any of such Subsidiaries is or may become obligated to sell or otherwise issue any shares or other securities. Except as set forth on Schedule 2.3(h), there are no preemptive rights applicable to any shares of any of the Subsidiaries of the Company. None of the Subsidiaries of the Company have the right to vote on or approve the Merger or any of the other transactions contemplated by this Agreement.

2.4 Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes. The Company has the full corporate right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company’s board of directors. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party (assuming the due authorization, execution and delivery by each other party thereto) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company’s board of directors has: (i) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) unanimously recommended the adoption of this Agreement by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders; and (iii) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. No state or foreign “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby.

2.5 Financial Statements and Related Information.

(a) Financial Statements. Schedule 2.5(a) contains the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited consolidated balance sheets of the Acquired Companies as of each of December 31, 2015 and December 31, 2014, and the related audited consolidated statements of operations, consolidated statements of changes in stockholders’ equity and consolidated statements of cash flows for the years then-ended, together with the notes thereto; and (ii) the unaudited consolidated balance sheet of the Acquired Companies as of June 30, 2016

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated statement of operations, consolidated statement of changes in stockholders’ equity and consolidated statement of cash flows for the six months then-ended. The Company Financial Statements present fairly, in all materials respects, the financial position of the Acquired Companies as of the respective dates thereof and the results of operations and cash flows of the Acquired Companies for the periods covered thereby, subject, in the case of the unaudited Company Financial Statements, to normal year-end adjustments and the absence of footnotes. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered.

(b) Internal Controls. The books, records and accounts of the Acquired Companies accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Companies. The Acquired Companies have taken and currently take all actions necessary to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

(c) Insider Receivables and Insider Payables. Schedule 2.5(c) provides an accurate and complete breakdown of: (i) all amounts (including any Indebtedness) owed to any Acquired Company by any stockholder of the Company (“Insider Receivables”) as of the date of this Agreement; and (ii) all amounts owed by any Acquired Company to any stockholder of the Company (excluding payroll and ordinary course expense reimbursements owed to employees of the Company) (“Insider Payables”). There will be no outstanding Insider Receivables or Insider Payables as of the Effective Time other than those that will be paid off in connection with the Closing.

2.6 No Liabilities; Indebtedness.

(a) Absence of Liabilities. None of the Acquired Companies has any Liabilities of any nature, whether asserted or unasserted, known or unknown, accrued, absolute, contingent, matured, unmatured or otherwise (whether or not required to be reflected in financial statements prepared in accordance with GAAP, and whether due or to become due), other than: (i) Liabilities reflected in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries and other employee compensation and benefits that have been incurred by each of the Acquired Companies since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with such Acquired Company’s past practices; (iii) Liabilities under the Acquired Company Contracts that are expressly set forth in and identifiable by reference to the text of such Acquired Company Contracts; (iv) the Company Transaction Expenses; or (v) the Liabilities identified in Schedule 2.6(a).

(b) Indebtedness. Schedule 2.6(b) sets forth a complete and correct list of each item of Indebtedness as of the date of this Agreement, identifying the creditor to which such Indebtedness is owed, the title of the instrument under which such Indebtedness is owed and the amount of such Indebtedness as of the close of business on the date of this Agreement. No Indebtedness contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of any other Indebtedness by any Acquired Company, or (iii) the ability of any Acquired Company to grant any Encumbrance on any of its assets. With respect to each item of Indebtedness, none of the Acquired Companies is in default and no payments are past due. None of the Acquired Companies has received any notice of a default, alleged failure to perform or any offset or counterclaim (in each case, that has not been waived or remains pending as of the date of this Agreement) with respect to any item of

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Indebtedness. Neither the consummation of any of the transactions contemplated by this Agreement nor the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement will result in a default or breach of the terms of, or accelerate the maturity of or performance under, any conditions, covenants or other terms of any such Indebtedness. None of the Acquired Companies has guaranteed or is responsible or has any Liability for any Indebtedness of any other Person, and none of the Acquired Companies has guaranteed any other obligation of any other Person.

(c) No “Off-Balance Sheet” Arrangements. None of the Acquired Companies has ever effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended).

2.7 Absence of Changes. Except as set forth on Schedule 2.7, since December 31, 2015:

(a) there has not been any Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Companies’ material assets (whether or not covered by insurance); and

(c) none of the Acquired Companies has taken any action that would have been prohibited or otherwise restricted under Section 4.2 hereof, had such action been taken during the Pre-Closing Period.

2.8 Title to Assets. Each of the Acquired Companies owns, and has good and valid title to, all assets purported to be owned by it, including: (i) all owned assets reflected on the Unaudited Interim Balance Sheet (other than assets disposed of after the date thereof in the ordinary course of business and consistent with past practices of the Acquired Companies); and (ii) all owned assets referred to in Schedule 2.11(a) and all of the ownership rights of the Acquired Companies under the Contracts identified in Schedule 2.12. Except as set forth in Schedule 2.8, all of such assets are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances. The property and assets owned or leased by the Acquired Companies, or which they otherwise have the right to use, collectively constitute all of the properties, rights, interests and other tangible and, subject to Section 2.11, intangible assets used in or necessary to enable each Acquired Company to conduct its business in the manner in which such business is currently being conducted in all material respects. All material items of equipment, fixtures and other tangible assets owned by or leased to any of the Acquired Companies are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of each of the Acquired Companies’ respective businesses in the manner in which such businesses are currently being conducted in all material respects.

2.9 Bank Accounts. Schedule 2.9 provides the following information with respect to each account maintained by or for the benefit of any of the Acquired Companies at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type of account; and (d) the names of all Persons who are authorized to conduct transactions for such accounts.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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2.10 Real Property.

(a) Schedule 2.10 sets forth a list of the addresses of all real property (i) owned by the Company (the “Owned Real Property”), (ii) previously owned by the Company or any of its predecessors, and (iii) leased, subleased or licensed by or for which a right to use or occupy has been granted to the Company (the “Leased Property” and together with the Owned Real Property, the “Real Property”). Schedule 2.10 also identifies (i) with respect to each previously owned real property, the Acquired Company or predecessor that was the owner of such real property and (ii) with respect to each Leased Real Property, each lease, sublease, license or other Contract under which such Leased Real Property is occupied or used, including the date of and legal name of each of the parties to such lease, sublease, license or other Contract and each amendment, modification, supplement or restatement thereto (the “Real Property Leases”).

(b) The Company has good and clear, record and marketable fee simple title in and to the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances.

(c) There are no written or oral leases, subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right to use or occupancy of any of the Real Property and there is no Person (other than the Company) in possession of any of the Real Property. With respect to each Real Property Lease that is a sublease, to the Company’s Knowledge, the representations and warranties in this Section 2.10 and Section 2.12 are true and correct with respect to the underlying lease. Each Acquired Company has a valid and subsisting leasehold interest in all Leased Property.

(d) The Company has delivered to Parent accurate and complete copies of the Real Property Leases, in each case as amended or otherwise modified and in effect, together with any extension notices, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto.

(e) All buildings, plants and structures located on such Owned Real Property and owned by the Company lie wholly within the boundaries of the Owned Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

(f) No eminent domain, condemnation or zoning, building code or other moratorium Action is pending or, to the Company’s Knowledge, threatened, that would preclude or materially impair the use of any currently held Real Property. None of the Company’s current uses of the Real Property violates in any material respect any restrictive covenant or zoning ordinance that affects any of the currently held Real Property. There have been no special assessments filed, or, to the Company’s Knowledge, proposed against the Real Property or any portion thereof. None of the currently held Real Property has been damaged or destroyed by fire or other casualty.

(g) All Premises are supplied with utilities and other services necessary for the operation of such Premises as the same are currently operated or currently proposed to be operated, all of which utilities and other services are provided via public roads or via irrevocable appurtenant easements benefitting such parcel of Real Property on which such Premises is located, in each case, to the extent necessary for the conduct of the Company’s business.

2.11 Intellectual Property.

(a) Schedule 2.11(a) accurately lists and separately identifies all Company Registered Intellectual Property that is owned by the Company setting forth, for each item, the full legal

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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name of the owner of record, applicable jurisdiction, status, application or registration number, and date of application, registration or issuance, as applicable, and including the following additional information: (i) for each pending or registered trademark, trade name or service mark, the class of goods covered, (ii) for each URL or domain name, any renewal date and the name of the registry, (iii) for each registered mask work, the date of first commercial exploitation, and (iv) for each pending or registered copyright registration, the author(s) of the subject work of authorship. Schedule 2.11(a)(i) accurately lists and separately identifies each material item of Company Registered Intellectual Property that is licensed from another Person and the applicable license agreement.

(b) Except as set forth in Schedule 2.11(b), to the Company’s Knowledge: (i) each Acquired Company, and each of its licensors with respect to the licenses set forth in Schedule 2.11(a)(i), has complied with all the requirements of all United States and foreign patent offices and all other applicable Governmental Authorities to maintain the Company Patents and trademarks in full force and effect, including payment of all required fees when due to such offices or agencies; (ii) there have been no public uses, sales, offers for sale or disclosures of any invention claimed in any Company Patent prior to the earliest effective filing date of such Company Patent, in each case that would result in the claims of such Company Patent being rendered invalid; and (iii) all art, references and facts known to the Company and material to the patentability of an invention disclosed or claimed in any United States Patent within the Company Patents, and that are required to be disclosed to the United State Patent and Trademark Office, have been disclosed to the United States Patent and Trademark Office in compliance with 37 C.F.R. Section 1.56.

(c) Except as disclosed in Schedule 2.11(c), to the Company’s Knowledge, the original, first and as applicable joint inventors of the subject matter disclosed in the Patents set forth in Schedule 2.11(a) are properly named in the such Patents. To the Knowledge of the Company, the applicable statutes governing marking of products covered by the Company Patents have been and are being fully complied with; in particular, to the Knowledge of the Company, all Company Products, if marked, have been properly marked and no Company Products have been improperly marked.

(d) Except as disclosed in Schedule 2.11(d), each item of Company Intellectual Property is either: (i) owned exclusively by an Acquired Company free and clear of any Encumbrances, or (ii) rightfully used and authorized for use by the Acquired Companies and their permitted successors pursuant to a valid and enforceable written license identified on Schedule 2.11(d)(i).

(e) To the Knowledge of the Company, each of the Acquired Companies, and each of their respective licensors and licensees, are in compliance with and have not committed any uncured breach, violation or default under, or received written notice that they have breached, violated or defaulted under, any of the terms or conditions of any license identified on Schedule 2.12. To the Company’s Knowledge, there has not been any event or occurrence that would reasonably be expected to constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both). Each such license is in full force and effect, and to the Company’s Knowledge, no Person obligated to any Acquired Company pursuant to any such agreement is in default thereunder. Except as set forth on Schedule 2.11(e), the Acquired Companies will be permitted to continue to exercise all of the Acquired Companies’ rights under such licenses to the same extent the Acquired Companies would have been able to had the Merger and the other transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than the amount of fees, royalties or payments which the Acquired Companies would otherwise have been required to pay had the transactions contemplated hereby not occurred.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(f) To the Knowledge of the Company, the manufacture, use, or sale of any Company Product does not infringe or misappropriate, any other Person’s Intellectual Property. To the Knowledge of the Company, none of the Acquired Companies is making any unauthorized use of any confidential information or trade secrets of any third Person, including without limitation, any customer of any of the Acquired Companies, or any past or present employee of any of the Acquired Companies. To the Knowledge of the Company, the Acquired Companies have the right to use, without infringing the rights of any third Person, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to the development, manufacture, sale and commercialization of the Company Products and all other Acquired Company operations as presently conducted. Except as set forth on Schedule 2.11(f), no claims (i) challenging the validity, enforceability or ownership by any of the Acquired Companies or any of their respective licensors of any of the Company Intellectual Property, or (ii) alleging that the manufacture, use or sale of any Company Product by the Acquired Companies infringes or will infringe on any intellectual property or other proprietary or personal rights of any Person, have been asserted against any of the Acquired Companies or, to the Company’s Knowledge, are threatened by any Person nor, to the Company’s Knowledge, does there exist any basis for such a claim. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property that is owned or exclusively licensed to any of the Acquired Companies, nor to the Company’s Knowledge are there any such proceedings that relate to any of the Company Registered Intellectual Property that is non-exclusively licensed to any of the Acquired Companies, other than review of pending patent and trademark applications, and to the Company’s Knowledge no such proceedings are threatened or contemplated by any Governmental Authority or any other Person. To the Company’s Knowledge, all Company Registered Intellectual Property is valid and subsisting. To the Company’s Knowledge, there is no unauthorized use, infringement, or misappropriation of any Company Intellectual Property by any third Person or employee, consultant or contractor.

(g) Except as set forth on Schedule 2.11(g), each Person who is or was an employee or independent contractor of any Acquired Company and who is or was involved in the creation or development of any Company Intellectual Property has entered into a written agreement with relevant Acquired Company assigning to such Acquired Company all Intellectual Property in any Company Products resulting from any work performed by such Person and agreeing to maintain the confidentiality of all trade secrets with respect to Company Products, each of which agreements is in full force and effect.

(h) Except as set forth on Schedule 2.11(h), the Merger and other transactions contemplated by this Agreement will not materially alter, impair or otherwise affect any rights of the Company or its Subsidiaries in any Company Intellectual Property.

(i) To the Knowledge of the Company, none of the Acquired Companies has disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code to any Person who is not a current employee, consultant or contractor of an Acquired Company having a need for such access solely for the purpose of performing his or her duties to such Acquired Company for the sole benefit of the Acquired Companies and for no other purpose.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(j) Except as set forth on Schedule 2.11(j), none of the Acquired Companies has made any of its trade secrets available to any other Person except pursuant to written agreements restricting use solely for the benefit of an Acquired Company and requiring such Person to maintain the confidentiality of such information.

(k) To the Knowledge of the Company, the Company Intellectual Property does not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. To the Company’s Knowledge, none of the Company Intellectual Property contains any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.

(l) Schedule 2.11(l) sets forth a complete and accurate list of all third-party software (i) sold with, incorporated into, or distributed with or used in the development of any Company Product or (ii) used or held for use by the Company or any of its Subsidiaries for any other purpose (excluding any license for “shrink wrap” or similarly licensed software generally commercially available to the public and any generally available, non-customized, third party software licensed to the Company that does not require aggregate payments in any given year in excess of $100,000 in license, maintenance, royalty or other fees), setting forth for each such item (A) all licenses and similar agreements pursuant to which the Acquired Companies hold rights thereto and (B) the Company Product(s) to which the item relates, if any. Except for the software that is licensed to the Acquired Companies as set forth in Schedule 2.11(l) (or not required to be listed pursuant to the exclusion in the preceding sentence), an Acquired Company exclusively owns the entire right, title, and interest in and to (including all Intellectual Property rights in) all of the material software that is used or held for use in connection with the business of the Company as currently conducted (collectively, the “Company Software”). All of the Company Software has been developed by employees, contractors or consultants of the Acquired Companies who have assigned all of their Intellectual Property rights therein (including all rights under copyright law and moral rights) to an Acquired Company pursuant to valid and enforceable agreement. No Persons (other than employees, contractors or consultants of the Company described in the immediately preceding sentence) have been involved in the creation, specification, development, testing, or authorship of any Company Software.

(m) Schedule 2.11(m) sets forth a complete and accurate list of all computer software programs sold with, incorporated into, or distributed in connection with or used in the development, manufacture, use, or sale of any Company Product that is, in whole or in part, subject to the provisions of any license to Publicly Available Software, setting forth for each such item (i) all licenses and similar agreements pursuant to which any of the Acquired Companies is subject or otherwise holds rights thereto, (ii) the Company Product(s) to which the item relates, and (iii) whether such item has been modified by or on behalf of an Acquired Company. Except as set forth in Schedule 2.11(m), all Publicly Available Software used by the Acquired Companies has been used without modification. None of the Acquired Companies has incorporated into any Company Product or otherwise accessed, used or distributed any Publicly Available Software, in whole or in part, in a manner that may (x) require, or condition the use, hosting or distribution of any Company Intellectual Property on the disclosure, licensing or distribution of any source code for any portion of such Company Intellectual Property, or (y) otherwise impose any limitation, restriction or condition on the right or ability of any Acquired Company to use, host or distribute any Company Intellectual Property or Company Products or to undertake any activity, and none of the Acquired Companies has any plans or has undertaken any obligation to do any of the foregoing.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(n) Except as set forth in Schedule 2.11(n), none of the Acquired Companies’ agreements (including any agreement for the performance of professional services by or on behalf of the Acquired Companies with customers, agreements with merchants, agreements with outside consultants for the performance of professional services for or on behalf of any of the Acquired Companies or any of their respective customers, and any agreement or license with any end user or reseller of any Company Products), confers upon any Person other than an Acquired Company any ownership right, exclusive license or other exclusive right with respect to any Company Intellectual Property developed in connection with such agreement or license.

(o) Schedule 2.11(o) of the Company Disclosure Schedule sets forth all agreements pursuant to which any of the Acquired Companies has any current development or other professional services obligations, in each case directly relating to Company Intellectual Property. Except as specified in Schedule 2.11(o), none of the Acquired Companies has entered into any agreement to provide custom coding, new features or functionality or other software development with respect to any Company Product.

(p) Except as set forth in Schedule 2.11(p), none of the Acquired Companies has transferred ownership of, or granted any license with respect to, any Company Intellectual Property owned by any of the Acquired Companies to any other Person.

(q) Except as set forth in Schedule 2.11(q), no funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property, including any portion of a Company Product. None of the Acquired Companies is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel any Acquired Company to grant or offer to any third Person any license or right to such Company Intellectual Property. Schedule 2.11(q) sets forth a complete and accurate list of any and all grants and similar funding received by the Acquired Companies (including their respective predecessors), including the name of the granting authority.

(r) None of the Acquired Companies has received from any Person any threat or written notice that any of the Acquired Companies are obligated to indemnify such Person for or against any interference, infringement, misappropriation, or other conflict with respect to any of the Company Intellectual Property or any Intellectual Property of any third party.

2.12 Contracts. Schedule 2.12 accurately identifies each and all of the Material Contracts. The Company has made available to Parent accurate and complete copies of all written Material Contracts, including all amendments thereto. Each Material Contract is valid and in full force and effect, and is enforceable by the respective Acquired Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. None of the Acquired Companies is in material violation or material breach or in default under, any Material Contract, which remains uncured, and, to the Knowledge of the Company, no other Person is in material violation or material breach or in default under, any Material Contract which remains uncured. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (A) result in a material violation or material breach of any of the provisions of any Material Contract; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract; (C) give any Person the right to accelerate the maturity or performance of any Material Contract; or (D) give any Person the right to cancel, terminate or modify any Material Contract. Since January 1, 2013, none of the Acquired Companies has received any

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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notice or other communication in writing regarding any actual or possible violation or breach of, or default under, any Material Contract. None of the Acquired Companies has waived any of its respective material rights under any Material Contract.

2.13 Compliance with Legal Requirements. Each of the Acquired Companies is, and has at all times since January 1, 2013 been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or to the ownership of its assets, including all applicable Health Care Laws. No event has occurred, and, to the Knowledge of the Company, no condition or circumstance exists, that will (with or without notice or lapse of time) constitute or result in a material violation by any of the Acquired Companies of, or a failure on the part of any of the Acquired Companies to materially comply with, any Legal Requirement. Except as set forth in Schedule 2.13, since January 1, 2013, none of the Acquired Companies has received any notice or other communication from any Person regarding any alleged violation of, or failure to comply with, any Legal Requirement. Except as set forth in Schedule 2.13, none of the Acquired Companies has, since January 1, 2013, conducted any internal investigation, inquiry, or review in connection with which the Acquired Company retained outside legal counsel for the purpose of conducting or assisting with such investigation, inquiry, or review with respect to any actual, potential, or alleged violation of any Health Care Law by the Acquired Company. None of the Acquired Companies has received any citation, directive, letter, or other written communication that any Governmental Authority has at any time since January 1, 2013, challenged or questioned the legal right of the Acquired Company to market, offer, or sell its services in the present manner or style thereof.

2.14 Governmental Authorizations. Schedule 2.14 identifies each Governmental Authorization held by the Acquired Companies, and the Company has made available to Parent accurate and complete copies of all Governmental Authorizations identified in Schedule 2.14. The Governmental Authorizations identified in Schedule 2.14 are valid and in full force and effect, and, collectively, constitute all material Governmental Authorizations currently necessary to enable the respective Acquired Company to conduct its business in the manner in which its business is currently being conducted and currently planned by such Acquired Company to be conducted in accordance with all applicable Legal Requirements. Each of the Acquired Companies is, and has at all times since January 1, 2013 been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Schedule 2.14. Except as set forth in Schedule 2.14, since January 1, 2013, none of the Acquired Companies has received any notice or other communication from any Governmental Authority regarding: (i) any alleged violation of or failure to comply with any term or requirement of any Governmental Authorization; (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination, material modification or failure to renew of any material Governmental Authorization; or (iii) any failure to obtain or receive any material Governmental Authorization.

2.15 Regulatory Matters.

(a) There have been no Serious Adverse Events or Serious Injuries associated with the use (including in clinical trials) of any Product that have not been reported in accordance with a Legal Requirement. The Company has made available to Parent (i) a schedule of all payouts made by an Acquired Company or any of its Affiliates to end-users since January 1, 2013 in respect of claims relating to any Product and (ii) a schedule of all actual or threatened (in writing) claims made by end-users against an Acquired Company or any of its Affiliates relating to a Product since January 1, 2013.

(b) All studies, tests, and preclinical and clinical research being conducted by an Acquired Company, any of its Affiliates and, to the Knowledge of the Company, on behalf of an

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Acquired Company or any of its Affiliates by any of their respective Collaborative Partners, with respect to any Product, are being, and at all times have been, conducted in material compliance with all Legal Requirements, including, as applicable, good clinical practices, and the Legal Requirements of any other Governmental Authority. No clinical trial conducted by an Acquired Company or any of its Affiliates or, to the Knowledge of the Company, on behalf of an Acquired Company or any of its Affiliates, with respect to any Product has been terminated or suspended prior to completion for safety or non-compliance reasons, and no Governmental Authority, clinical investigator or institutional review board that has or had jurisdiction over or participated in any such clinical trial has initiated or, to the Knowledge of the Company, threatened in writing to initiate, any action to terminate, materially delay or suspend, any such ongoing clinical trial, or to disqualify or restrict any clinical investigator or other person or Person involved in any such clinical trial.

(c) No Acquired Company nor any of its respective equityholders, officers, directors, employees, or agents (as such term is defined in 42 C.F.R. § 1001.1001(2)) is a party to or bound by, and none of the Acquired Companies’ Affiliates nor any of their respective equityholders, officers, directors, employees or, to the Knowledge of the Company, agents is a party to or bound by, any order, corporate integrity agreement, settlement or other formal or informal agreement with any Governmental Authority concerning compliance with Legal Requirements governing any Federal Healthcare Program, and, to the Knowledge of the Company, no such agreement has been threatened. No Acquired Company or any of its Affiliates has engaged in a voluntary disclosure to any Governmental Authority concerning any alleged, potential or actual non-compliance with any Legal Requirements.

(d) No Acquired Company nor any of its respective equityholders, officers, directors or employees, or agents (as such term is defined in 42 C.F.R. § 1001.1001(2)), and none of the Acquired Companies’ Affiliates nor any of their respective equityholders, officers, directors, employees, to the Knowledge of the Company, agents: (i) has been debarred, excluded or suspended from participation in any Federal Healthcare Program; (ii) to the Knowledge of the Company, is the target or subject of any current investigation by a Governmental Authority relating to any Federal Healthcare Program-related offense; or (iii) is currently charged with or has been convicted of any criminal offense relating to the delivery of an item or service under any Federal Healthcare Program.

(e) Except as set forth on Schedule 2.15(e), there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against an Acquired Company or any of its Affiliates under any federal or state whistleblower statute, including under the False Claims Act (31 U.S.C. § 3729 et seq.).

(f) Each of the Acquired Companies and each of its Affiliates that is a “covered entity” or a “business associate” as those terms are defined under the HIPAA Requirements, is in compliance in all material respects with the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations codified at 45 C.F.R. Parts 160 and 162, the HIPAA Security and Privacy Requirements codified at 45 C.F.R. Parts 160 and 164 and the Breach Notification Rule codified at 45 C.F.R. Part 164 (the “Breach Notification Rule”) (collectively, the “HIPAA Requirements”), and all applicable state laws governing the privacy and security of health information. No Acquired Company or any of its Affiliates that is a covered entity or a business associate is aware of any current inquiry or active investigation by the Office for Civil Rights of the United States Department of Health and Human Services or any other Governmental Authority enforcing the HIPAA requirements. Each of the Acquired Companies and each of its Affiliates that is a covered entity or a business associate has, when required by the HIPAA Requirements, entered into “business associate” agreements as such term is defined under the HIPAA Requirements (“Business Associate Agreements”) and has complied in all material respects with

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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the terms of such Business Associate Agreements. Except as set forth on Schedule 2.15(f), no Acquired Company nor any of their respective Affiliates that is a covered entity or business associate has experienced a “Breach” of “Unsecured Protected Health Information,” as such terms are defined at 45 C.F.R. § 164.402, or material violation of the HIPAA Requirements.

2.16 Payment Programs. Schedule 2.16 sets forth all Payment Programs in which any Acquired Company has participated at any time since January 1, 2013 (the “Acquired Company Payment Programs”). Each Acquired Company is a participating supplier or provider, in good standing, in each of the Acquired Company Payment Programs in which it currently participates. No civil, administrative or criminal proceedings relating to any Acquired Company’s participation in any Payment Program, are pending, or, to the Knowledge of the Company, threatened or reasonably foreseeable, nor has any such proceeding concluded since January 1, 2013. Except as set forth in Schedule 2.16, no Acquired Company is subject to, nor has any Acquired Company been subject to since January 1, 2013, any pre-payment utilization review or other utilization review by any Payment Program. Except as set forth in Schedule 2.16, no Payment Program is currently requesting or has requested since January 1, 2013 or, to the Knowledge of the Company, is threatening or has since January 1, 2013 threatened, any recoupment, refund, or set-off from any Acquired Company totaling $20,000 or more individually or $200,000 in the aggregate. No Payment Program has imposed any fine, penalty or other sanction on any Acquired Company since January 1, 2013. No Acquired Company has been suspended, excluded, or otherwise been the subject of any adverse action taken by any Payment Program since January 1, 2013. Except as set forth in Schedule 2.16, none of the Acquired Companies has, since January 1, 2013, submitted to any Payment Program, any false or fraudulent claims for payment, nor has any Acquired Company violated in any material respect any condition of participation, or any other rule, regulation, policy or standard of, any Payment Program.

2.17 Privacy and Data Security.

(a) The receipt, collection, handling, processing, sharing, transfer, use, disclosure and storage of any Personal Data by any of the Acquired Companies or any Affiliate of any of the Acquired Companies (including such Personal Data collected from visitors who use the website(s) of any of the Acquired Companies or any Affiliate of any of the Acquired Companies) is, and has been since January 1, 2013, in compliance with the respective privacy policies and terms of use of each Acquired Company and each of its Affiliates (including the respective privacy policies and terms of use of each such website) and is, and has been since January 1, 2013, in compliance in all material respects with all applicable Legal Requirements. None of the transactions contemplated under this Agreement (including any transfer of Personal Data resulting from any of the transactions contemplated under this Agreement) will materially violate any applicable Legal Requirements relating to privacy or security or the website privacy policy of any of the Acquired Companies or of any Affiliate of any of the Acquired Companies as it currently exists or as it existed at any time during which any Personal Data was collected or obtained by or on behalf of any of the Acquired Companies or of any Affiliate of any of the Acquired Companies. Each Acquired Company and each of its Affiliates has consistently posted in a clear and conspicuous location on all websites and on any mobile applications owned or operated by each such Acquired Company and each such Affiliate a privacy policy that describes its practices with respect to the collection, use and disclosure of personally identifiable information and that complies in all material respects with all applicable Legal Requirements. True and complete copies of all privacy policies that have been used by any of the Acquired Companies or any Affiliate of any of the Acquired Companies since January 1, 2013 have been provided to Parent.

(b) Except as set forth on Schedule 2.17(b), no Personal Data is stored or otherwise maintained outside the United States by any of the Acquired Companies or any Affiliate of any of the Acquired Companies or by any third party on behalf of any of the Acquired Companies or any

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Affiliate of any of the Acquired Companies. To the extent that any of the Acquired Companies or any Affiliate of any of the Acquired Companies has engaged in cross-border processing of Personal Data, each such Acquired Company and each such Affiliate of the Acquired Companies is processing or controlling, as the case may be, such Personal Data, and has processed or controlled, as the case may be, at all times, in compliance in all material respects with all applicable Legal Requirements, including by registering with the relevant data protection authority in any applicable jurisdiction where each such Acquired Company and each such Affiliate of the Acquired Companies process or control Personal Data, to the extent registration is required under the applicable Legal Requirements. To the Knowledge of the Company, since January 1, 2013 no person has withdrawn his or her consent to any use or processing of his or her Personal Data or requested erasure of his or her Personal Data by any of the Acquired Companies or any Affiliate of any of the Acquired Companies, where the applicable Acquired Company or the applicable Affiliate of any of the Acquired Companies has not complied with such request.

(c) Each Acquired Company and each of its Affiliates has taken all commercially reasonable steps to limit access to Personal Data to: (i) those of their respective personnel and third-party vendors providing services to or on behalf of each such Acquired Company and each of its Affiliates who have a need to know such Personal Data in the execution of their duties to each such Acquired Company and each of its Affiliates; and (ii) such other Persons permitted to access such Personal Data in accordance and in in compliance in all material respects with all applicable Legal Requirements. The Business Associate Agreements covering Protected Health Information are the only Contracts between each Acquired Company and each of its Affiliates and their respective customers, vendors and other business partners relating to the collection, use, disclosure, transmission, destruction, maintenance, storage, or safeguarding of Personal Data and breach notification.

(d) Except as set forth on Schedule 2.17, since January 1, 2013, to the Knowledge of the Company, there have been no (1) security breaches, including unauthorized access to or unauthorized disclosure, use, or transfer, of any Personal Data, (2) security breaches of any Acquired Company IT Systems or (3) material violations of any Legal Requirements regarding Personal Data. No written notice has been provided to any of the Acquired Companies or to any Affiliate of any of the Acquired Companies by a third-party vendor or any other person of any security breach relating to Personal Data. Except as set forth on Schedule 2.17, no Person (including any Governmental Authority) has commenced any Legal Proceeding relating to the information privacy or data security practices or any of the Acquired Companies or any Affiliate of any of the Acquired Companies, or to the Knowledge of the Company, threatened any such Action or made any complaint, investigation, or inquiry relating to such practices. Since January 1, 2013, none of the Acquired Companies nor any of their Affiliates has notified, either voluntarily or as required by Legal Requirements, any affected individual, any customer, any Governmental Authority, or the media of any breach of Personal Data, and no Acquired Company nor any of its Affiliates is currently planning to conduct any such notification or investigation.

2.18 Information Systems.

(a) Each Acquired Company and each of its Affiliates controls access to its respective Acquired Company IT Systems owned or controlled by such Acquired Company or its Affiliates through the utilization of industry-standard or better security measures that are designed to prevent unauthorized access to such Acquired Company IT Systems. All of the security measures of each Acquired Company and each of its Affiliates are designed to be consistent with or exceed industry standards and are designed to (A) ensure that the Acquired Company IT Systems owned or controlled by each Acquired Company and each of its Affiliates are (i) secure from unauthorized access and (ii) free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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destruction of, software, data or other materials; (B) prevent the unauthorized access to, use and/or disclosure of confidential information (including Personal Data) of the respective customers of each Acquired Company and each of its Affiliates; (C) prevent access without express authorization (and immediately terminate such unauthorized access) to the networks and information system of the respective customers of each Acquired Company and each of its Affiliates through the respective networks of each Acquired Company and each of its Affiliates; and (D) facilitate identification by each Acquired Company and each of its Affiliates of the person making or attempting to make unauthorized access.

(b) The execution, delivery or performance or this Agreement or any of the other agreements, documents, or instruments referred to in this Agreement, or the consummation of the Merger or any of the other transactions contemplated by this Agreement, shall not adversely affect the Acquired Companies’ ownership of any Acquired Company IT Systems or the Acquired Companies’ legal right and ability to use the Acquired Company IT Systems in the operation of the Acquired Companies’ business as of and immediately following the Effective Time to the same extent as the Acquired Company IT Systems are used in the operation of the business immediately prior to the Effective Time. As of and immediately following the Effective Time, the Surviving Corporation shall have the right to use such Personal Data on identical terms and conditions as the Company enjoyed immediately prior to the Effective Time.

(c) The Acquired Companies own, lease or license all Acquired Company IT Systems that are used in, or necessary for, the business of the Acquired Companies. To the Knowledge of the Company, in the last twelve months, there have been no material failures, breakdowns, outages or unavailability of such Company Acquired IT Systems and the DR Plans were not activated other than for testing purposes. As of and immediately following the Effective Time, the Acquired Company IT Systems owned or controlled by each Acquired Company and each of its Affiliates shall be in the possession, custody or control of the Acquired Companies, along with all tools, documentation and other materials relating thereto, as existing immediately prior to the Effective Time.

2.19 Disaster Recovery. The Company has delivered to Parent a true and complete copy of all of the DR Plans. The DR Plans are consistent in all material respects with industry standards and applicable Legal Requirements. The Company has used commercially reasonable efforts to design the DR Plans to enable the ability of each Acquired Company and each of its Affiliates to resume its respective operations and performance of services promptly, and to address the continuing availability of the functionality provided by the Company Acquired IT Systems in the event of any malfunction of, or other form of disaster affecting, the Company Acquired IT Systems. Each Acquired Company and each of its Affiliates has and maintains back-up systems that are designed to ensure redundancy of all data and information that each Acquired Company and each of its Affiliates is required to maintain pursuant to any Contract or internal policy or that is otherwise material to the operation of such Acquired Company or any of its Affiliates. Since January 1, 2013, the Company has conducted a test of the DR Plans for each Acquired Company and each of its Affiliates and has corrected any material deficiencies in compliance with the DR Plans. Since January 1, 2013, none of the Acquired Companies nor any of their Affiliates has invoked its respective DR Plan.

2.20 Tax Matters. (i) All Taxes (whether or not shown on any Tax Return) for which any Acquired Company is liable have been timely and duly paid; (ii) all Tax Returns required to have been filed by or with respect to each Acquired Company have been timely and duly filed and all such Tax Returns are complete and accurate in all material respects;; (iii) except as set forth on Section 2.20 of the Disclosure Schedule, no extension of time within which to file any Tax Return is in effect; (iv) no waiver of any statute of limitations relating to Taxes for which any Acquired Company is liable is in effect, and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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no request for such a waiver is outstanding; (v) there is no Legal Proceeding pending or proposed or threatened in writing with respect to Taxes for which any Acquired Company may be liable; (vi) there are no outstanding or pending claims made by a Governmental Authority in a jurisdiction where any Acquired Company has never paid Taxes or filed Tax Returns asserting that such Acquired Company is or may be subject to Taxes assessed by such jurisdiction, and no Governmental Authority in any such jurisdiction has ever made a claim that an Acquired Company is or may be subject to material Taxes assessed by such jurisdiction; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (ii) have been paid in full or otherwise finally resolved; (viii) no Acquired Company is a party to or otherwise requested any Tax rulings closing agreements or similar determinations, rulings or agreements relating to Taxes; (ix) no Acquired Company will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other Tax benefit, in each case in any taxable period (or portion thereof) after the Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, election under Section 108(i) of the Code, the receipt of any prepaid amount, intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law), in each case prior to the Closing; (x) there are no liens for Taxes upon the assets of any Acquired Company except liens relating to current Taxes not yet due and payable; (xi) all Taxes which any Acquired Company is required by Legal Requirement to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority and each Acquired Company has complied with all information reporting requirements under applicable Legal Requirements; (xii) no Acquired Company has been a member of any Company Group and no Acquired Company presently has or has had any direct or indirect ownership interest in any Person (other than the Subsidiaries of the Company) for Tax purposes; (xiii) no Acquired Company has any Liability for Taxes of another Person under Treasury Regulation § 1.1502-6 under any agreement or arrangement, as a transferee or successor, by contract, by operation of law or otherwise (excluding Contracts not primarily related to Taxes entered into in the ordinary course of business); (xiv) no Acquired Company has participated in any “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1); (xv) any powers of attorney granted by any Acquired Company prior to the Closing relating to Taxes will terminate and be of no effect following the Closing; (xvi) during the last three (3) years, no Acquired Company has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied; (xvii) no Subsidiary is or has been a “passive foreign investment company” within the meaning of Section 1297 of the Code, and no Subsidiary has any investments in “United States Property” as defined in Code Section 956; (xviii) no Acquired Company has a permanent establishment (within the meaning of any applicable Tax treaty or convention) or otherwise has an office or fixed place of business in a country other than the country in which it is organized; (xix) all intercompany pricing for transactions between or among any of the Acquired Companies or their Affiliates is in compliance in all material respects with applicable Canadian Tax Law and Section 482 of the Code; and (xx) since the date of the Unaudited Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

2.21 Employment Matters; Benefit Plans.

(a) Employee List. The Company has made available to Parent lists of (i) all current Acquired Company employees as of the date of this Agreement that correctly reflects: (a) their dates of employment; (b) their job titles and positions; (c) their rate of pay or annual salaries; (d) their compensation payable pursuant to bonus; (ii) visa status by applicable Acquired Company employee; and (iii) disability or other leave status of the applicable Acquired Company employees and the date such Acquired Company employee is expected to return to active service. None of the Acquired Companies is, and none of the Acquired Companies has been, bound by or a party to any collective bargaining

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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agreement or other Contract with a labor organization representing any Acquired Company employees, and there are no labor organizations representing or, to the Knowledge of the Company, seeking to represent any current Acquired Company employees. No Acquired Company is engaged, and since January 1, 2013 no Acquired Company has engaged, in any unfair labor practice. There are no unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against any Acquired Company before the U.S. National Labor Relations Board or any similar body. None of the Acquired Companies, since January 1, 2013, has had any strike, material slowdown, work stoppage, lockout, material job action or, to the Knowledge of the Company, threat thereof, by or with respect to any of the Acquired Company employees. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, labor dispute or union organizing activity or any similar activity or dispute.

(b) At Will Employment. Except as disclosed in Schedule 2.21(b), the employment of each of the current Acquired Company employees is terminable by the Acquired Companies at will, subject to the requirements of any Legal Requirements. The Company has delivered to Parent accurate and complete copies of all material employee manuals and handbooks.

(c) Employee Restrictions. To the Knowledge of the Company, as of the date of this Agreement, no Acquired Company employee: (i) intends to terminate his or her employment with such Acquired Company; (ii) has received an offer to join a business that may be competitive with an Acquired Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on: (A) the performance by such employee of any of his or her duties or responsibilities as an employee of an Acquired Company; or (B) any Acquired Company’s business or operations. Each Acquired Company employee whose base salary equals or exceeds $125,000 on an annualized basis during the fiscal year ended December 31, 2015 has entered into a written agreement with the relevant Acquired Company containing provisions restricting such employee from competing with the Acquired Companies, soliciting or hiring employees of any Acquired Company or interfering with customers of any Acquired Company.

(d) Employee Plans and Agreements. Schedule 2.21(d) contains an accurate and complete list of each material Acquired Company Employee Plan, provided, however, that, no employment agreement or offer letter need be set forth on Schedule 2.21(d) if such employment agreement or offer letter (i) relates to an employee whose base salary did not equal or exceed $125,000 on an annualized basis during the fiscal year ended December 31, 2015 or (ii) does not provide any severance or notice period in excess of ninety (90) days. No Acquired Company intends or has committed to establish or enter into any new Acquired Company Employee Plan or to modify any Acquired Company Employee Plan (except to conform any such Acquired Company Employee Plan to the requirements of any applicable Legal Requirements), in each case as previously disclosed to Parent or as required by this Agreement.

(e) Delivery of Documents. As applicable with respect to each Acquired Company Employee Plan set forth on Schedule 2.21(d), the Company has delivered or made available to Parent: (i) correct and complete copies of all documents setting forth the material terms of each Acquired Company Employee Plan, including all material amendments thereto and all related trust documents (or, with respect to any unwritten Acquired Company Employee Plan, a written summary thereof); (ii) the most recent summary plan description together with the summaries of material modifications thereto, if any, with respect to each such Acquired Company Employee Plan; (iii) all material Contracts relating to each Acquired Company Employee Plan, including administrative service agreements and group

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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insurance contracts; (iv) any applicable annual reports (Form 5500 series); (v) the most recent letter of determination or opinion letter from the U.S. Internal Revenue Service relating to the tax-qualified status of the plan; (vi) all non-routine and material correspondence to or from any Governmental Authority relating to any Acquired Company Employee Plan; and (viii) all insurance policies in the possession of any Acquired Company pertaining to fiduciary liability insurance covering the fiduciaries for each Acquired Company Employee Plan.

(f) Foreign Plans. Schedule 2.21(f) contains an accurate and complete list of: (i) any material Acquired Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside of the United States; or (ii) any material Acquired Company Employee Plan that covers or has covered Acquired Company employees whose services are or have been performed primarily outside of the United States. Each Acquired Company Employee Plan that is required to be registered under the laws of a jurisdiction outside the United States has been registered and has been maintained in all material respects in good standing with the appropriate regulatory authorities.

(g) Absence of Certain Retiree Liabilities. No Acquired Company Employee Plan provides (except at no cost to any Acquired Company), or reflects or represents any Liability of any Acquired Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements.

(h) No Defaults. Each Acquired Company has performed all material obligations required to be performed by it under each Acquired Company Employee Plan and is not in material default or violation of, and no Acquired Company has Knowledge of any material default or violation by any other party to, the terms of any Acquired Company Employee Plan. Each of the Acquired Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including the applicable tax qualification requirements under the Code. All contributions to, and material payments from, any Acquired Company Employee Plan which may have been required to be made in accordance with the terms of such Acquired Company Employee Plan or applicable Legal Requirements have been made. Each Acquired Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without material liability to any of the Acquired Companies or Parent (other than accrued benefits, ordinary administration expenses, and expenses related to the termination). There are no audits (with the exception of routine compliance audits), inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened, by any Governmental Authority with respect to any Acquired Company Employee Plan.

(i) No Conflict. Except as set forth on Schedule 2.21(i), neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Acquired Company Employee Plan or trust that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of Indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits (through a grantor trust or otherwise) with respect to any Acquired Company employee; or (ii) create or otherwise result in any Liability with respect to any Acquired Company Employee Plan. Except as set forth on Schedule 2.21(i), no Acquired Company is a party to any Contract that could result, separately or in the aggregate, in the payment of an “excess parachute payment” within the meaning of Section 280G as a result of the consummation of the transactions contemplated by this Agreement. None of the Acquired Companies has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 4999 of the Code.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(j) Compliance. Each of the Acquired Companies: (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts and Orders respecting employment, hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements and Orders relating to discrimination, wages and hours, labor relations, leaves of absence, work breaks, classification of employees, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Acquired Company employees (or prospective employees or other service providers), including, but not limited to, the Workers’ Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation); (ii) has withheld and reported in all material respects all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments or compensation to any Acquired Company employee; (iii) has no material Liability for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) has no material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any Acquired Company employee (other than routine payments to be made in the normal course of business and consistent with past practice). Each Acquired Company Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable U.S. Internal Revenue Service determination or opinion letter with respect to such qualification and the Tax-exempt status of its related trust, and, to the Knowledge of the Company, no circumstances exist that would reasonably be expected to adversely affect such qualified status. No Acquired Company Employee Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(k) Title IV of ERISA. No Acquired Company, nor any ERISA Affiliate of any Acquired Company, has, within the past six (6) years, been a participating employer, contributed to, or has had any liability with respect to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code; (ii) any multiple employer plan within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code; or (iii) any other employee benefit plan, fund, program, Contract or arrangement that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

(l) Section 409A. Each Acquired Company Employee Plan that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been administered, operated and maintained in all material respects according to the requirements of Section 409A of the Code. None of the Acquired Companies has any obligation to make a “gross-up” or similar payment in respect of any Taxes that may become payable under Section 409A of the Code.

(m) Labor Relations. There is no material Legal Proceeding, claim (other than routine claims for benefits), labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Acquired Company employee, including harassment complaints.

(n) Claims Against Plans. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated claims (other than routine, benefit claims) or Legal

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Proceedings against any of the Acquired Company Employee Plans, the assets of any of the Acquired Company Employee Plans or the Acquired Companies, or the Acquired Company Employee Plan administrator or any fiduciary of the Acquired Company Employee Plans with respect to the operation of such Acquired Company Employee Plans or asserting any rights or claims to benefits under such Acquired Company Employee Plan (other than routine, benefit claims).

(o) Independent Contractors. Schedule 2.21(o) accurately sets forth, with respect to each Person who is an independent contractor providing personal services, individually or through a personal services company, including any consultant, of any of the Acquired Companies:

(i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by such Acquired Company; and

(ii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Company with respect to services performed in the fiscal year ended December 31, 2015 and an estimate of the amount of such compensation projected to be paid in the fiscal year ending December 31, 2016.

(p) No Misclassified Employees. Except as set forth on Schedule 2.21(p) and except as would not reasonably be expected to result in material liability to the Acquired Companies: (i) no current or former independent contractor of any of the Acquired Companies could be deemed to be a misclassified employee as it relates to such independent contractor’s relationship with any of the Acquired Companies; (ii) no independent contractor is eligible to participate in any Acquired Company Employee Plan that is subject to ERISA; (iii) no Acquired Company has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company to the extent required by applicable Legal Requirements and (iv) no current or former employee of any of the Acquired Companies could be deemed to be a misclassified independent contractor or to be misclassified as exempt from applicable minimum wage and overtime laws.

2.22 Environmental Matters. Each of the Acquired Companies has at all times been, and is, in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each respective Acquired Company of all material Environmental Licenses and other material Governmental Authorizations required under applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof. Since January 1, 2013, none of the Acquired Companies has received any notice, claim or other communication, whether from a Governmental Authority, citizens group, current or former Acquired Company Service Provider or otherwise, that alleges that such Acquired Company is not in compliance with any Environmental Law. Since January 1, 2013, to the Knowledge of the Company, no current or prior owner of any property leased or controlled by any of the Acquired Companies has received any notice or other communication, whether from a Governmental Authority, citizens group, current or former Acquired Company Service Provider or otherwise, that alleges that such current or prior owner or such Acquired Company is not in compliance with any Environmental Law. None of the Acquired Companies has caused or contributed to any Environmental Release and there are no circumstances which would reasonably be expected to give rise to any Environmental Release by the Acquired Companies. Except as set forth on Schedule 2.22, to the Knowledge of the Company, no Contaminants are stored or contained on or under any of the Properties whether in storage tanks, landfills, pits, ponds, lagoons or otherwise. The Company has made available to Parent accurate and complete copies of all internal and external environmental audits and studies in its possession or control, if any, relating to any Acquired Company or its operations and all correspondence on substantial environmental matters relating to any Acquired Company or its operations.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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2.23 Insurance. Schedule 2.23 sets forth a list of (i) all policies of property, general liability, directors and officers, fiduciary, employment, title, workers’ compensation, environmental, product liability, cyber liability and other forms of insurance maintained by the Acquired Companies; and (ii) all pending claims that have been noticed under such insurance policies. The Company has delivered to Parent complete and correct copies of all such policies, together with all endorsements, riders and amendments thereto. With respect to any pending claims, an insurer has not reserved, questioned, denied or otherwise disputed coverage under such noticed policies. Each such policy is in full force and effect, all premiums that are due and payable under all such policies have been paid and the Company is otherwise in compliance in all material respects with the terms of such policies. No Acquired Company has received any notice of non-renewal, cancellation or termination of any insurance policy in effect on the date hereof or since January 1, 2013. All of such policies are and all similar insurance policies maintained by the Acquired Companies since January 1, 2013 were, placed with financially sound and reputable insurers, in amounts and with coverages reasonable and customary for Persons engaged in businesses similar to that engaged in by the Acquired Companies.

2.24 Transactions with Related Parties. Except as set forth on Schedule 2.24, no Related Party: (a) has any interest in any material asset used in or otherwise relating to the business of any of the Acquired Companies; (b) is indebted to any of the Acquired Companies (other than for ordinary business expenses); (c) has any financial interest in any material Contract, transaction or business dealing with or involving any of the Acquired Companies except employment-related arrangements; (d) to the Knowledge of the Company, is competing with any of the Acquired Companies; or (e) has asserted any claim or right against any of the Acquired Companies (other than rights to receive compensation for services performed as an officer, director or employee of any Acquired Company and other than rights to reimbursement for travel and other business expenses).

2.25 Legal Proceedings; Orders. Except as set forth on Schedule 2.25, there is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Companies, or in which any of the Acquired Companies is a plaintiff, complainant or defendant with respect to any of the assets owned or used by any of the Acquired Companies or any Person whose liability for such Legal Proceeding any of the Acquired Companies has or may have retained or assumed, either contractually or by operation of law; (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement; or (iii) that relates to the ownership of any capital stock of any of the Acquired Companies, or any option or other right to the capital stock or other securities of any of the Acquired Companies, or right to receive consideration as a result of this Agreement. Since January 1, 2013, no Legal Proceeding has been commenced by or against, or to the Knowledge of the Company, threatened against, any of the Acquired Companies. There is no Order to which any of the Acquired Companies, or any of the assets owned or used by each of the Acquired Companies, is subject. To the Knowledge of the Company, no officer or other employee of any of the Acquired Companies is subject to any Order that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the respective Acquired Company’s business.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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2.26 Non-Contravention; Consents. Except as set forth in Schedule 2.26, neither: (1) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any such other agreement, document or instrument, will (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of any Charter Documents of any of the Acquired Companies; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of any of the Acquired Companies;

(b) contravene, conflict with or result in a violation of, or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to any such Acquired Company’s business or to any of the assets owned or used by any such Acquired Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iii) cancel, terminate or modify any such Material Contract; or

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for Permitted Encumbrances).

Except as set forth in Schedule 2.26, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and compliance with the applicable requirements of the HSR Act, none of the Acquired Companies is and none of the Acquired Companies will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (x) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.27 Significant Business Relationships. Schedule 2.27 sets forth an accurate and complete list of the Acquired Companies’ customers (entities which pay for or reimburse for Acquired Company Products) which account for eighty percent (80%) by dollar amount of payments received for both the year ended December 31, 2015 and the six-month period ended June 30, 2016, together with the amount of payments attributable to each such customer during such period. Since December 31, 2015, no customer listed in Schedule 2.27 has terminated its relationship with any Acquired Company or demanded a material change in the pricing or other terms of its relationship with any Acquired Company. No Acquired Company is engaged in any material dispute with any customer listed in Schedule 2.27 and, to the Knowledge of the Company, no such customer intends to terminate, limit or reduce its business relations with any Acquired Company, or adversely change the pricing or other terms of its business with any Acquired Company.

2.28 Accounts Receivable. All accounts receivable of the Acquired Companies have arisen from bona fide transactions by such parties in the ordinary course of the business. All accounts receivable reflected in the Unaudited Interim Balance Sheet are owned by the Acquired Companies and,

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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to the Knowledge of the Company, are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Unaudited Interim Balance Sheet.

2.29 Foreign Corrupt Payments; Sanctions.

(a) No Acquired Company or Affiliate in connection with the business of an Acquired Company or director or officer of an Acquired Company or Affiliate in connection with the business of an Acquired Company, or, to the Knowledge of the Company, any employee, distributor, dealer, consultant, agent or other Person acting for or on behalf of an Acquired Company or any Affiliate in connection with the business of an Acquired Company, has violated the Foreign Corrupt Practices Act (15 U.S.C. §§ 78m(b), 78dd-1, 78dd-2, 78ff) (the “FCPA”), or, to the extent applicable and since its enactment, The Bribery Act of 2010 of the United Kingdom (the “UK Bribery Act”) or any other applicable anti-corruption Legal Requirement (“Anti-Corruption Legal Requirement”), including: (i) by making use of the mails or any means or instrumentality of interstate commerce in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or offer, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office to secure official action, or to any person (whether or not a foreign official) to influence that person to act in breach of a duty of good faith, impartiality or trust (“acting improperly”) or to reward the person for acting improperly, in each case in contravention of an applicable Anti-Corruption Legal Requirement or (ii) by requesting, agreeing to receive or accepting a financial or other advantage intending that, as a consequence, anyone’s work duties will be performed improperly, or as a reward for anyone’s past improper performance, in each case in contravention of an applicable Anti-Corruption Legal Requirement. Each Acquired Company and its respective Affiliates have conducted their respective businesses in connection with the business of the Acquired Companies in compliance in all material respects with all applicable Anti-Corruption Legal Requirements.

(b) None of the Acquired Companies nor any of their respective directors, officers, employees, affiliates (and including only for purposes of subsection (i) of this Section 2.29(b) below, affiliates, agents, distributors, sales representatives or other persons acting on behalf of any of the foregoing):

(i) except as set forth on Schedule 2.29(b), is currently (A) a person designated on the list of Specially Designated Nationals and Blocked Persons maintained by U.S. Treasury Department’s Office of Foreign Assets (“OFAC”) or any other list of persons or entities with whom dealings are restricted or prohibited by the United States, the United Kingdom, the European Union or the sanctions authorities in the jurisdictions where the Acquired Companies operate, or is fifty percent (50%) or more owned or otherwise controlled by such Person (B) the government, including any political subdivision, agency, instrumentality, of any country against which the United States, the United Kingdom, the European Union or the sanctions authorities in the jurisdictions where the Acquired Companies operate maintains comprehensive economic or financial sanctions, or is fifty percent (50%) or more owned or otherwise controlled by such government or entity; (C) a person acting or purporting to act, on behalf of, or a person at least fifty percent (50%) owned or otherwise controlled by, any of the persons listed in clauses (A) and (B) above; or (D) a person with whom dealings are prohibited or restricted on account of any economic sanctions laws or regulations of the United States, the United Kingdom, the European Union, or the sanctions authorities in the jurisdictions where the Acquired Companies operate (collectively, “Prohibited Person”);

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(ii) to the Company’s Knowledge, directly or indirectly, conducts or, since January 1, 2013, has conducted any business or other dealings involving any Prohibited Person; or

(iii) to the Company’s Knowledge, since January 1, 2013, directly or indirectly, has materially violated any applicable Legal Requirements of the United States, United Kingdom, European Union, or any Governmental Authority in the jurisdictions where the Acquired Companies operate pertaining to economic sanctions or embargos, unsanctioned foreign boycotts, money-laundering including applicable regulations of the U.S. Department of Commerce, the OFAC, and the U.S. Department of State. There are no Legal Proceedings by any Governmental Authority pending or, to the Knowledge of the Company, threatened against any Acquired Company, or any officer, director or employee thereof with respect to the foregoing.

(iv) to the Company’s Knowledge, since January 1, 2013, has materially violated or is in material violation of any applicable Legal Requirements of the U.S. Department of Commerce, the OFAC, the U.S. Department of State, or any Governmental Authority in the jurisdictions where the Acquired Companies operate pertaining to the export of goods and services (collectively, “Export Controls”). There are no Legal Proceedings pending or, to the Knowledge of the Company threatened against any Acquired Company concerning Export Controls, and there are no facts or circumstances that would reasonably be expected to form the basis for any such Legal Proceedings with respect to Export Controls.

2.30 Vote Required. The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (having such number of votes as equal to the whole number of shares of Company Common Stock into which such holder’s aggregate number of shares of Company Preferred Stock are convertible) voting together as a single class, (ii) the holders of a majority of the Series B Preferred Stock and Series C Preferred Stock voting together as a single class and (iii) the holders of a majority of the Series D Preferred Stock are the only votes of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the other transactions contemplated by this Agreement (the “Required Merger Stockholder Vote”).

2.31 Brokers. Except as set forth on Schedule 2.31, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Acquired Companies.

2.32 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (as modified by the Disclosure Schedules) and in the ancillary agreements, no Acquired Company, nor any other Person makes any other express or implied representation or warranty with respect to the Acquired Companies or the transactions contemplated by this Agreement, and the Company disclaims any other representations or warranties, whether made by the Acquired Companies or any of their respective Affiliates or Representatives. Except for the representations and warranties contained in Section 2 hereof (as modified by the Disclosure Schedules), the Company hereby disclaims, for itself and each of the Acquired Companies, all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Parent or its Affiliates or their respective Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Parent by any Representative of any of the Acquired Companies or any of their respective Affiliates). The Acquired Companies make no representations or warranties to Parent regarding any projection or forecast regarding future results or activities or the probable success or profitability of any of the Acquired Companies.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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3. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub represent and warrant to the Company as follows, to and for the benefit of the Holder Indemnitees, as follows:

3.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation.

3.2 Authority; Binding Nature of Agreement. Parent and Merger Sub have the full corporate right, power and authority to enter into and perform their obligations under this Agreement and under each other agreement, document and instrument referred to in this Agreement to which Parent or Merger Sub is a party; and the execution, delivery and performance by Parent and Merger Sub of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. No vote of Parent’s stockholders is needed to approve the Merger. This Agreement and each other agreement, document or instrument referred to in this Agreement to which Parent or Merger Sub is a party (assuming due authorization, execution and delivery by each other party thereto) constitutes the legal, valid and binding obligation of Parent and Merger Sub, as the case may be, enforceable against Parent and Merger Sub in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 Non-Contravention; Consents.

(a) Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other agreements, documents or instruments referred to in this Agreement; nor (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any of such other agreements, documents or instruments, will (with or without notice or lapse of time) contravene, conflict with or result in a violation of: (A) any of the provisions of the Certificate of Incorporation or bylaws of Parent or Merger Sub; (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Merger Sub; (C) any provision of any material Contract by which Parent is bound; or (D) any Legal Requirement or Order to which Parent or Merger Sub is subject.

(b) Consents. Neither Parent nor Merger Sub will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement; or (ii) the consummation of the Merger or any of the other transactions contemplated by this Agreement, except for: (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (B) compliance with the applicable requirements of the HSR Act, and (C) any filing, notice or Consent which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Parent or Merger Sub’s ability to consummate the Merger or the other transactions contemplated hereby.

3.4 Brokers. Except as set forth on Schedule 3.4, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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3.5 Sufficiency of Funds. Parent and Merger Sub have and will have at the Closing, and when any Earnout Payments become due, sufficient immediately available funds on hand or available under existing credit facilities (without requiring the prior consent, approval or other discretionary action of any lender or other Person) to fulfill their respective obligations hereunder.

3.6 No Reliance On Other Representations and Warranties. In making its decision to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, Parent has relied solely upon the representations and warranties of the Company set forth in Section 2 (and acknowledges that such representations and warranties are the only representations and warranties made by the Company) and has not relied upon any other information provided by, for or on behalf of the Acquired Companies, or their respective Representatives, to Parent in connection with the transactions contemplated by this Agreement. Parent has entered into the transactions contemplated by this Agreement with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of any of the Acquired Companies. Parent acknowledges that no current or former stockholder, director, officer, employee, affiliate, agent, consultant, advisor or other representative of any of the Acquired Companies (or any of their respective Affiliates) has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

4. Certain Covenants of the Company.

4.1 Access and Investigation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 9 or the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives and each of the other Acquired Companies and their respective Representatives to provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Acquired Companies’ Representatives, personnel, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request. During the Pre-Closing Period, Parent may, with the Company’s prior consent in each case (such consent not to be unreasonably withheld, conditioned or delayed), make inquiries of Persons having business relationships with any of the Acquired Companies (including suppliers, licensors and customers) and the Company shall cause each Acquired Company to help facilitate, and to cooperate with Parent in connection with, such inquiries, in each case in compliance with all applicable Legal Requirements (including any applicable antitrust or competition laws or regulations). Notwithstanding the foregoing, the Acquired Companies shall not be required to provide access to or disclose information where access or disclosure would waive the attorney-client privilege of an Acquired Company, in which case the parties will work in good faith to provide access to or disclose such information in a manner that would not waive such attorney-client privilege.

4.2 Operation of the Business of the Acquired Companies. During the Pre-Closing Period, the Company shall ensure that each of the Acquired Companies shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement, and each of the Acquired Companies shall use reasonable efforts to maintain and preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Acquired Companies (other than terminations of employees for cause). Without limiting the generality of the foregoing, during the Pre-Closing Period, none of the Acquired Companies shall:

(a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other securities, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(b) sell, issue or authorize the issuance of: (i) any capital stock or other equity security; (ii) any option or right to acquire any capital stock (or cash based on the value of capital stock) or other security; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of capital stock) or other security (except that the Company shall be permitted to issue Company Common Stock upon the exercise of Company Warrants and Company Options in accordance with their respective terms as in effect on the date of this Agreement);

(c) amend or permit the adoption of any amendment to such Acquired Company’s Charter Documents or effect, or permit such Acquired Company to become a party to, any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(d) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(e) make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Companies during the Pre-Closing Period, do not exceed $200,000;

(f) (i) enter into any Contract that is or would constitute a Material Contract; or (ii) materially amend, extend or prematurely terminate, or waive any material right or remedy under, any Contract that is or would constitute a Material Contract, except in the case of each of clauses (i)-(ii), in the ordinary course of business consistent with past practices;

(g) (i) acquire, lease or license any right or other asset from any other Person for an aggregate value in excess of $200,000; (ii) sell or otherwise dispose of, or lease or license (or grant any other right with respect to), any material right or other material asset to any other Person; or (iii) waive or relinquish any material right, except in the case of each of clauses (i)-(iii), in the ordinary course of business consistent with past practices;

(h) (i) lend money to any Person (except that each of the Acquired Companies may make advances to current employees of such Acquired Company in the ordinary course of business consistent with past practices); or (ii) incur or guarantee any Indebtedness (other than Indebtedness that will be repaid in full at the Closing pursuant to a Payoff Letter);

(i) except in the ordinary course of business or as otherwise required by Legal Requirements or any Acquired Company Employee Plan; (i) enter into any collective bargaining agreement; (ii) establish, adopt, materially amend or terminate any Acquired Company Employee Plan; (iii) make any commitment to pay any bonus or profit-sharing payment, cash incentive payment or similar payment; (iii) increase, or make any commitment to increase, the amount of the wages, salary, commissions, severance, termination pay or change in control pay, fringe benefits or other employee benefits or compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to any of its officers or employees; (iv) promote or change the title of any of its officers; or (v) hire or make an offer to hire any new officer with annual compensation in excess of $100,000;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(j) change any of its methods of accounting or accounting practices in any material respect (other than as required by applicable accounting or auditing standards);

(k) make or change any material Tax election, change an annual Tax or accounting period, adopt or change any Tax or accounting method, file any amended material Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to any Acquired Company, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Acquired Company;

(l) commence or settle any Legal Proceeding;

(m) accelerate the collection of any accounts receivable or delay the payment of any accounts payable, in each case, outside the ordinary course of business consistent with past practice;

(n) except as required by GAAP, write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable;

(o) cancel any of its respective insurance policies identified in Schedule 2.23 or reduce the amount of any insurance coverage provided by such insurance policies;

(p) make any pledge of any of its assets or otherwise permit any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with such Acquired Company’s past practices and Permitted Encumbrances; and

(q) agree or commit to take any of the actions described in clauses “(a)” through “(p)” above.

Notwithstanding the foregoing, an Acquired Company may take any action described in: (i) clauses “(a)” through “(p)” above if: (A) Parent gives its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to the taking of such action by the Acquired Company; or (B) such action is required to be taken by this Agreement; or (ii) Schedule 4.2.

4.3 Notification. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate as of the Effective Time. During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) any breach of any covenant or obligation of the Company such that the condition in Section 7.2 would not be satisfied; and (ii) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 7 impossible or unlikely. No notification under this Section 4.3 shall be required with respect to matters consented to in writing by Parent pursuant to the last paragraph of Section 4.2 or the actual taking of actions contemplated by Schedule 4.2.

4.4 No Negotiation. During the Pre-Closing Period, the Company shall not, and the Company shall not authorize or permit, any of the Acquired Companies or authorize or direct any Representative of any of the Acquired Companies to: (a) solicit or encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction; (b) participate in any discussions or negotiations or enter into any agreement, understanding or arrangement with, or provide any non-public information to, any Person (other than Parent or its Representatives) relating to or in connection with a possible Acquisition Transaction; or (c) entertain or accept any proposal or offer from any Person (other than Parent) relating

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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to a possible Acquisition Transaction. The Company shall promptly (and in any event within 24 hours of receipt thereof) notify Parent orally and in writing of any inquiry, indication of interest, proposal, offer or request for non-public information relating to a possible Acquisition Transaction that is received by any Acquired Company during the Pre-Closing Period, which notice shall include: (i) the identity of the Person making or submitting such inquiry, indication of interest, proposal, offer or request, and the terms and conditions thereof; and (ii) an accurate and complete copy of all written materials provided in connection with such inquiry, indication of interest, proposal, offer or request).

4.5 Termination of 401(k) Plan. The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the AssureRx Health Retirement Plan (the “401(k) Plan”) unless Parent, in its sole and absolute discretion, agrees to sponsor and maintain the 401(k) Plan by providing the Company with written notice of such election (an “Election Notice”) at least five (5) Business Days prior to the Closing Date. Unless Parent provides an Election Notice to the Company, the Company shall deliver to Parent, prior to the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be reasonably satisfactory to Parent), effective no later than the date immediately preceding the Closing Date. In connection with the termination of the 401(k) Plan, Parent shall permit each Acquired Company employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Acquired Company employee from the 401(k) Plan to an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Affiliates (the “Parent 401(k) Plan”). In the event that the distributions of assets from the trust of a 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges, or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon any Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges or fees and provide such estimate in writing to Parent prior to the Effective Time.

4.6 Tail Insurance. Prior to the Effective Time, the Company shall, at its own expense, purchase through its insurance brokerage (the “Incumbent Brokerage”) an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Acquired Companies’ directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company. Parent shall cause the D&O Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. Following the Effective Time, Parent shall not take any steps, including the appointment of a different broker, that would prevent the Incumbent Brokerage from representing the Company’s existing directors’ and officers’ for the purposes of the D&O Tail Policy and any claims related thereto throughout the term of the D&O Tail Policy.

4.7 Director and Officer Liability. Parent and Merger Sub agree that all rights to exculpation, expense advancement and indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the individuals who on or prior to the Effective Time were the current and former directors and officers of any Acquired Company or any of their respective Affiliates or any of their predecessors in all of their capacities (including as a stockholder, controlling or otherwise) or who were serving at the request of any Acquired Company as an officer or director of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise, including, in each case, the heirs, executors, trustees, fiduciaries and administrators of any

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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such officer or director (each, an “Indemnified D&O”), as provided in any Acquired Company’s Charter Documents or in any agreement made available to Parent, shall survive the Merger and shall continue in full force and effect in accordance with their terms. In addition, for a period of six (6) years following the Effective Time, Parent shall not, and shall cause the Surviving Corporation and its Subsidiaries not to, amend, repeal or otherwise modified in any manner that is less favorable to any Indemnified D&O in any material respect the Charter Documents of the Surviving Corporation and its Subsidiaries in effect immediately following the Effective Time.

5. Certain Covenants of the Parties.

5.1 Filings and Consents.

(a) Each party shall file promptly, but in any event within five (5) Business Days after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file any notifications required under any applicable antitrust or competition laws or regulations in connection with the Merger.

(b) The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any state attorney general, antitrust authority or other Governmental Authority in connection with antitrust or related matters. Subject to the confidentiality provisions of this Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) this Section 5.1. Except where prohibited by applicable Legal Requirements or any Governmental Authority, and subject to the confidentiality provisions of this Agreement, the Company and Parent shall: (i) cooperate with the other party with respect to any filings made by the other party in connection with the Merger; (ii) permit the other party to review (and consider in good faith the views of the other party in connection with) any documents before submitting such documents to any Governmental Authority in connection with the Merger; and (iii) promptly provide the other party with copies of all filings, notices and other documents (and a summary of any oral presentations) made or submitted by any Acquired Company with or to any Governmental Authority in connection with the Merger.

(c) If any objections are asserted with respect to the Merger or the other transactions contemplated by this Agreement under any antitrust law or if any action, suit or other proceeding is instituted or threatened by any Governmental Authority or any private party challenging the Merger or any other transactions contemplated by this Agreement as violative of any antitrust law or other Legal Requirements, Parent and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts promptly to resolve such objections; provided that nothing in this Agreement shall require any party or any of its Affiliates to (and, without the prior written consent of Parent, no Acquired Company shall) (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the Merger or the other transactions contemplated by this Agreement, (ii) divest or agree to divest (or cause any of its Subsidiaries or Affiliates or any Acquired Company to divest or agree to divest) any of its respective businesses, product lines or assets, or to agree (or cause any of its Subsidiaries or Affiliates or any Acquired Company to agree) to any limitation or restriction on any of its respective businesses, product lines or assets or (iii) contest any Legal Proceeding relating to the Merger or any of the other transactions contemplated by this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(d) Subject to the remainder of this Section 5.1, Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement as promptly as practicable. Without limiting the generality of the foregoing, as soon as practicable after the date of this Agreement, but subject to the remainder of this Section 5.1, each party to this Agreement: (x) shall make all filings (if any) and give all notices (if any) required to be made and given to any party to any Contract in connection with the Merger and the other transactions contemplated by this Agreement; and (y) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Contract by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; provided, however, that no party to this Agreement or any of its Affiliates shall be required to compensate any Person or offer or grant any accommodation (financial or otherwise) to any Person in connection therewith; provided, further, that neither the Company, nor any of its Affiliates, shall, without Parent’s prior written consent, grant any waiver, make any concession or otherwise amend or alter in any material respect any terms of any Contract in order to obtain any Consent. The Company shall promptly upon its receipt make available to Parent copies of any and all substantive correspondence between the Company or any of its Affiliates and the party to any such Contract (or its agents) relating to any such Consent of the transactions contemplated hereby.

5.2 Stockholder Consent.

(a) Information Statement. As promptly as practicable (and in any event within five (5) Business Days) after the execution of this Agreement, the Company shall, in accordance with its Charter Documents and applicable Legal Requirements, provide to its stockholders an Information Statement and other appropriate documents in connection with the obtaining of: (i) written consents of the stockholders of the Company in favor of the adoption and approval of this Agreement and approval of the other transactions contemplated by this Agreement; and (ii) waivers by the stockholders of the Company of their appraisal rights in connection with the Merger. The Company shall use commercially reasonable efforts to obtain such written consents and waivers from holders of all of the outstanding shares of Company Capital Stock. The Information Statement shall: (A) include the unanimous recommendation of the board of directors of the Company in favor of the adoption and approval of this Agreement and the approval of the other transactions contemplated by this Agreement; (B) notify the stockholders of the receipt by the Company of the Required Merger Stockholder Vote and their appraisal rights pursuant to Section 262 of the DGCL; and (C) comply with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement, the Information Statement and any other materials submitted to the Company’s stockholders in connection with the transactions contemplated by this Agreement shall be subject to prior review and reasonable approval by Parent and its advisors.

(b) Parachute Payments. Prior to the Closing Date, the Company shall submit to the stockholders of the Company (in a manner reasonably satisfactory to Parent), for approval by stockholders of the Company in accordance with the terms of Section 280G(b)(5)(B) of the Code, a written consent in favor of a single proposal to render the parachute payment provisions of Section 280G inapplicable to any and all payments or benefits that could reasonably be deemed to result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would, in the absence of such stockholder approval, constitute an “excess parachute payment” within the meaning of Section 280G of the Code (together, the “Section 280G Payments”). The Company agrees that (i) prior to soliciting such stockholder approval, the Company shall deliver to Parent waivers duly executed by each Person who could reasonably be deemed to be entitled to receive any Section 280G Payment, in form and substance reasonably satisfactory to Parent, of such Person’s rights to some or all of the Section 280G Payments; and (ii) for each such Person. in the absence of such stockholder approval, no Section 280G

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Payments shall be made. The form and substance of all stockholder approval documents contemplated by this Section 5.2(b), including the waivers, shall be subject to the prior review and reasonable approval of Parent, which approval shall not be unreasonable delayed or withheld.

5.3 Commercially Reasonable Efforts. Prior to the Closing: (a) the Company shall use commercially reasonable efforts to cause the conditions set forth in Section 7 to be satisfied on a timely basis; and (b) Parent and Merger Sub shall use commercially reasonable efforts to cause the conditions set forth in Section 7.9 to be satisfied on a timely basis.

5.4 Employee Matters.

(a) For a period of one year following the Closing Date, Parent shall, or shall cause its Subsidiaries (including the Surviving Corporation) to, maintain for employees who continue in the employ of Parent or any of its Subsidiaries (including the Surviving Corporation) following the Closing Date (the “Continuing Employees”) (i) base salary or wage rate no less favorable than those provided to the Continuing Employees immediately prior to the Closing, (ii) annual cash incentive compensation that is no less favorable than the cash incentive opportunities provided to similarly situated employees of Parent and its Affiliates (excluding the Continuing Employees), and (ii) (A) through December 31, 2016, welfare benefits that are no less favorable than the compensation and benefits provided to the Continuing Employees immediately prior to the Closing, and (B) after December 31, 2016, welfare benefits that are substantially comparable to the other compensation and benefits provided to similarly situated employees of Parent and its Affiliates (excluding the Continuing Employees), but excluding equity compensation. This Section 5.4 shall not limit the obligation of Parent or any of its Subsidiaries (including the Surviving Corporation) to maintain any compensation arrangement or benefit plan that, pursuant to an existing contract or applicable law, must be maintained for a period longer than one year. No provision of this Agreement shall be construed as a guarantee of continued employment of any Continuing Employee and this Agreement shall not be construed so as to prohibit Parent or any of its Subsidiaries from having the right to terminate the employment of any Continuing Employee, provided that any such termination is effected in accordance with applicable law.

(b) From and after the Closing, Parent shall give each Continuing Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility and early retirement subsidies, vesting and benefit accrual) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Parent or any of its Subsidiaries for such Continuing Employee’s service with the Company or any of its Subsidiaries, and with any predecessor employer, to the same extent recognized by the Company or any of its Subsidiaries as of immediately prior to the Closing, except to the extent such credit would result in the duplication of benefits for the same period of service. Notwithstanding the foregoing, to the extent permitted under applicable law, Parent shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan of Parent that is a defined benefit pension plan.

(c) Parent shall use commercially reasonable efforts to (i) waive for each Continuing Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the welfare plans of Parent or any of its Subsidiaries applicable to such Continuing Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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such Continuing Employee under the terms of the welfare plans of the Company and its Subsidiaries, and (ii) give full credit under the welfare plans of Parent and its Subsidiaries applicable to each Continuing Employee and his or her dependents for all co-payments and deductibles satisfied prior to the Closing in the same plan year as the Closing, and for any lifetime maximums, as if there had been a single continuous employer.

(d) Nothing in this Section 5.4 shall (i) be construed as an amendment or other modification of any Acquired Company Employee Plan, (ii) give any third party any right to enforce the provisions of this Agreement or (iii) limit the right of Parent, the Acquired Companies or any of their respective Subsidiaries to amend, terminate or otherwise modify any Acquired Company Employee Plan.

(e) Parent shall cause the Surviving Corporation to pay the Closing Date Transaction Bonuses and Post-Closing Date Transaction Bonuses in accordance with the terms of the Equity Transition Plan.

5.5 Provision Respecting Legal Representation; Attorney-Client Privilege.

(a) Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Latham & Watkins LLP and Thompson Hine LLP may serve as counsel to each and any Effective Time Holder and such Effective Time Holder’s respective Affiliates (individually and collectively, the “Holder Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Existing Representation”), and that, following consummation of the transactions contemplated hereby, Latham & Watkins LLP (or any successor) and/or Thompson Hine LLP (or any successor) may serve as counsel to the Holder Group or any director, member, partner, officer, employee or Affiliate of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement (any such representation, a “Post-Closing Representation”) notwithstanding the Existing Representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from the Existing Representation.

(b) From and after the Closing, Parent waives and hereby agrees not to control or assert, and agrees to cause its Affiliates (including the Surviving Corporation) to waive and to not control or assert, any attorney-client privilege, attorney work-product protection or other similar privilege or protection applicable to, or any expectation of client confidence with respect to, (i) any communication between any legal counsel (including Latham & Watkins LLP and/or Thompson Hine LLP), on the one hand, and the Holder Group, on the other hand, regarding the negotiation, execution, and delivery of this Agreement or the transactions contemplated hereby in any Post-Closing Representation (other than any Third-Party Claim), or (ii) any other advice given to the Holder Group by Latham & Watkins LLP and/or Thompson Hine LLP, occurring during the Existing Representation in connection with any Post-Closing Representation, including in connection with a dispute between the Holder Group and one or more of Parent and its Affiliates (the items listed in clauses (i) and (ii) collectively, the “Specified Privileges”), it being the intention of the parties hereto that, notwithstanding anything to the contrary in Section 1.1 or Section 1.2 hereof or Section 259 of the DGCL, the right to waive, assert and otherwise control such Specified Privileges in any Post-Closing Representation (other than any Third Party Claim) shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, the Holder Group, and shall not pass to or be claimed or used by Parent, except as provided in the last sentence of this Section 5.5(b). Furthermore, Parent (on behalf of itself and its

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Affiliates) acknowledges and agrees that any advice given to or communication with the Holder Group shall not be subject to any joint privilege (whether or not the Company also received such advice or communication) and shall be owned solely by the Holder Group. Notwithstanding the foregoing, in the event that a dispute arises between Parent or the Company, on the one hand, and a third party other than the Holder Group, on the other hand, the Company shall (and shall cause its Affiliates to) assert the Specified Privileges on behalf of the Holder Group to prevent disclosure of Privileged Materials to such third party; provided, however, that such privilege may be waived only with the prior written consent of the Securityholders’ Agent.

(c) All such Specified Privileges, and all books and records and other documents of the Company containing any advice or communication that is subject to any Specified Privileges (“Privileged Materials”), shall be excluded from the Merger, and shall be distributed to the Securityholders’ Agent (on behalf of the Holder Group) immediately prior to the Closing with (in the case of such books and records) no copies retained by the Company. Absent the prior written consent of the Securityholders’ Agent, neither Parent nor (following the Closing) the Company shall have a right of access to Privileged Materials.

(d) Parent hereby acknowledges that it has had the opportunity (including on behalf of its Affiliates) to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Section 5.5, including the opportunity to consult with counsel other than Latham & Watkins LLP and Thompson Hine LLP. This Section 5.5 shall be irrevocable, and no term of this Section 5.5 may be amended, waived or modified, without the prior written consent of the Securityholders’ Agent and each of Latham & Watkins LLP and Thompson Hine LLP.

6. Tax Matters.

6.1 Liability for Taxes.

(a) Indemnification. From and after the Effective Time, each Effective Time Holder shall, severally and not jointly, hold harmless and indemnify each of the Parent Indemnitees from and against such Effective Time Holder’s Pro Rata Share of any Damages that are directly or indirectly suffered or incurred at any time by any of the Parent Indemnitees or to which any of the Parent Indemnitees may otherwise directly or indirectly become subject at any time (regardless of whether or not such Damages relate to any Third Party Claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with, without duplication, (1) any breach of, or inaccuracy in, any of the representations or warranties of the Company in Section 2.20, (2) Taxes imposed on any Acquired Company, or for which any Acquired Company may otherwise be liable (including as a transferee or successor, by contract, agreement, by operation of law or otherwise, but excluding Contracts not primarily related to Taxes entered into in the ordinary course of business), for any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (3) any Transfer Taxes for which the Effective Time Holders are liable pursuant to Section 6.7, and (4) any withholding Tax imposed in connection with the transactions contemplated by this Agreement and any payment thereof, including, for the avoidance of doubt, the employer portion of any payroll and employee withholding Taxes, employment, unemployment insurance, social security, workers’ compensation, and other obligations of a similar nature, imposed in connection with any payment made pursuant to this Agreement; provided, however, in each case, that no Effective Time Holder shall be liable for any Tax Liability to the extent such Tax Liability is taken into account in computing Closing Net Indebtedness Amount or the Net Working Capital Amount.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(b) Straddle Period. For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes of any Acquired Company for a Straddle Period, (1) the amount of any Taxes imposed on or calculated by reference to income, gain, receipts, capital, sales, use or payment of wages of an Acquired Company for the period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Acquired Company holds a beneficial interest shall be deemed to terminate at such time); provided, however, that exemptions, allowances, and deductions calculated on an annual basis, such as depreciation deductions, shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle period commencing after the Closing Date as described immediately hereafter in clause (2), and (2) the amount of all other Taxes of the Acquired Company for the portion of any Straddle Period through the and including the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Controlled Foreign Corporation. For purposes of Section 6.1(a), whenever it is necessary to determine the liability for Taxes of the Company under Section 951 of the Code with respect to any Subsidiary that is of a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) attributable to the taxable year or period of such CFC that begins on or before and ends after the Closing Date, the determination of liability for any such Taxes shall be made by assuming that the taxable year or period of the CFC consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the controlled foreign corporation were closed at the close of the Closing Date.

6.2 Tax Returns.

(a) Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for any Acquired Company that relate to any Tax period ending on or before the Closing Date which are due after the Closing Date (a “Pre-Closing Tax Return”) or Straddle Period. All such Tax Returns shall be prepared in a manner consistent with past practice of the applicable Acquired Company, to the extent permitted by applicable Legal Requirements. At least thirty (30) days prior to the due date (including any extensions) of any such Pre-Closing Tax Return or Straddle Period Tax Return, Parent shall cause a draft copy of such Tax Return to be delivered to the Securityholders’ Agent for the Securityholders’ Agent’s review and comment. Parent shall consider in good faith any and all reasonable comments provided by the Securityholders’ Agent with respect to any such Tax Returns to the extent such comments are consistent with past practices of the applicable Acquired Company; provided that such reasonable comments are delivered in writing by the Securityholders’ Agent to Parent within fifteen (15) days of delivery of the draft Tax Returns by Parent to Securityholders’ Agent (the “Tax Comments”). If the Securityholders’ Agent does not provide Tax Comments within such period, the amount of Taxes shown to be due and payable on such Tax Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 6.2(a). If Tax Comments are timely provided by the Securityholders’ Agent in accordance with the foregoing provisions, then Parent shall consider in good faith such Tax Comments and the parties shall act in good faith to resolve any dispute prior to the due date of any such Pre-Closing Tax Return or Straddle Period Tax Return. If Parent and the Securityholders’ Agent cannot resolve any such disputed Tax Comment, the disputed items shall be referred to a senior Tax partner at the Accounting Firm (the “Tax Arbitrator”) for prompt resolution (in

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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accordance with the provisions of this Section 6.2(a)), whose determination shall be final and conclusive for purposes of this Section 6.2(a). The Tax Arbitrator shall be instructed to use every reasonable effort to complete its services as soon as practicable after such submission. If the Tax Arbitrator is unable to resolve the dispute prior to the due date (including any extensions) of such Tax Returns, Parent shall cause the Tax Comments with respect to which there is no dispute among the parties to be reflected on such Tax Returns, and the parties agree to amend any such Tax Returns to the extent necessary based on the final determination of the Tax Arbitrator with respect to the disputed items. The fees and expenses of the Tax Arbitrator in connection with its work pursuant to this Section 6.2(a) shall be apportioned between the Parent and the Securityholders’ Agent (on behalf of the Effective Time Holders) based upon the relative success of each such party’s claims as reflected in the determinations made by the Tax Arbitrator. Any and all third-party costs, fees or expenses incurred by Parent, its Affiliates or any Acquired Company in connection with any Pre-Closing Tax Return and fifty percent (50%) of any such fees and expenses in current in connection with any Straddle Period Tax Return, in each case prepared or filed in connection with this Section 6.2(a), shall be considered Damages for which the Parent Indemnitees shall be indemnified and held harmless.

6.3 Tax Proceedings.

(a) Parent shall notify Securityholders’ Agent in writing upon receipt by Parent, any of its Affiliates or, after the Closing Date, the Acquired Companies of notice of any pending federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or to any Straddle Period (the “Tax Proceeding Notice”). The failure to promptly give such Tax Proceeding Notice shall not, however, relieve any Effective Time Holder of its indemnification obligations, except and only to the extent that such Effective Time Holder is actually prejudiced thereby.

(b) The Securityholders’ Agent shall have the right to participate in or, upon providing written notice to the Parent within fifteen (15) days of receipt of such Tax Proceeding Notice, to assume the defense of any audit, investigation or similar proceeding or claim (a “Tax Proceeding”) relating solely to taxable period ending on or before the Closing Date at the Securityholders’ Agent’s expense (on behalf of the Effective Time Holders) and by the Securityholders’ Agent’s own counsel; provided that (i) Securityholders’ Agent shall be obligated to keep Parent reasonably informed of all material developments and events relating to such Tax Proceeding (including promptly forwarding copies to the Parent of any related correspondence, and providing the Parent with an opportunity to review and comment on any material correspondence before the Securityholders’ Agent’s sends such correspondence to any Tax Authority), (ii) Parent shall have the right, at Parent’s expense, to participate in any Tax Proceedings with counsel selected by it, and (iii) Securityholders’ Agent’s shall not settle, resolve, or abandon such Tax Proceeding without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) If the Securityholders’ Agent is not entitled to control a Tax Proceeding under Section 6.3(b), fails to give timely and duly written notification to the Parent of its election to defend such Tax Proceeding as provided in this Agreement, fails to diligently defend such Tax Proceeding, or otherwise comply with its obligations in controlling such Tax Proceeding pursuant this Section 6.3, Parent may, without prejudice to its right to indemnification hereunder, assume control of such Tax Proceedings and seek indemnification for any and all Damages based upon, arising from or relating to such Tax Proceedings; provided that (i) Parent shall be obligated to keep Securityholders’ Agent reasonably informed of all material developments and events relating to such Tax Proceeding (including promptly forwarding copies to the Securityholders’ Agent of any related correspondence), (ii) Securityholders’ Agent (on behalf of the Effective Time Holders) shall have the right to participate, at its sole expense, in any Tax Proceedings with counsel selected by it, and (iii) Parent shall not and shall not allow any Affiliate thereof to settle, resolve, or abandon such Tax Proceeding without the prior written consent of the Securityholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(d) Parent shall have the sole right to represent each Acquired Company’s interests in any Tax Proceedings with respect to any Straddle Period, provided that (i) Parent shall be obligated to keep Securityholders’ Agent reasonably informed of all material developments and events relating to such Tax Proceeding (including promptly forwarding copies to the Securityholders’ Agent of any related correspondence), and (ii) Parent shall not and shall not allow any Affiliate thereof to settle, resolve, or abandon such Tax Proceeding without the prior written consent of the Securityholders’ Agent’s (which consent shall not be unreasonably withheld, conditioned or delayed).

6.4 Assistance and Cooperation. After the Closing Date, each of Securityholders’ Agent and Parent shall (and shall cause their respective Affiliates to):

(a) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to sales, transfer and similar Taxes;

(b) assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing;

(c) cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of any Acquired Company;

(d) make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Acquired Companies, including any ownership information necessary to determine the presence or absence of an “ownership change” within the meaning of Section 382 of the Code;

(e) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period; provided, that Parent shall only be obligated to furnish copies of such correspondence to Securityholders’ Agent to the extent such audit or information request relates to Taxes for which the Effective Time Holders may be liable under the terms of this Agreement; and

(f) furnish all books and records with respect to Taxes for a period of at least seven (7) years following the Closing Date.

6.5 Termination of Tax Sharing Arrangements. Any Tax Sharing Arrangement entered into by any Acquired Company, other than this Agreement, shall be terminated as to each Acquired Company on or prior to the Closing, and after the Closing no Acquired Company shall have any Liability thereunder.

6.6 Survival, Etc.

Notwithstanding anything to the contrary in this Agreement (including Section 10), the obligations of the parties set forth in this Section 6 shall survive the Effective Time until the date that is sixty (60) days after the expiration of all applicable statutes of limitations (including any extensions thereof); provided, however, that if, at any time on or prior to the expiration date referred to in this sentence, any Parent Indemnitee delivers to the Securityholders’ Agent a written notice asserting a claim for recovery under

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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this Section 6 based on such alleged breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved. No claim made pursuant to this Section 6 shall be subject to the limitations in Section 10.3 (except for Sections 10.3(f) and 10.3(g)). The obligations of the parties set forth in this Section 6 shall not be subject to any limitation under Section 10.3 (except for Sections 10.3(f) and 10.3(g)).

6.7 Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) will be borne by 50% by Parent and 50% by the Securityholders. Parent and the Securityholders’ Agent further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed in connection with the transactions contemplated hereby.

6.8 Tax Refunds. The Effective Time Holders shall be entitled to the amount of any refund (or credit of Taxes claimed in lieu of any refund at the election of Parent or any affiliate thereof after the Closing Date) of any Acquired Company with respect to any Pre-Closing Tax Period (to the extent such Taxes were paid by any Acquired Company prior to the Closing or by the Effective Time Holders pursuant to a claim for indemnification after the Closing) which refund is actually received (or credit is actually recognized) by Parent or its Subsidiaries (including any Acquired Company) after the Closing, net of any cost to Parent and its Affiliates attributable to the obtaining and receipt of such refund or credit, except to the extent such refund or credit arises as the result of a carryback of a loss or other tax benefit from a Tax period (or portion thereof) beginning after the Closing Date. Parent shall pay, or cause to be paid, to the Paying Agent for distribution to the Effective Time Holders any amount to which the Effective Time Holders are entitled pursuant to the prior sentence within five (5) Business Days of the receipt of the applicable refund or claim of such credit by Parent or its Subsidiaries. To the extent requested by the Securityholders’ Agent, Parent will reasonably cooperate, at the expense of the Effective Time Holders, with reasonable written requests by the Securityholders’ Agent in obtaining such refund or credit, including through the filing of amended Tax Returns for periods ending before or on the Closing Date or refund claims. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Tax Authority, the Effective Time Holders agree promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Tax Authority, to Parent.

6.9 Certain Actions. Except with the express written consent of the Securityholders’ Agent, which consent shall not be unreasonably delayed, conditioned or withheld, Parent shall not (i) make any election for any Subsidiary of the Company under Section 338(g) of the Code or (ii) except in connection with any Tax Proceeding or as otherwise governed by the procedures governing filings of Tax Returns pursuant to Section 6.2, (a) amend any Tax Return of any Acquired Company for any period ending on or before the Closing Date, (b) change any annual Tax accounting period or any period ending on or before the Closing Date, (c) surrender any right to claim a Tax refund for any period ending on or before the Closing Date, or (d) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment (other than in connection with ordinary course extenuations for filing Tax Returns), in each case to the extent such action could reasonably be expected to result in any increased Tax liability for which the Securityholders would be required to provide indemnification pursuant to Section 6.6 or Section 10 hereof.

6.10 Coordination. If there shall be any conflicts between the provisions of this Section 6 and Section 10, the provisions of this Section 6 shall control with respect to Taxes.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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6.11 Tax Treatment of Certain Payments.

(a) The parties hereto acknowledge and agree that, any disbursements from the Escrow to the Effective Time Holders and any Earnout Payments made shall be treated as payments pursuant to an “installment sale” within the meaning of Code Section 453(b) to the greatest extent permitted by applicable Legal Requirements.

(b) The parties hereto acknowledge and agree that any payments made to any party pursuant to Section 1.10(c) and any indemnification payments made in respect of any Damages shall constitute an adjustment of the Purchase Price for Tax purposes and shall be treated as such by the parties hereto on their Tax Returns to the greatest extent permitted by applicable Legal Requirements, subject to the provisions of Section 6.11(c).

(c) For the avoidance of doubt, the parties shall use commercially reasonable efforts to sustain the tax treatment described in this Section 6.11 in any subsequent Tax audit or other administrative Tax Proceeding; provided, however, that no party shall be required to litigate before any court any proposed deficiency or adjustment by any Tax Authority challenging such Tax treatment.

7. Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to cause the transactions contemplated by this Agreement to be consummated are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. (a) Each of the representations and warranties made by the Company set forth in Sections 2.1 (Organizational Matters), 2.4 (Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes), 2.30 (Vote Required) and 2.31 (Brokers) of this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date; (b) each of the representations and warranties made by the Company set forth in Sections 2.3 (Capital Structure) of this Agreement shall be accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date), and (c) each of the representations and warranties made by the Company in this Agreement (other than those set forth in Sections 2.1 (Organizational Matters), 2.3 (Capital Structure), 2.4 (Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes), 2.30 (Vote Required) and 2.31 (Brokers)) shall be accurate as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representations and warranties which by their terms are made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date, and except where the failure of representations and warranties referenced in this clause (c) to be true and correct would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect); provided, however, that, in the case of clauses (b) and (c), for purposes of determining the accuracy of such representations and warranties, all materiality, Material Adverse Effect and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

7.2 Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Other Deliveries. Parent shall have received the items to be delivered pursuant to Section 1.3(b).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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7.4 Antitrust Clearance. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

7.5 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Merger Stockholder Vote. The number of shares of Company Capital Stock that constitute (or that are eligible to become as a result of such holder’s delivery of a written demand for appraisal in accordance with Section 262 of the DGCL) Dissenting Shares shall be less than five percent (5%) of the Company Capital Stock outstanding immediately prior to the Closing.

7.6 Officer’s Certificate. Parent shall have received a certificate duly executed on behalf of the Company by the chief executive officer of the Company and containing the representation and warranty of the Company that the conditions set forth in Sections 7.1, 7.2 and 7.5 have been duly satisfied (the “Company Closing Certificate”).

7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger by any Governmental Authority that makes consummation of the Merger illegal or otherwise prevents or impedes the consummation of the Merger.

7.8 No Legal Proceedings. (a) No Governmental Authority shall have commenced or threatened to commence any Legal Proceeding: (i) challenging the Merger or any of the other transactions contemplated by this Agreement or seeking the recovery of a material amount of Damages in connection with the Merger or any of the other transactions contemplated by this Agreement; (ii) seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of Merger Sub or any of the Acquired Companies; (iii) that may have the effect of preventing or making illegal the Merger; or (iv) seeking to compel any of the Acquired Companies, Parent or any Affiliate of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other transactions contemplated by this Agreement, and (b) with the exception of any Dissenting Shares, no other Person shall have commenced or threatened to commence any Legal Proceeding seeking the recovery of a material amount of Damages in connection with the Merger or any of the other transactions contemplated by this Agreement.

8. Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver), at or prior to the Closing, of the following conditions:

8.1 Accuracy of Representations. (a) Each of the representations and warranties made by Parent set forth in Sections 3.1 (Organization and Standing), 3.2 (Authority; Binding Nature of Agreement) and 3.4 (Brokers) of this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date; and (b) each of the representations and warranties made by Parent in this Agreement (other than those set forth in Sections 3.1 (Organization and Standing), 3.2 (Authority; Binding Nature of Agreement) and 3.4 (Brokers)) shall be accurate as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, other than representations and warranties which by their terms are made as of a specific date, which shall have been accurate in all material respects as of such date, except where the failure of representations and warranties referenced in this clause (b) to be true and correct would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this agreement; provided, however, that, in

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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the case of each of the foregoing clauses (a) and (b), for purposes of determining the accuracy of such representations and warranties, all materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded.

8.2 Performance of Covenants. The covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Other Deliveries. The Company shall have received the items to be delivered pursuant to Section 1.3(c).

8.4 Antitrust Clearance. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

8.5 Stockholder Approval. This Agreement shall have been duly adopted and approved by the Required Merger Stockholder Vote.

8.6 Officer’s Certificate. The Company shall have received a certificate duly executed on behalf of Parent by an officer of Parent and containing the representation and warranty of Parent that the conditions set forth in Sections 8.1 and 8.2 have been satisfied (the “Parent Closing Certificate”).

8.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing or otherwise impeding the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Merger by any Governmental Authority that makes consummation of the Merger illegal.

9. Termination.

9.1 Termination Events. This Agreement may be terminated prior to the Closing (whether before or after the adoption and approval of this Agreement by the Company’s stockholders):

(a) by the mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if the Closing has not taken place on or before 5:00 p.m. (Eastern time) on the date that is two (2) months following the date of this Agreement (the “End Date”); provided, however, that neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the Merger by the End Date results from, or is caused by, a material breach by such party of any of its representations, warranties, covenants or agreements contained herein;

(c) by Parent or the Company if: (i) a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or (ii) there shall be any applicable Legal Requirement enacted, promulgated, issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal; provided, however, that both Parent and the Company shall work together in good faith and use commercially reasonable efforts to oppose such actions as specified in the preceding clauses (i) and (ii).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(d) by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 7.1 would not be satisfied; (ii) any of the covenants of the Company contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; or (iii) any Material Adverse Effect shall have occurred (it being understood that Parent may not terminate this Agreement pursuant to this clause (d) if Parent is then in breach of this Agreement); provided, however, that, in the case of clauses “(i)” and “(ii)” only, if an inaccuracy in any of the representations and warranties of the Company or a breach of a covenant by the Company is curable by the Company through the use of reasonable efforts within fifteen (15) days after Parent notifies the Company in writing of the existence of such inaccuracy or breach (the “Company Cure Period”), then Parent may not terminate this Agreement under this Section 9.1(d) as a result of such inaccuracy or breach prior to the expiration of the Company Cure Period, provided the Company, during the Company Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Company Cure Period);

(e) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement, such that the condition set forth in Section 8.1 would not be satisfied; or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 would not be satisfied (it being understood that Company may not terminate this Agreement pursuant to this clause (e) if the Company is then in breach of this Agreement); provided, however, that if an inaccuracy in any of Parent’s representations and warranties or a breach of a covenant by Parent is curable by Parent through the use of reasonable efforts within fifteen (15) days after the Company notifies Parent in writing of the existence of such inaccuracy or breach (the “Parent Cure Period”), then the Company may not terminate this Agreement under this Section 9.1(e) as a result of such inaccuracy or breach prior to the expiration of the Parent Cure Period, provided Parent, during the Parent Cure Period, continues to exercise reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of the Parent Cure Period); or

(f) by Parent if the Required Merger Stockholder Vote is not obtained within twenty-four (24) hours after the execution of this Agreement.

9.2 Termination Procedures. If Parent wishes to terminate this Agreement pursuant to Section 9.1, Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a brief description of the basis on which Parent is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 9.1, the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or Liability arising from any willful breach by such party of any provision of, contained in this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the parties shall, in all events, remain bound by and continue to be subject to Sections 11.16 and 11.17.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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10. Indemnification, Etc.

10.1 Survival of Representations, Covenants, Etc.

(a) General Survival. Subject to Sections 10.1(b) and 10.1(c), the representations and warranties made in this Agreement, the Company Closing Certificate and the Parent Closing Certificate (in each case other than the Specified Representations and the representations and warranties made by Parent set forth in Sections 3.1 (Organization and Standing), 3.2 (Authority; Binding Nature of Agreement) and 3.4 (Brokers) (such representations and warranties, together with the Specified Representations, the “Fundamental Representations”)) shall survive the Effective Time until 11:59 pm (Eastern time) on the date that is eighteen (18) months following the Closing Date (the “Expiration Date”); provided, however, that if, at any time on or prior to the Expiration Date, any Indemnitee delivers a written notice in accordance with the terms hereof, alleging the existence of an inaccuracy in or a breach of any of such representations and warranties and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(b) Fundamental Representations. Notwithstanding anything to the contrary contained in Section 10.1(a), but subject to Section 10.1(c), the Fundamental Representations shall survive the Expiration Date until the date that is sixty (60) days after the expiration of all applicable statutes of limitations (including any extensions thereof); provided, however, that if, at any time on or prior to the expiration of all applicable statutes of limitation referred to in this sentence, any Indemnitee delivers a written notice in accordance with the terms hereof, alleging the existence of an inaccuracy in or a breach of any Fundamental Representation and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive until such time as such claim is fully and finally resolved.

(c) Fraud. Notwithstanding anything to the contrary contained in Section 10.1(a) or Section 10.1(b), the limitations set forth in Sections 10.1(a) and 10.1(b) shall not apply in the event of any fraud (whether on the part of the Effective Time Holder against whom liability is being asserted, on the part of any other Effective Time Holder, on the part of any Acquired Company, Parent or Merger Sub or on the part of any Representative of any Acquired Company, Parent or Merger Sub).

10.2 Indemnification.

(a) Indemnification of Parent Indemnitees. From and after the Effective Time (but subject to Section 10.1), each Effective Time Holder (jointly and severally to the extent of the Indemnity Escrow Amount and severally and not jointly in accordance with such Effective Time Holder’s Pro Rata Share of any Damages in excess of the Indemnity Escrow Amount), shall indemnify, defend and hold harmless the Parent Indemnitees from and against any Damages that are directly or indirectly suffered or incurred at any time by any of the Parent Indemnitees (regardless of whether or not such Damages relate to any Third Party Claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly related to:

(i) any inaccuracy in or breach of (or any Third Party Claim alleging facts that, if true, would be an inaccuracy in or breach of) any representation or warranty made by the Company in this Agreement or in the Company Closing Certificate (in each case, without giving effect to any materiality, Material Adverse Effect or similar qualifications limiting the scope of such representation or warranty, other than with respect to Section 2.7(a) or any Specified Representations);

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(ii) regardless of the disclosure of any matter set forth in the Disclosure Schedules, any inaccuracy in any information set forth in the Merger Consideration Certificate, including any failure to properly calculate the Company Transaction Expenses, the Closing Net Indebtedness Amount, the Purchase Price or the Per Share Amount;

(iii) any breach of any covenant or obligation of the Company or the Securityholders’ Agent in this Agreement required to be performed prior to the Effective Time, or any breach of any covenant or obligation of any Effective Time Holder or the Securityholders’ Agent in this Agreement required to be performed at or after the Effective Time; provided, that no Effective Time Holder shall be liable for any breach by another Effective Time Holder;

(iv) regardless of the disclosure of any matter set forth in the Disclosure Schedules (other than Schedule 2.3), any claim asserted or held by any current, former or alleged securityholder of any Acquired Company: (A) relating to this Agreement, any other agreement entered into in connection with this Agreement, the Merger or any of the other transactions contemplated hereby or thereby; (B) alleging any ownership of, interest in or right to acquire any shares or other securities of any Acquired Company that is not specifically disclosed in Schedule 2.3; or (C) alleging that such current, former or alleged securityholder is entitled to receive any payment or consideration as a result of the Merger with respect to any shares of Company Capital Stock, Company Options or warrants to purchase Company Capital Stock held by such securityholder other than the payments to holders of Company Capital Stock, Company Options and Company Warrants contemplated by this Agreement;

(v) regardless of the disclosure of any matter set forth in the Disclosure Schedules, any claim or right asserted or held by any person who is or at any time was an officer, director, employee or agent of any Acquired Company (against the Surviving Corporation, against Parent, against any Affiliate of Parent or against any other Person) involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Charter Documents, under any indemnification agreement or similar Contract, under any applicable Legal Requirement or otherwise) owed by an Acquired Company with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time;

(vi) regardless of the disclosure of any matter set forth in the Disclosure Schedules, the case entitled United States of America ex rel. Gordon Grant Bachman v. Healthcare Liason Professionals, Inc. d/b/a/ US Physician Home Visits, et al. or any related Legal Proceedings; provided that the defense of such case shall be handled in accordance with the procedures set forth in Section 10.7;

(vii) regardless of the disclosure of any matter set forth in the Disclosure Schedules, the assertion, commencement or threat of, or reservation of right with respect to, any Third Party Claim arising from or relating to the CMS Voluntary Self-Disclosure as disclosed in Schedule 2.13 on or before the Expiration Date; provided that the defense of such case shall be handled in accordance with the procedures set forth in Section 10.7;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(viii) the exercise by any stockholder of the Company of such stockholder’s appraisal rights under the DGCL, including all costs and expenses incurred by the Company or Parent in connection with any Legal Proceeding or settlement in connection therewith (it being understood that if a final determination of the fair value of any Dissenting Shares is made by a court of competent jurisdiction in connection with any such exercise of appraisal rights, then the only portion of such fair value to be included in calculation of the Damages incurred as a result of such exercise is the amount, if any, by which such fair value exceeds what otherwise would have been payable by Parent with respect to such Dissenting Shares in accordance with Section 1.5 hereof had they not been Dissenting Shares);

(ix) any loss of a deduction by Parent, the Acquired Companies or any of their Subsidiaries pursuant to Section 280G, or the incurrence by Parent, the Acquired Companies or any of their Subsidiaries of Tax penalties and/or interest related to any failure to report or withhold excise Tax amounts under Section 4999 of the Code, in each case as a result of (1) payment of Section 280G Payments by any Acquired Company absent 280G Approval, or (2) failure of any 280G Approval obtained with respect to Section 280G Payments to satisfy all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations; or (B) any obligation of any Acquired Company in effect prior to the Closing to provide a gross-up payment for any excise Taxes under Section 4999 of the Code related to Section 280G Payments;

(x) regardless of the disclosure of any matter set forth in the Disclosure Schedules (other than Schedule 2.3), any claim asserted by any Person party to a Change in Control Agreement that such Person is entitled to severance, benefits continuation or any other rights thereunder; provided that no Parent Indemnitee shall be entitled to indemnification under this clause (x) if such Person entered into an agreement in form and substance acceptable to Parent prior to the Effective Time in which such Person agreed to terminate such Change in Control Agreement and release the Company from any obligations thereunder; and provided further that the Parent Indemnitees’ indemnification under this clause (x) shall be limited to the difference between (1) the cost to the Surviving Corporation of providing the severance, benefits continuation or any other rights claimed under the Change in Control Agreement by such Person minus (2) the cost Parent or the Surviving Corporation would have incurred for severance, benefits continuation and other rights had such Person entered into the new agreement proposed by Parent prior to the Effective Time and become eligible for such amounts; or

(xi) regardless of the disclosure of any matter set forth in the Disclosure Schedules, any claim for recoupment, reimbursement, or refund of any Medicare reimbursement for GeneSight testing which was reimbursed prior to the Effective Time where the basis for such claim is that the referring provider was not eligible to refer the service billed; i.e., such testing was not ordered by a psychiatric physician.

(b) each Joinder Holder severally and not jointly shall indemnify, defend and hold harmless the Parent Indemnitees from and against any and all Damages suffered, sustained or incurred by any such Parent Indemnitee Person, whether or not involving a Third Party Claim, caused by, in connection with, as a result of or arising out of:

(i) any inaccuracy in or breach of (or any Third Party Claim alleging facts that, if true, would be an inaccuracy in or breach of) any of the representations or warranties made by such Joinder Holder in his, her or its Joinder Agreement, Warrant Surrender Agreement or Option Termination Agreement or in any other agreement entered into in connection with this Agreement to which he, she or it is a party; and

(ii) any breach of or failure by such Joinder Holder to perform any covenant or agreement of such Joinder Holder provided for in his, her or its Joinder Agreement, Warrant Surrender Agreement or Option Termination Agreement;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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provided, that no Joinder Holder shall be liable for any inaccuracy, breach or failure to perform by another Joinder Holder.

(c) Damage to Parent. The parties acknowledge and agree that, if the Surviving Corporation or any Acquired Company suffers or incurs any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation or any Acquired Company as an Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation or any Acquired Company, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

(d) Calculation of Damages. For purposes of determining the amount of any Damages resulting from or in connection with the breach of any representation or warranty made by the Company or any Joinder Holder, such representations shall be read as though none of them were subject to materiality, Material Adverse Effect, or similar materiality qualifications, other than with respect to Section 2.7(a).

(e) Indemnification by Parent. From and after the Effective Time (but subject to Section 10.1), Parent shall hold harmless and indemnify each of the Holder Indemnitees from and against any Damages that are directly or indirectly suffered or incurred at any time by any of the Holder Indemnitees (regardless of whether or not such Damages relate to any Third Party Claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly related to:

(i) any inaccuracy in or breach of (or any Third Party Claim alleging facts that, if true, would be an inaccuracy in or breach of) any representation or warranty made by Parent in this Agreement or in the Parent Closing Certificate (in each case, without giving effect to any materiality or similar qualifications limiting the scope of such representation or warranty); and

(ii) any breach of any covenant or obligation of Parent or Merger Sub in this Agreement.

10.3 Limitations.

(a) De Minimis. With respect to the matters described in Sections 10.2(a)(i) and 10.2(e)(i) (other than with respect to any breach or inaccuracy of any Fundamental Representation or with respect to fraud), no individual item of Damages may be submitted by any Indemnitee, nor shall any Indemnitee be indemnified hereunder against any Damages in respect of such individual item of Damages, unless such individual item of Damages (it being understood that any Damages arising out of the same or series of related facts and circumstances shall be aggregated) to be paid out in respect of such individual item exceeds $100,000.

(b) Deductible. Subject to Section 10.3(c), (i) no Parent Indemnitee shall be entitled to any indemnification payment pursuant to Section 10.2(a)(i) or 10.2(a)(xi) and (ii) no Holder

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Indemnitee shall be entitled to any indemnification payment pursuant to Section 10.2(e)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of such Parent Indemnitees or Holder Indemnitees, as applicable, exceeds $1,250,000 in the aggregate (the “Deductible Amount”). If the total amount of such Damages pursuant to Section 10.2(a)(i) and Section 10.2(a)(xi), on the one hand, or Section 10.2(e)(i), on the other hand, exceeds the Deductible Amount, then the Parent Indemnitees or Holder Indemnitees, as applicable, shall be entitled to be indemnified against and compensated and reimbursed for only the portion of such Damages exceeding the Deductible Amount.

(c) Applicability of Deductible. The limitations set forth in Section 10.3(b) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder or Parent): (i) in the event of fraud (whether on the part of any Effective Time Holder, any Acquired Company, Parent or Merger Sub or any Representative of any Acquired Company, Parent or Merger Sub); or (ii) to inaccuracies in or breaches of any of the Fundamental Representations.

(d) Indemnification Cap. Subject to Section 10.3(f), (i) recourse by the Parent Indemnitees to the Indemnity Escrow shall be the Parent Indemnitees’ sole and exclusive remedy under this Agreement for monetary Damages resulting from the matters referred to in Section 10.2(a)(i) and (ii) the aggregate amount for which the Parent Indemnitees shall be entitled to indemnification payments pursuant to Section 10.2(a)(i) shall not exceed the sum of the Initial Indemnity Escrow Deposit plus such additional amounts as are deposited into the Indemnity Escrow pursuant to Section 1.11(c).

(e) Set Off. Subject to the limitations and procedures set forth in this Section 10, Parent may set off, deduct or retain any amount due to the Effective Time Holders in respect of any claim for indemnification against Effective Time Holders pursuant to this Agreement against any Earnout Payments that Parent may be obliged to make (or procure to be made) to the Effective Time Holders pursuant to this Agreement; provided further that the Parent Indemnitees shall first seek recovery from the Indemnity Escrow or the Accelerable Escrow (in the case of Effective Time Holders who have not delivered a Joinder Agreement, Warrant Surrender Agreement or Option Termination Agreement, as the case may be, prior to Parent’s becoming obligated to make the payment subject to such set off, deduction or retention) (but for such recovery from the Accelerable Escrow, the maximum amount of recovery shall be equal to the lesser of (X) the amount of money then remaining in the Accelerable Escrow and (Y) (i) the amount subject to such set off multiplied by (ii) a fraction, of which (A) the numerator is the amount of money in the Accelerable Escrow Account due to those Effective Time Holders who did not deliver Joinder Agreements, Warrant Surrender Agreements or Option Termination Agreements to Parent immediately prior to the time that such set-off, reduction or retention is sought by Parent; and (B) the denominator is the Purchase Price).

(f) Applicability of Indemnification Cap; Aggregate Indemnification Cap.

(i) The limitations set forth in the first sentence of Section 10.3(d) shall not apply (and shall not limit the indemnification or other obligations of any Effective Time Holder): (A) in the event of fraud (whether on the part of any Effective Time Holder, any Acquired Company or any Representative of any Acquired Company); (B) to inaccuracies in or breaches of any of the Specified Representations; or (C) to any of the matters to which Section 6 applies. Each Effective Time Holder shall, severally and not jointly (based on such Effective Time Holder’s Pro Rata Share), indemnify and hold harmless each Parent Indemnitee from and against any Damages arising directly or indirectly from, resulting from, or directly or indirectly

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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related to (W) fraud (whether on the part of any Effective Time Holder, any Acquired Company or any Representative of any Acquired Company); (X) inaccuracies in or breaches of any of the Specified Representations; (Y) any of the matters to which Section 6 applies or (Z) any of the matters referred to in Sections 10.2(a)(ii) through (viii), inclusive; provided, that no Effective Time Holder shall be liable for any fraud, inaccuracy, breach or failure to perform by another other Effective Time Holder.

(ii) Notwithstanding anything to the contrary in this Agreement (except for Section 11.3), in no event shall any Effective Time Holder be liable to the Parent Indemnitees for Damages, whether under this Section 10 or pursuant to any Joinder Agreement, Warrant Surrender Agreement or Option Termination Agreement (i) in excess of such Effective Time Holder’s Pro Rata Share of such Damages or (ii) in excess of the Merger Consideration actually received by such Effective Time Holder. Subject to Section 11.3, the total amount of indemnification payments that Parent can be required to make to the Holder Indemnitees pursuant to Section 10.1(d) shall be limited to the Merger Consideration.

(g) Determination of Damages Amount.

(i) The amount of Damages subject to indemnification pursuant to Section 10.2 shall be reduced by any insurance proceeds, indemnification payments, contribution payments, reimbursements or other recoveries previously received by an Indemnitee (or any of its Affiliates) with respect to such Damages (net of any deductible or co-payment and all out of pocket costs related to such recovery and net of any insurance premium increases attributable to such insurance recovery). If any insurance proceeds, indemnification payments, contribution payments, reimbursements or other recoveries are subsequently recovered by an Indemnitee (or any of its Affiliates) after payment has been made by Parent or the Effective Time Holders, as applicable, in accordance with this Section 10 with respect to the Damages to which such insurance recoveries relate, then the Indemnitee shall remit or cause to be remitted to Parent or the Effective Time Holders, as applicable, such insurance recoveries (net of any deductible or co-payment and all out of pocket costs related to such recovery); provided that in no event shall any Indemnitee have any obligation hereunder to remit any portion of such insurance recoveries in excess of the indemnification payment or payments actually received by such Indemnitee with respect to such Damages.

(ii) Without limiting the effect of any other limitation contained in this Section 10, for purposes of computing the amount of any Damages incurred by any Indemnitee under this Section 10 or Section 6.1, there shall be deducted an amount equal to the net amount of any Tax benefit actually realized in connection with such Damages on or before the year following the year when such Damages were incurred, calculated on a with and without basis.

(iii) Notwithstanding anything herein to the contrary, no Parent Indemnitee shall be entitled to indemnification pursuant to this Section 10 or Section 6 for any Damages resulting from, or relating or attributable to, any Tax attribute of any Acquired Company, including but not limited to any net operating loss, any net operating loss carryover, any Tax credit, any Tax credit carryover or any other Tax attribute of any Acquired Company which may be affected in any way by the acquisition of control under the applicable Legal Requirements, or the determination that any such Tax attribute is subject to any limitation on its use under the applicable Legal Requirements.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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10.4 No Contribution. Each Effective Time Holder waives, and acknowledges and agrees that such Effective Time Holder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or advancement of expenses or other right or remedy against the Surviving Corporation or any Acquired Company in connection with any indemnification obligation or any other Liability to which such Effective Time Holder may become subject under or in connection with this Agreement or any other agreement, document or instrument delivered to Parent in connection with this Agreement. Effective as of the Closing, the Securityholders’ Agent, on behalf of itself and each Effective Time Holder, and each Effective Time Holder expressly waives and releases any and all rights of subrogation, contribution, advancement, indemnification or other claim against Parent, the Surviving Corporation or any Acquired Company.

10.5 Claim Procedures. Any claim for indemnification pursuant to Section 10 (and, at the option of any Indemnitee, any claim based upon fraud) shall be brought and resolved exclusively as follows:

(a) If any Indemnitee has or claims in good faith to have incurred or suffered, or believes in good faith that it may incur or suffer, Damages for which it is or may be entitled to indemnification under Section 6 or this Section 10 or for which it is or may otherwise be entitled to a monetary remedy relating to this Agreement, the Merger or any of the transactions contemplated hereby or thereby, such Indemnitee may deliver a claim notice (a “Claim Notice”) to the Securityholders’ Agent or Parent as applicable. Each Claim Notice shall: (i) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (ii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee might be entitled.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnitee shall be entitled under Section 6 or this Section 10 shall be determined (i) by the written agreement between the Indemnitee and the Securityholders’ Agent or Parent, as applicable, (ii) by a final judgment or decree of any court of competent jurisdiction or (iii) by any other means to which the Indemnitee and the Securityholders’ Agent or Parent, as applicable, shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

(c) In the event that any Parent Indemnitee is determined pursuant to this Section 10.5 to be entitled to indemnification, such Parent Indemnitee shall be entitled to a distribution from the Indemnity Escrow in an amount equal to the Damages incurred or suffered in connection therewith.

10.6 Release from Indemnity Escrow and Accelerable Escrow.

(a) Parent will notify the Securityholders’ Agent in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims for indemnification that have been asserted, but not resolved on or prior to 11:59 p.m. (Eastern time) on the date that is eighteen (18) months following the Closing Date (the “Indemnity Escrow Release Date”) (each such claim an “Indemnity Escrow Continuing Claim” and such amount, the “Indemnity Escrow Retained Amount”). Subject to Section 10.6(c), within three (3) Business Days following the Indemnity Escrow Release Date, Parent and Securityholders’ Agent shall instruct the Escrow Agent to release from the Indemnity Escrow an amount in the aggregate equal to (A) the Indemnity Escrow Amount minus (B) any amounts released to the Parent Indemnitees from the Indemnity Escrow prior to such date minus (C) any amounts paid pursuant to the Post-Closing Date Transaction Bonuses and payable as a result of such release from the

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Indemnity Escrow, minus (D) the Indemnity Escrow Retained Amount as of such date, for distribution to each participating Effective Time Holder in accordance with each such Effective Time Holder’s aggregate Further Distribution Per Share Amount of such portion of the Indemnity Escrow Amount being released to the Effective Time Holders, it being acknowledged and agreed that such amount shall be released to the Paying Agent for distribution to such Effective Time Holders.

(b) Upon the full and final resolution of all Continuing Claims, any Indemnity Escrow Retained Amounts in the Indemnity Escrow, together with any additional amounts deposited into the Indemnity Escrow after the Indemnity Escrow Release Date pursuant to Section 1.11(c), shall be distributed to the Effective Time Holders, less any amounts paid pursuant to the Post-Closing Date Transaction Bonuses and payable as a result of such distribution, in accordance with the procedures set forth in Section 10.6(a).

(c) With respect to any amount to be released from the Indemnity Escrow to the Effective Time Holders pursuant to this Section 10.6(c): (i) if any former holder of Outstanding Capital Stock has not executed and delivered a properly completed Letter of Transmittal and surrendered such Effective Time Holder’s Company Stock Certificate in accordance with Section 1.9(b) (collectively, the “Payment Conditions”) prior to the date of any scheduled release from the Indemnity Escrow, then any amount that would otherwise be released to such Effective Time Holder shall be held by the Paying Agent, without interest, until such holder satisfies all of such Effective Time Holder’s applicable Payment Conditions; (ii) amounts to be released from the Indemnity Escrow to be distributed to each such Effective Time Holder shall be deemed to be the product of (A) the aggregate amount to be released from the Indemnity Escrow to such Effective Time Holder; multiplied by (B) such Effective Time Holder’s Pro Rata Share (excluding all shares of Company Preferred Stock that are designated as “Series D Preferred Stock” and shares of Series D Preferred Stock subject to Company Warrants); and (iii) each distribution to be made from the Indemnity Escrow with respect to amounts to be distributed in respect of an Effective Time Holder’s Fully Diluted Shares of Company Capital Stock (excluding all shares of Company Preferred Stock that are designated as “Series D Preferred Stock” and shares of Series D Preferred Stock subject to Company Warrants) shall be effected in accordance with the payment delivery instructions set forth in such Effective Time Holder’s Letter of Transmittal, Warrant Surrender Agreement or Option Termination Agreement.

(d) Parent will notify the Securityholders’ Agent in writing of the amount that Parent determines in good faith to be necessary to satisfy all claims for indemnification (other than pursuant to Section 10.2(a)(i)) that have been asserted, but not resolved on or prior to 11:59 p.m. (Eastern time) on the date that is five (5) years following the Closing Date (the “Accelerable Escrow Release Date”) and that are not Indemnity Escrow Continuing Claims (“Accelerable Escrow Continuing Claims”) and the Accelerable Escrow Retained Amount (as defined below). Subject to Section 10.6(e), within three (3) Business Days following the Accelerable Escrow Release Date, Parent and Securityholders’ Agent shall instruct the Escrow Agent to release from the Accelerable Escrow an amount in the aggregate equal to (A) the Accelerable Escrow Deposit minus (B) any amounts released to the Parent Indemnitees from the Accelerable Escrow prior to such date, minus (C) any amounts paid to Effective Time Holders who delivered Joinder Agreements, Warrant Surrender Agreements and/or Option Termination Agreements prior to such date, minus (D) the Accelerable Escrow Retained Amount as of such date, for distribution to each Effective Time Holder who did not deliver a Joinder Agreement, Warrant Surrender Agreements or Option Termination Agreement, as the case may be, to Parent prior to the Accelerable Escrow Release Date in accordance with such Effective Time Holder’s Pro Rata Share of the Accelerable Escrow Deposit, it being acknowledged and agreed that such amount shall be released to the Paying Agent for distribution to such Effective Time Holders. The “Accelerable Escrow Retained Amount” means an amount equal to the product of (i) the Accelerable Escrow Continuing Claims multiplied by (ii)

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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a fraction, of which (A) the numerator is the amount of money in the Accelerable Escrow Account due to those Effective Time Holders who did not deliver Joinder Agreements, Warrant Surrender Agreements or Option Termination Agreements to Parent prior to the Accelerable Escrow Release Date; and (B) the denominator is the Purchase Price.

(e) Upon the full and final resolution of all Accelerable Escrow Continuing Claims, any Accelerable Escrow Retained Amounts in the Accelerable Escrow shall be distributed pursuant to the procedures set forth in Section 10.6(d) to the Effective Time Holders who did not deliver Joinder Agreements, Warrant Surrender Agreements or Option Termination Agreements, as the case may be, to Parent prior to the Accelerable Escrow Release Date.

10.7 Defense of Third Party Claims. The party making a claim for indemnification under this Section 10.7 is referred to as the “Indemnified Party,” and the party against whom such claim for indemnification is asserted under this Section 10.7 is referred to as the “Indemnifying Party.”

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any claim or Legal Proceeding (whether against the Company, Parent or any other Person) made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of any of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof. The failure to promptly give such written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is actually prejudiced thereby. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in or, upon providing written notice to the Indemnified Party within thirty (30) days of receipt of such notice of such Third Party Claim in which the Indemnifying Party acknowledges without qualification its indemnification obligation hereunder (subject only to the applicable limitations set forth in this Section 10.7), to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.7(b), the Indemnified Party shall cooperate reasonably in the defense thereof. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it, subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, such fees and disbursements shall be at the expense of the Indemnifying Party. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to give timely and sufficient notification to the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently defend such Third Party Claim, the Indemnified Party shall, subject to Section 10.7(b), without prejudice to its right to indemnification hereunder, defend such Third Party Claim and may seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim in accordance with this Section 10. Notwithstanding anything to the contrary contained in this Section 10.7, the Indemnifying Party shall not be entitled to assume control of a Third Party Claim, and the Indemnified Party shall control such Third Party Claim, if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, investigation or allegation, (ii) the Third Party Claim seeks injunctive or other equitable relief or relief other than for monetary Damages against the Indemnified Party (except, in each

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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case, where such injunctive or other equitable relief is merely incidental to a primary claim or claims for monetary Damages), (iii) an actual or readily apparent conflict of interest (in the opinion of counsel to the Indemnified Party) exists between the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim that precludes effective joint representation or (iv) a claim is made by a Parent Indemnitee and the amounts reasonably expected to be incurred in connection with such Third Party Claim, together with all other outstanding claims on the Indemnity Escrow, exceed the amount remaining in the Indemnity Escrow. If, pursuant to this Section 10.7(a), the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending the Third Party Claim which are incurred from time to time, promptly following the presentation to the Indemnifying Party of itemized bills for such attorneys’ fees and other expenses, subject, however, to any applicable limitations set forth in this Section 10.7. Subject to any applicable limitations set forth in this Section 10.7, all expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party; provided that such consent shall not be unreasonably withheld, conditioned or delayed so long as: (i) a firm offer is made to settle a Third Party Claim that (A) does not impose injunctive or other equitable relief against the Indemnified Party or any of its Affiliates (including any equitable remedies or other obligations or restrictions upon the Indemnified Party or any of its Affiliates), (B) would not lead to any liability or the creation of a financial or other obligation on the part of the Indemnified Party or any of its Affiliates, (C) provides, in customary form, for the full, unconditional written release of each Indemnified Party and its Affiliates from all Liabilities and obligations in connection with such Third Party Claim, and (D) does not adversely affect the conduct of the business of the Indemnified Party or any of its Affiliates, and (ii) the Indemnifying Party provides written notice to the Indemnified Party that it desires to accept and agree to such offer and the terms thereof. If the Indemnified Party has assumed the defense pursuant to Section 10.7(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Cooperation. The Indemnifying Party and the Indemnified Party shall cooperate in good faith with each other in all reasonable respects in connection with the defense of any Third Party Claim, including, upon the reasonable request of the defending party, providing copies of records within the non-defending party’s possession or control relating to such Third Party Claim and making available, without expense (other than reimbursement of actual out-of-pocket expenses), Representatives of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

10.8 Exclusive Remedy. Except (a) in the event of fraud and (b) for equitable remedies, from and after the Effective Time, the rights to indemnification, compensation and reimbursement set forth in this Section 10 shall be the sole and exclusive monetary remedy of the Parent Indemnitees with respect to any breach of this Agreement.

10.9 Order of Recovery. In the event any Parent Indemnitee shall be entitled to any indemnification payment pursuant to this Section 10, such amount shall be paid first from the Indemnity Escrow and, to the extent there are insufficient funds in the Indemnity Escrow, then the remainder from pursuant to Section 10.3(e) before recovery can be made against any Effective Time Holder; provided that in the case of Effective Time Holders who have not delivered a Joinder Agreement, Warrant Surrender Agreement or Option Termination Agreement, as the case may be, prior to Parent’s becoming entitled to such indemnification payment, amounts shall be paid first from the Accelerable Escrow prior to set off, deduction or retention pursuant to Section 10.3(e).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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11. Miscellaneous Provisions.

11.1 Securityholders’ Agent.

(a) Appointment. By virtue of the adoption and approval of this Agreement, the Joinder Agreements, the Warrant Surrender Agreements and the Option Termination Agreements and without any further action by any of the Effective Time Holders or the Company, the Effective Time Holders irrevocably nominate, constitute and appoint Fortis Advisors LLC, a Delaware limited liability company, as the exclusive agent and true and lawful attorney in fact of the Effective Time Holders (the “Securityholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Effective Time Holders for purposes of executing any documents and taking or refraining from any actions that the Securityholders’ Agent may, in the Securityholders’ Agent’s sole discretion, determine to be necessary, desirable or appropriate in connection with this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Securityholders’ Agent engagement agreement, and any other agreement, document or instrument referred to in or contemplated by this Agreement, the Escrow Agreement, the Paying Agent Agreement, and any transaction contemplated under this Agreement or any such other agreement, document or instrument, including with respect to, any claim for indemnification under Sections 6 and 10. Notwithstanding the foregoing, the Securityholders’ Agent shall have no obligation to act on behalf of the Effective Time Holders, except as expressly provided herein and in the Escrow Agreement, the Paying Agent Agreement, the Securityholders’ Agent engagement agreement. The Securityholders’ Agent hereby accepts its appointment as Securityholders’ Agent.

(b) Authority. The Effective Time Holders grant to the Securityholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Effective Time Holders (in the name of any or all of the Effective Time Holders or otherwise) any and all documents that the Securityholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Securityholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 11.1(a). Notwithstanding anything to the contrary contained in this Agreement or in any other agreement executed in connection with the transactions contemplated hereby: (i) each Parent Indemnitee shall be entitled to deal exclusively with the Securityholders’ Agent on all matters relating to any claim for indemnification under Section 10; and (ii) each Parent Indemnitee shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Effective Time Holder by the Securityholders’ Agent, and on any other action taken or purported to be taken on behalf of any Effective Time Holder by the Securityholders’ Agent, as fully binding upon such Effective Time Holder and such Effective Time Holder’s successors as if expressly confirmed and ratified in writing by such Effective Time Holder. All actions, decisions and instructions of the Securityholders’ Agent taken, made or given pursuant to the authority granted to the Securityholders’ Agent pursuant to this Section 11.1 shall be conclusive and binding upon each Effective Time Holder, and no such holder shall have the right to object to, dissent from, protest or otherwise contest the same. The terms and conditions of this Agreement are hereby made, and are hereby acknowledged to be, dependent upon the determinations and actions that are contemplated or permitted to be made by the Securityholders’ Agent pursuant to this Section 11.1, and the rights of all Effective Time Holders shall be qualified by and dependent upon such determinations and actions, irrespective of whether the Securityholders’ Agent is acting as an agent or power of attorney of such Effective Time Holder.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(c) Power of Attorney. The Effective Time Holders recognize and intend that the power of attorney granted in Section 11.1(a), immunity and indemnity granted to the Securityholders’ Agent Group: (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Securityholders’ Agent; (iii) shall survive the death, incapacity, dissolution, liquidation or winding up of each of the Effective Time Holders and shall be binding on any successor thereto; and (iv) shall survive the delivery of an assignment by any Effective Time Holder of the whole or any fraction of his, her or its interest in any Further Distributions.

(d) Replacement. The Securityholders’ Agent (i) may resign at any time upon thirty (30) days prior written notice to the Advisory Group or (ii) may be removed and replaced by consent of those Effective Time Holders who contributed at least fifty percent (50%) of the Indemnity Escrow. If the Securityholders’ Agent shall be removed by the Effective Time Holders, or shall die, resign, become disabled or otherwise be unable to fulfill its responsibilities hereunder, the Effective Time Holders shall (by consent of those Persons who contributed at least fifty percent (50%) of the Indemnity Escrow), within ten (10) days after such removal, death, disability or inability, appoint a successor to the Securityholders’ Agent and immediately thereafter notify Parent of the identity of such successor. Any such successor shall succeed the Securityholders’ Agent as Securityholders’ Agent hereunder. If for any reason there is no Securityholders’ Agent at any time, all references herein to the Securityholders’ Agent shall be deemed to refer to the Effective Time Holders.

(e) Expense Fund. The Expense Fund shall be used (i) for the purposes of paying directly, or reimbursing the Securityholders’ Agent for, any expenses incurred by the Securityholders’ Agent pursuant to this Agreement and any other agreement, document or instrument referred to in or contemplated by this Agreement and any transaction contemplated under this Agreement or any such other agreement, document or instrument, or (ii) as otherwise determined by the Advisory Group. The Securityholders’ Agent will hold these funds separate from its other funds, will not use these funds for its operating expenses or any other purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Securityholders’ Agent is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Securityholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Effective Time Holders will not receive any interest on the Expense Fund and assign to the Securityholders’ Agent any such interest. Subject to prior written consent by the Advisory Group, the Securityholders’ Agent may, as reasonably necessary, contribute funds to the Expense Fund from any Further Distributions otherwise distributable to the Effective Time Holders. As soon as practicable following the completion of the Securityholders’ Agent’s responsibilities, the Securityholders’ Agent shall disburse the balance of the Expense Fund to the Effective Time Holders in proportion to their respective Pro Rata Share in such manner as the Securityholders’ Agent determines reasonably appropriate, including, if the Securityholders’ Agent elects, through a paying agent for further distribution.

(f) Access. From and after the Effective Time, Parent shall cause the Surviving Corporation to provide the Securityholders’ Agent with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Parent and the Surviving Corporation for purposes of performing its duties and exercising its rights under this Agreement, provided, that the Securityholders’ Agent shall treat confidentially any nonpublic information about the Surviving Corporation (except in connection with the performance by the Securityholders’ Agent of its duties or the exercise of its rights under this Agreement).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(g) Limitation of Liability. Certain Effective Time Holders have entered into an engagement agreement with the Securityholders’ Agent to provide direction to the Securityholders’ Agent in connection with its services under this Agreement, the Escrow Agreement, the Paying Agent Agreement and the Securityholders’ Agent engagement agreement (such Effective Time Holders, including their individual representatives and any advisory group formed on behalf of the Company or the Effective Time Holders, collectively hereinafter referred to as the “Advisory Group”). Neither the Securityholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Securityholders’ Agent Group”), shall be liable to any Effective Time Holder for any action or failure to act in connection with the acceptance or administration of the Securityholders’ Agent’s responsibilities hereunder, under the Escrow Agreement, the Paying Agent Agreement or under any Securityholders’ Agent engagement agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Securityholders’ Agent shall be entitled to: (i) rely upon the Merger Consideration Certificate, (ii) rely upon any signature reasonably believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Effective Time Holder or other party.

(h) Indemnification. The Effective Time Holders shall indemnify, defend and hold harmless the Securityholders’ Agent Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Securityholders’ Agent Expenses”) incurred without gross negligence or willful misconduct on the part of the Securityholders’ Agent Group and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement, the Paying Agent Agreement or under any Securityholders’ Agent engagement agreement. Such Securityholders’ Agent Expenses may be recovered first, from the Expense Fund, second, from any distribution of any Further Distributions otherwise distributable to the Effective Time Holders at the time of distribution, and third, directly from the Effective Time Holders. The Effective Time Holders acknowledge that the Securityholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement, or the transactions contemplated hereby. Furthermore, the Securityholders’ Agent shall not be required to take any action unless the Securityholders’ Agent has been provided with funds, security or indemnities which, in its reasonable determination, are sufficient to protect the Securityholders’ Agent against the costs, expenses and liabilities which may be incurred by the Securityholders’ Agent in performing such actions.

11.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

11.3 No Waiver Relating to Claims for Fraud. The Liability of any Person under Section 10 will be in addition to, and not exclusive of, any other Liability that such Person may have at law or in equity based on such Person’s fraudulent acts or omissions. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Section 10, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or in equity based on any other Person’s fraudulent acts or omissions, nor will any such provisions limit, or be deemed to limit: (a) the amounts of recovery sought or awarded in any claim for fraud against such other Person; (b) the time period during which a claim for fraud may be brought against such other Person; or (c) the recourse which any such party may seek against such other Person with respect to a claim for fraud.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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11.4 Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedules) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions; and (c) the consummation of the Merger.

11.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in clauses (c) or (d) of this Section 11.5, when transmitted and receipt is confirmed by telephone; (c) if sent by registered, certified or first class mail, the third (3rd) Business Day after being sent; and (d) if sent by overnight delivery via a national courier service, one (1) Business Day after being sent, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent, Merger Sub or, after the Closing, the Company:

Myriad Genetics, Inc.

320 Wakara Way

Salt Lake City, Utah

Attention: General Counsel

Facsimile: (801) 584-3640

and with a copy (which shall not constitute notice) to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Jonathan L. Kravetz

Facsimile: 617-542-2241

Email: jlkravetz@mintz.com

If to the Company, prior to the Closing:

Assurex Health, Inc.

6030 S. Mason-Montgomery Road

Mason, OH 45040

Attention: Inger Eckert, Senior Vice President and General Counsel

Facsimile: (513) 448-0636

Email: ieckert@assurerxhealth.com

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

John Hancock Tower, 27th Floor

200 Clarendon Street

Boston, MA 02116

Attention: Peter N. Handrinos

Facsimile: (617) 948-6001

Email: peter.handrinos@lw.com

If to the Securityholders’ Agent:

Fortis Advisors LLC

Attention: Notice Department

Facsimile: (858) 408-1843

Email: notices@fortisrep.com

11.6 Headings. The bold-faced headings and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

11.8 Governing Law; Dispute Resolution.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Venue. Any action, suit or other Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including an action, suit or other Legal Proceeding based upon fraud) shall be brought or otherwise commenced exclusively in any state or federal court located in the County of New Castle, State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the exclusive jurisdiction of each state and federal court located in the County of New Castle, State of Delaware (and each appellate court located in the County of New Castle, State of Delaware) in connection with any such action, suit or Legal Proceeding; (ii) agrees that each state and federal court located in the County of New Castle, State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such action, suit or Legal Proceeding commenced in any state or federal court located in the County of New Castle, State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such action, suit or Legal Proceeding has been brought in an inconvenient forum, that the venue of such action, suit or other Legal Proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

11.9 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) Parent and its successors and assigns (if any); (c)

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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Merger Sub and its successors and assigns (if any); (d) the Securityholders’ Agent and its successors and assigns (if any); and (e) the Effective Time Holders. This Agreement shall inure to the benefit of: (i) the Company; (ii) Parent; (iii) Merger Sub; (iv) the other Indemnitees; and (v) the respective successors and assigns (if any) of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 10), in whole or in part, to any Affiliate without obtaining the Consent of any other party hereto or of any other Person.

11.10 Remedies Cumulative; Specific Performance. Except as expressly set forth in this Agreement, the rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party hereto of any covenant, obligation or other provision set forth in this Agreement: (a) each other party hereto shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it) to: (i) an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) no party shall not be required to provide any bond or other security in connection with any such Order or in connection with any related action or Legal Proceeding.

11.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action, suit or other legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

11.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered: (a) prior to the Closing Date, by the Company, Parent, Merger Sub and the Securityholders’ Agent; and (b) after the Closing Date, by Parent and the Securityholders’ Agent (acting exclusively for and on behalf of all of the Effective Time Holders).

11.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

11.15 Parties in Interest. Except for the provisions of Section 4.8, Section 10 and as set forth in the following two sentences, none of the provisions of this Agreement is intended to provide any rights or remedies to any employee, creditor or other Person other than Parent, Merger Sub, the Company, the Securityholders’ Agent and their respective successors and assigns (if any). The Company shall have the right, on behalf of the Effective Time Holders, to pursue damages (including claims for

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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damages based on loss of the economic benefits of the transaction to the Effective Time Holders) in the event of Parent’s or Merger Sub’s breach of this Agreement prior to the Closing Date (whether or not the Agreement has been terminated pursuant to Section 9), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub. The third-party beneficiary rights referenced in the preceding sentence may be exercised only by the Company (on behalf of the Effective Time Holders as their agent) through actions expressly approved by the Company’s Board of Directors, and no Effective Time Holder whether purporting to act in its capacity as a securityholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

11.16 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party or destroy all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third party (other than, in the case of Parent or Merger Sub, to their counsel, accountants or Affiliates, and in the case of the Acquired Companies and the Securityholders’ Agent, to their Representatives). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger; provided, however, that after the Effective Time, Parent and the Company may use or disclose any confidential information related to any Acquired Company or its assets or business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (a) is or becomes available to such party on a non-confidential basis from a source other than such party or its agents, provided that such source is not known by such party to be bound by any contractual or other obligation of confidentiality to any other Person with respect to such information, (b) is or becomes generally available to the public other than as a result of disclosure by such party or its agents, (c) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed or (d) the Company and Parent mutually deem necessary to disclose to obtain any of the Consents contemplated hereby.

11.17 No Public Announcement. Prior to the Effective Time, neither Parent, Merger Sub, Securityholders’ Agent nor any Acquired Company (nor any of their respective Affiliates) shall, without the approval of each other party, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that the any party shall be so obligated by law, any listing agreement with any securities exchange or share market, in which case such party shall first advise each other party thereof and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement. Following the Effective Time, neither the Securityholders’ Agent nor any of its Affiliates shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that such party shall be so obligated by law, in which case such party shall advise Parent thereof and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

11.18 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof. The parties hereto acknowledge and agree that, effective as of the Effective Time, the Confidentiality Agreement dated October 12, 2015 between the Company and Parent is hereby terminated and shall be null and void and of no force or effect.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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11.19 Disclosure Schedules. The Disclosure Schedules shall be arranged in separate sections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty of the Company set forth in the corresponding numbered or lettered section or subsection of this Agreement, except to the extent that (a) such information is explicitly cross-referenced in another section of the Disclosure Schedules, or (b) it could reasonably be concluded on the face of the disclosure or based on the subject matter of such disclosure (without reference to any document referred to therein) that such information applies to such other section or subsection of this Agreement and regardless of whether such section or subsection of this Agreement is qualified by reference to the Disclosure Schedules.

11.20 Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement: (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”; and (ii) the use of the word “or” shall not be exclusive. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

11.21 No Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes. For the avoidance of doubt, nothing in this provision shall be constructed to limit any rights of any Indemnitee as set forth in Section 6 or 10.

11.22 Time is of the Essence. Time is of the essence with respect to the performance of this Agreement.

[Remainder of page intentionally left blank]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

MYRIAD GENETICS, INC.,
a Delaware corporation

By:
Name:
Title:

MYRIAD MERGER SUB, INC., a Delaware corporation

By:
Name:
Title:

ASSUREX HEALTH, INC., a Delaware corporation

By:
Name:
Title:

FORTIS ADVISORS LLC

By:
Name:
Title:

[Signature Page to Merger Agreement]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“280G Approval” means evidence that any Contracts that may result, separately or in the aggregate, in a Section 280G Payment shall have been approved by stockholders of the Company holding the number of shares of Company Capital Stock required by the terms of Section 280G in order for such payments and benefits not to be deemed parachute payments under Section 280G, with such approval to be obtained in a manner that satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and all applicable regulations (whether proposed or final) relating to Section 280G, or, in the absence of such stockholder approval, each Person who would otherwise have been entitled to any such payments or benefits shall have duly executed and delivered to Parent a waiver of such Person’s rights with respect to any or all of the Section 280G Payments, in form and substance reasonably satisfactory to Parent, duly executed by each Person who might receive any Section 280G Payment.

“401(k) Plan” has the meaning set forth in Section 4.5 of this Agreement.

“Accelerable Escrow” has the meaning set forth in Section 1.5(c) of this Agreement.

“Accelerable Escrow Continuing Claim” has the meaning set forth in Section 10.6(d) of this Agreement.

“Accelerable Escrow Deposit” means twenty percent (20%) of the Purchase Price.

“Accelerable Escrow Retained Amount” has the meaning set forth in Section 10.6(a) of this Agreement.

“Accounting Firm” has the meaning set forth in Section 1.10(b)(iii) of this Agreement.

“Acquired Company” means: (a) the Company; and (b) each Subsidiary of the Company.

“Acquired Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any of its assets is bound or under which any of the Acquired Companies has any obligation; or (c) under which any of the Acquired Companies has any right or interest.

“Acquired Company Employee Plan” means any plan, program, policy, practice, Contract, whether written or unwritten, providing benefits or compensation to any Acquired Company Service Provider or any beneficiary or dependent thereof that is sponsored or maintained by an Acquired Company or to which an Acquired Company contributes or is obligated to contribute, or otherwise has any material Liability with respect to, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) or any bonus, incentive, deferred compensation, vacation, insurance, supplemental unemployment, retention, stock purchase, stock option or other equity-related award, severance, employment, consulting, change of control or fringe benefit plan, program, policy, practice or Contract, but excluding any employee benefit plan, agreement, arrangement or program sponsored by a Governmental Authority.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

“Acquired Company IT Systems” means all information technology and computer systems (including Computer Software, information technology and telecommunication hardware and other equipment) used in the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information whether or not in electronic format, used in or necessary to the conduct of the business of the Acquired Companies.

“Acquired Company Payment Programs” has the meaning set forth in Section 2.16 of this Agreement.

“Acquired Company Service Provider” means any current or former employee, independent contractor, consultant, advisor, officer or director of any of the Acquired Companies or any Affiliate of any of the Acquired Companies.

“Acquisition Transaction” means any transaction or series of transactions involving:

(a) the sale, license, sublicense or disposition of all or a material portion of any Acquired Company’s business or assets, including Intellectual Property;

(b) the issuance, disposition or acquisition of: (i) any capital stock or other equity security of any Acquired Company (other than Company Common Stock issued upon the exercise of Company Options or Company Warrants); (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock, unit or other equity security of any Acquired Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock, unit or other equity security of any Acquired Company; or

(c) any merger, consolidation, business combination, reorganization or similar transaction involving any Acquired Company.

“acting improperly” has the meaning set forth in Section 2.29(a) of this Agreement.

“Adjustment Escrow” has the meaning set forth in Section 1.5(c) of this Agreement.

“Adjustment Escrow Amount” means $500,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person, directly or indirectly.

“Aggregate Option Exercise Price” means the aggregate amount payable to the Company in respect of all In-the-Money Options unexercised immediately prior to the Effective Time if the holders thereof exercised such In-the-Money Options in full for cash as of the Effective Time.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

“Breach Notification Rule” has the meaning set forth in Section 2.15(f) of this Agreement.

“Business Associate Agreement” has the meaning set forth in Section 2.15(e) of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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“Business Day” means any day other than: (a) a Saturday, Sunday or federal or bank holiday; or (b) a day on which commercial banks in New York, New York are authorized or required to be closed.

“Cash and Cash Equivalents” means the aggregate amount of the Acquired Companies’ cash and cash equivalents on hand or in bank accounts, as of the close of business on the day immediately preceding the Closing Date, as determined in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Company Financial Statements.

“Certificate of Merger” has the meaning set forth in Section 1.3(a) of this Agreement.

“Change in Control Agreement” means any agreement between a Continuing Employee and the Company that provides for benefits upon a change in control of the Company.

“Charter Documents” has the meaning set forth in Section 2.2 of this Agreement.

“Claim Notice” has the meaning set forth in Section 10.5(a) of this Agreement.

“Closing” has the meaning set forth in Section 1.3(a) of this Agreement.

“Closing Date” has the meaning set forth in Section 1.3(a) of the Agreement.

“Closing Date Transaction Bonuses” means those bonuses paid to employees of the Acquired Companies pursuant to the Equity Transition Plan that are considered Closing Payments under the Equity Transition Plan, except that portion of the Closing Payments that is subject to a delay in payment due to an escrow or purchase price adjustment.

“Closing Net Indebtedness Amount” means the aggregate amount of Net Indebtedness, including the Indebtedness in the categories identified on Annex Schedule 11(c)(2), as of the close of business on the day immediately preceding the Closing Date. For illustrative purposes only, attached as Annex Schedule 11(c)(2) is a sample calculation of the Closing Net Indebtedness Amount as of June 30, 2016 (as opposed to the Closing Date).

“Closing Net Indebtedness Shortfall” has the meaning set forth in Section 1.10(c)(iii) of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Closing Certificate” has the meaning set forth in Section 7.6 of this Agreement.

“Company Common Stock” means the shares of common stock, $0.00001 par value per share, of the Company.

“Company Cure Period” has the meaning set forth in Section 9.1(d) of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 2.5(a) of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included any Acquired Company or any direct or indirect predecessor of any Acquired Company, or any other group of corporations filing Tax Returns on a combined, consolidated, unitary, or similar basis that, at any time on or before the Closing Date, includes or has included any Acquired Company or any direct or indirect predecessor of any Acquired Company.

“Company Intellectual Property” means any Intellectual Property owned by, under obligation of assignment to, or licensed to any of the Acquired Companies, but excluding any license for “shrink wrap” or similarly licensed software generally commercially available to the public and any generally available, non-customized, third party software licensed to the Company that does not require aggregate payments in any given year in excess of $100,000 in license, maintenance, royalty and/or other fees.

“Company Net Revenue” means net revenue recognized by the Company or the Surviving Corporation in accordance with GAAP, using the revenue recognition principles used by the Company in preparing the audited December 31, 2015 Company Financial Statements and the unaudited June 30, 2016 Company Financial Statements.

“Company Option” means an outstanding option granted pursuant to, or outside of, any Company Option Plan and any other option or other right (including any commitment to grant options or other rights) to purchase or otherwise acquire Company Capital Stock, whether or not vested or exercisable.

“Company Option Plan” means collectively, the Company’s 2010 Equity Incentive Plan and 2015 Equity Incentive Plan.

“Company Patents” means Patents included in the Company Intellectual Property.

“Company Product” means any diagnostic test or clinical laboratory service being researched, developed or offered by any of the Acquired Companies, alone or in collaboration with another Person.

“Company Preferred Stock” means the shares of preferred stock, $0.00001 par value per share, of the Company.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property that is owned by, exclusively or non-exclusively licensed by, under obligation of assignment to, or filed in the name of any of the Acquired Companies, but excluding any license for “shrink wrap” or similarly licensed software generally commercially available to the public and any generally available, non-customized, third party software licensed to the Company that does not require aggregate payments in any given year in excess of $100,000 in license, maintenance, royalty and/or other fees.

“Company Software” has the meaning set forth in Section 2.11(l).

“Company Stock Certificates” has the meaning set forth in Section 1.9(d) of this Agreement.

“Company Transaction Expenses” means, without duplication, all fees, costs, expenses, payments or expenditures (collectively, “Expenses”) (a) described in Section 11.4 of this Agreement; (b) payable to legal counsel or to any financial advisor, broker, accountant or other Person who performed services for or on behalf of, or provided advice to any Acquired Company, or who is otherwise entitled to any compensation or payment from any Acquired Company, in connection with or relating to the Agreement, any of the transactions contemplated by the Agreement, or the process resulting in such transactions, including previously incurred IPO related expenses; (c) that arise or are expected to arise, or are triggered

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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or become due or payable, as a direct or indirect result of the consummation of the transactions contemplated by the Agreement, including any fees and expenses related to the D&O Tail Policy, the amount of the Closing Date Transaction Bonuses, the amount of unpaid fiscal year 2016 executive bonuses, and any other transaction, discretionary or retention bonuses (excluding payments made with respect to In-the-Money Options pursuant to Section 1.7 or agreements entered into at the request of Parent), made or provided, or required to be made or provided, by any Acquired Company as a result of or in connection with the Merger or any of the other transactions contemplated by the Agreement in each case, pursuant to agreements in effect with any Acquired Company or any of its Subsidiaries (or discretionary decisions made by any Acquired Company or any of its Subsidiaries) prior to Closing, including the employer portion of any applicable payroll taxes; (d) severance or change of control payments or benefits (or similar payment obligations) to be made concurrently with or following the Closing with respect to the employees listed on Annex Schedule 11(c)(3)(i) by any Acquired Company pursuant to agreements in effect with any Acquired Company or any of its Subsidiaries (or discretionary decisions made by any Acquired Company or any of its Subsidiaries) prior to the Closing, including the employer portion of any applicable payroll taxes; provided that, without limiting Section 10.2(a)(x), Company Transaction Expenses shall not include severance or change of control payments or benefits (or similar payment obligations) payable to the continuing employees listed on Annex Schedule 11(c)(3)(ii); (e) incurred by or on behalf of any stockholder or any Acquired Company Service Provider in connection with the transactions contemplated by the Agreement that any Acquired Company is or will be obligated to pay or reimburse after the Closing; (f) any forgiveness by any Acquired Company of any Indebtedness; and (g) incurred to obtain consents, waivers or approvals under any Acquired Company Contract as a result of or in connection with the transactions contemplated by this Agreement; provided, however, that Company Transaction Expenses shall not include any amount included in the Closing Net Indebtedness Amount or the Net Working Capital Amount or any amounts related to the Post-Closing Date Transaction Bonuses or commitments made by or on behalf of Parent prior to Closing with respect to Acquired Company employees.

“Company Warrant” has the meaning set forth in Section 1.6(a) of this Agreement.

“Computer Software” means computer software (including web sites, HTML code, and firmware and other software embedded in hardware devices), data files, source and object codes, APIs, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Consent” means any approval, consent, ratification, permission, waiver, order or authorization (including any Governmental Authorization).

“Contaminant” includes any material, substance, chemical, gas, liquid, waste, effluent, pollutant or contaminant which, whether on its own or admixed with another, is identified or defined in or regulated by or pursuant to any Environmental Laws or which upon release into the Environment presents a danger to the Environment or to the health or safety or welfare of any Person.

“Contract” means any legally binding written, oral or other agreement, contract, license, sublicense, subcontract, settlement agreement, lease, understanding, arrangement, instrument, note, purchase order, warranty, insurance policy, benefit plan or undertaking of any nature.

“D&O Tail Policy” has the meaning set forth in Section 4.7 of this Agreement.

“Damages” includes any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature, provided, that “Damages” shall not include punitive damages (unless such punitive damages are payable in connection with a Third Party Claim).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

“Deductible Amount” has the meaning set forth in Section 10.3(b) of this Agreement.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Disclosure Schedules” means the schedules (dated as of the date of this Agreement) delivered to Parent on behalf of the Company and prepared in accordance with Section 11.19 of this Agreement.

“Dispute Notice” has the meaning set forth in Section 1.10(b)(i) of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 1.8(a) of this Agreement.

“DR Plans” means the disaster recovery and business continuity plans of each Acquired Company and each of its Affiliates.

“Effective Time” has the meaning set forth in Section 1.3(a) of this Agreement.

“Effective Time Holder Information” means, (a) with respect to each Person who is a holder of Outstanding Capital Stock: (i) the name, email address (to the extent available) and address of record of each such holder; (ii) the number of shares of Outstanding Capital Stock of each class and series held by each such holder, including whether any of such shares are Restricted Company Shares and, if so, the vesting schedule of such Restricted Company Share; (iii) the consideration that each such holder is entitled to receive pursuant to Section 1.5; (iv) the cash amount to be contributed to the Escrow Amount and the Expense Fund with respect to the shares of Outstanding Capital Stock held by each such holder pursuant to Section 1.5(c); (v) the net cash amount to be paid to each such holder by the Paying Agent upon surrender of such holder’s Company Stock Certificates in accordance with Section 1.9 (after deduction of any amounts to be contributed to the Escrow Amount and the Expense Fund by such holder); and (vi) whether any Taxes are to be withheld in accordance with Section 1.9(h) from the consideration that each such holder is entitled to receive pursuant to Section 1.5; and (b) with respect to each Outstanding Warrant: (i) the name and address of record of the holder thereof; (ii) the exercise price per share and the number of shares of Company Common Stock subject to such Outstanding Warrant; (iii) the consideration that the holder of such Outstanding Warrant is entitled to receive pursuant to Section 1.6; (iv) the cash amount to be contributed to the Escrow Amount and the Expense Fund with respect to each Outstanding Warrant held by each such holder pursuant to Section 1.6; (v) whether any Taxes are to be withheld in accordance with Section 1.9(h) from the consideration that the holder of such Outstanding Warrant is entitled to receive pursuant to Section 1.6; and (vi) the net cash amount to be paid to the holder of such Outstanding Warrant (after deduction of amounts to be contributed to the Escrow Amount and the Expense Fund by such holder) pursuant to Section 1.6.

“Effective Time Holders” means the Non-Dissenting Stockholders, the holders of In-the-Money Options and the holders of Outstanding Warrants (after giving effect to any exercises or deemed exercises of Company Warrants prior to the Effective Time).

“Election Notice” has the meaning set forth in Section 4.5 of this Agreement.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, condition, equitable interest, security interest, encumbrance, intangible property right, claim, infringement, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security or restriction on the transfer, use or ownership of any security or other asset).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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“End Date” has the meaning set forth in Section 9.1(b) of this Agreement.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

“Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air (including indoor air), land surface, sub-surface strata, soil, surface water (including navigable waters, ocean waters, streams, ponds, drainage basins), ground water, drinking water supply, river or stream sediment, marshes, wet lands, flora and fauna and any other environmental medium or natural resource.

“Environmental Law” means: (a) the common law; and (b) all Legal Requirements, by-laws, Orders, instruments, directives, decisions, injunctions and judgments of any Governmental Authority and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto), including, (i) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (ii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (v) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (vi) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; (vii) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended; and (viii) any analogous applicable Legal Requirements implemented in any country in which any Acquired Company conducts business.

“Environmental License” means any Consent or Governmental Authorization required by or pursuant to any applicable Environmental Laws.

“Environmental Release” means the spilling, leaking, pumping, pouring, emitting, releasing, emptying, discharging, injecting, escaping, leaching, dumping, leaving, discarding or disposing of any Contaminant into or upon the Environment.

“Equity Transition Plan” means the Company’s Equity Transition Plan set forth on Schedule 2.21(d).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Subsidiary or other Entity that would be considered a single employer with any Acquired Company within the meaning of Section 414 of the Code.

“Escrow” has the meaning set forth in Section 1.5(c) of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

“Escrow Agent” means JPMorgan Chase Bank, N.A., a national banking association with offices located in the State of New York.

“Escrow Agreement” has the meaning set forth in Section 1.5(c) of this Agreement.

“Escrow Amounts” means the amounts deposited into the Indemnity Escrow, the Accelerable Escrow and the Adjustment Escrow pursuant to this Agreement.

“Estimated Closing Net Indebtedness Amount” has the meaning set forth in Section 1.3(b)(vi) of this Agreement.

“Estimated Net Working Capital Amount” has the meaning set forth in Section 1.3(b)(vi) of this Agreement.

“Existing Representation” has the meaning set forth in Section 5.5(a) of this Agreement.

“Expense Fund” means $500,000.

“Expert Calculations” has the meaning set forth in Section 1.10(b)(iii) of this Agreement.

“Expiration Date” has the meaning set forth in Section 10.1(a) of this Agreement.

“Export Controls” has the meaning set forth in Section 2.29(b)(iv) of this Agreement.

“FCPA” has the meaning set forth in Section 2.29(a) of this Agreement.

“FDA” means the United States Food and Drug Administration, or any predecessor or successor agency thereto.

“Federal Healthcare Program” means Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act) or any other state or federal health care program as defined at 42 U.S.C. §1320a-7b(f).

“FIRPTA Certificate” means (a) a statement dated not earlier than twenty (20) days prior to the Closing Date in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that the Company is not, and has not been during the applicable period specified in Code Section 897(c)(1)(A)(ii), a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, and (b) the notification to the U.S. Internal Revenue Service described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (a), in each case signed by a responsible corporate officer of the Company.

“Fully Diluted Shares of Company Capital Stock” means the sum, without duplication, of the aggregate number of shares of Company Capital Stock (on an as converted to Company Common Stock basis) that are issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 1.1) or issuable upon the exercise of each In-the-Money Option and Company Warrant.

“Fundamental Representations” has the meaning set forth in Section 10.1(a) of this Agreement.

“Further Distributions” means the sum of (A) amounts released to Effective Time Holders from the Adjustment Escrow plus (B) the Working Capital Surplus plus (C) the Net Indebtedness Underpayment plus (D) amounts released to Effective Time Holders from the Indemnity Escrow plus (E) the Earnout Payments, in each case without interest, if, when and to the extent payable in accordance with this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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“Further Distributions Per Share Amount” means (i) until an aggregate amount equal to the Series D-2 Hurdle Delta has been distributed or paid with respect to the Per Share Amount and Further Distributions Per Share Amount in respect of each share of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each in accordance with Section 1.5(a), the amount of Further Distributions, when and if distributed, divided by the number of Fully Diluted Shares of Company Capital Stock other than any Series D-1 Shares or any Series D-2 Shares, (ii) after an aggregate amount equal to the Series D-2 Hurdle Delta has been distributed or paid with respect to the Per Share Amount and Further Distributions Per Share Amount in respect of each share of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each in accordance with Section 1.5(a), but until an aggregate amount equal to the Series D-1 Hurdle Delta has been distributed or paid with respect to the Per Share Amount and Further Distributions Per Share Amount in respect of each share of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each in accordance with Section 1.5(a), the amount of Further Distributions, when and if distributed, divided by the number of Fully Diluted Shares of Company Capital Stock (including all Series D-2 Shares) other than any Series D-1 Shares, and (iii) after an aggregate amount equal to the Series D-1 Hurdle Delta has been distributed or paid with respect to the Per Share Amount and Further Distributions Per Share Amount in respect of each share of Company Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, each in accordance with Section 1.5(a), the amount of Further Distributions, when and if distributed, divided by the number of Fully Diluted Shares of Company Capital Stock (including all Series D-1 Shares and Series D-2 Shares). For the avoidance of doubt, (A) in the foregoing clause (ii) each Series D-2 Share (but no Series D-1 Share) receives the Further Distributions Per Share Amount and (B) in the foregoing clause (iii) each Series D-1 Share and each Series D-2 Share receives the Further Distributions Per Share Amount.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorization” means any: permit, license (including any state distribution license), approval, certificate, franchise, privilege, immunity, order, permission, clearance, exemption, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Governmental Authority” means any: (a) multinational or supranational body exercising legislative, judicial or regulatory powers, (b) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) federal, state, local, municipal, foreign or other government; or (d) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

“Health Care Laws” means the following Legal Requirements, including their implementing regulations: (i) the Federal Anti-Kickback Statute, 42 U.S. C. § 1320a-7b(b); (ii) the Federal False Claims Act, 31 U.S.C. § 3729; (iii) the Federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; (iv) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn et seq.; (v) applicable privacy and security Legal Requirements regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act; (vi) the Medicare statute, 42 U.S.C. § 1395 et seq.; (vii) the Medicaid statute, 42

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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U.S.C. § 1900 et seq.; (viii) the exclusion laws, 42 U.S.C. §1320a-7; (ix) the Clinical Laboratory Improvement Amendments (“CLIA”), 42 U.S.C. § 263a; (x) applicable provisions of the U.S. Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq.; (xi) applicable final guidance documents issued by the U.S. Food and Drug Administration and (xi) all comparable state Legal Requirements, including any applicable state laboratory licensure Legal Requirements.

“HIPAA” has the meaning set forth in Section 2.15(f) of this Agreement.

“HIPAA Requirements” has the meaning set forth in Section 2.15(f) of this Agreement.

“Holder Group” has the meaning set forth in Section 5.5(a) of this Agreement.

“Holder Indemnitees” means the following Persons: (a) each Effective Time Holder; (b) each Effective Time Holder’s current and future Affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“In-the-Money Option” means a vested Company Option for which the Option Per Share Consideration plus the amount deemed contributed to the Escrow Fund by the Holder of such Company Option is greater than zero.

“Indebtedness” means, without duplication: (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof, the amount of accrued and unpaid interest thereon and any prepayment or repayment fees or penalties) of the Acquired Companies, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness or other payments of the Acquired Companies for the payment of the purchase price of property or assets purchased, including any earn-out payment or contingent consideration payment obligations (other than accounts payable incurred in the ordinary course of business that are not more than thirty (30) days past due); (c) all obligations of the Acquired Companies to pay rent or other payment amounts under a lease which is required to be classified as a capital lease on the face of a balance sheet prepared in accordance with GAAP; (d) all outstanding reimbursement obligations of the Acquired Companies with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of any Acquired Company; (e) all obligations of the Acquired Companies under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all guaranties, endorsements, assumptions and other contingent obligations of the Acquired Companies in respect of, or to purchase or to otherwise acquire, Indebtedness of others; (g) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment, as a result of the consummation of the transactions contemplated by the Agreement or in connection with any lender Consent; and (h) all obligations of any Acquired Company, whether interest bearing or otherwise, owed to any securityholder of the Company and or any Affiliate of any securityholder of the Company. For the avoidance of doubt, the $1,000,000 of grant funds provided to the Company by JobsOhio pursuant to that certain Grant Agreement dated as of January 6, 2015 shall not constitute Indebtedness under this Agreement.

“Indemnifying Party” has the meaning set forth in Section 10.7 of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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“Indemnified Party” has the meaning set forth in Section 10.7 of this Agreement.

“Indemnity Escrow” has the meaning set forth in Section 1.5(c) of this Agreement.

“Indemnity Escrow Continuing Claim” has the meaning set forth in Section 10.6(a) of this Agreement.

“Indemnity Escrow Retained Amount” has the meaning set forth in Section 10.6(a) of this Agreement.

“Indemnitees” means the Parent Indemnitees and Holder Indemnitees.

“Information Statement” means an information statement prepared by the Company and relating to the vote by the stockholders of the Company on the adoption of this Agreement and the approval of the other transactions contemplated by the Agreement.

“Initial Indemnity Escrow Deposit” shall mean $18,000,000.

“Insider Payables” has the meaning set forth in Section 2.5(c) of this Agreement.

“Insider Receivables” has the meaning set forth in Section 2.5(c) of this Agreement.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign Patents; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer software programs (in both source code and object code form), technology, business methods, and technical data, and tangible or intangible proprietary information; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and data collections and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all Web addresses, sites and domain names and numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Joinder Agreements” means the Joinder, Acknowledgement and Release Agreements substantially in the form of Exhibit F to the Agreement.

“Joinder Holder” means each Effective Time Holder who has executed and delivered a Joinder Agreement, Warrant Surrender Agreement or Option Termination Agreement prior to the Closing.

“Key Employees” means the employees listed on Annex Schedule 11(k).

An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if any individual identified on Exhibit G has Knowledge of such fact or other matter or would have had Knowledge of such fact or other matter had such individual made reasonable inquiry of such individual’s direct reports.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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“Legal Requirement” means any federal, state, local, municipal, foreign, supranational or other law, statute, constitution, treaty, principle of common law, directive, resolution, ordinance, code, edict, writ, decree, rule, regulation, judgment, ruling, guidance, injunction or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority, and any rule, regulation or operating or technical standard or guidance issued, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any payment system in which any Acquired Company processes transactions.

“Letter of Transmittal” has the meaning set forth in Section 1.9(b) of this Agreement.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“made available to Parent” means (i) contained and accessible immediately prior to the date of this Agreement in the virtual data room hosted by ShareFile established by the Company in connection with the Merger to which Parent and its designated Representatives had unrestricted access during such period or (ii) provided directly to Parent or its Representatives.

“Material Adverse Effect” means any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered individually or together with all other Effects) has, or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets, capitalization, business operations, results of operations or financial performance of the Acquired Companies, taken as a whole; provided, that, in no event shall any of the following Effects be taken into account in the determination of whether there has been, is or would reasonably be expected to be, a Material Adverse Effect: (i) any Effect resulting from conditions generally affecting the industries in which the Acquired Companies operate or from changes in general business, financial, political, capital market or economic conditions; (ii) any Effect arising in connection with any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism; (iii) any Effect arising in connection with any hurricane, flood, tornado, earthquake or other natural disaster, or national or international emergency; (iv) compliance with the terms of, or action or omission required by, this Agreement, or otherwise taken with the consent of Parent; (v) any breach by Parent or Merger Sub of this Agreement or the taking of any action by Parent or any of Parent’s Affiliates; (vi) any changes or developments in GAAP or Legal Requirements or in the enforcement or interpretation thereof; (vii) any action required to be taken under applicable Legal Requirements, including any actions taken or required to be taken by the Company in order to obtain any approval or authorization for the consummation of the Merger under applicable antitrust or competition Legal Requirements; (viii) the announcement of this Agreement or the Merger, including the announcement of the identity of Parent, or any communication by Parent or any of its Affiliates regarding plans, proposals, expectations or projections with respect to the Acquired Companies, contractual or otherwise, with its customers, suppliers, distributors, partners, employees consultants or independent contractors, including the failure to obtain new customers or retain existing customers, disruptions in partnership or similar relationships, or loss of employees, in each case, to the extent resulting from such announcement or communications; or (ix) any failure by any Acquired Company to meet any internal or external projections, budgets, forecasts, or estimates in respect of revenue, profitability, cash flow or position, earnings or other financial or

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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operating metric for any period (but excluding, in each case, the underlying causes of such failure except to the extent such underlying causes (A) would otherwise be excepted from this definition or (B) relate solely to the short-term performance of the Acquired Companies); provided, however, that, in the case of clauses (i), (ii) and (iii) above, any such Effect shall be taken into account in determining whether there has been, is or would reasonably be expected to be, a Material Adverse Effect, if it has disproportionately impacted the Acquired Companies (relative to other participants in the industries in which the Acquired Companies operate), taken as a whole.

“Material Contracts” means each Acquired Company Contract

(a) which provides for indemnification of any officer, director, employee or agent;

(b) relating to the merger, consolidation, reorganization or any similar transaction involving or with respect to any of the Acquired Companies;

(c) relating to the acquisition, transfer, license, development or sharing of any technology, Intellectual Property (including any joint development agreement, technical collaboration agreement or similar agreement entered into by any of the Acquired Companies) to or from any of the Acquired Companies, other than any confidentiality agreements, consulting agreements, distribution agreements, manufacturing agreements, clinical trial agreements, and license for “shrink wrap” or similarly licensed software generally commercially available;

(d) relating to the acquisition, sale, spin-off or outsourcing of any Subsidiary or business unit or operation of any of the Acquired Companies;

(e) creating or relating to any partnership, joint venture, strategic alliance or any sharing of revenues, profits, losses, costs or Liabilities or similar arrangement;

(f) imposing any restriction on the ability of any of the Acquired Companies: (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; (iii) involving the grant of “most favored nation” status to any Person or any exclusive rights to provide any service to any Person; or (iv) to provide any services;

(g) (i) granting exclusive rights to license, market, sell or deliver any of the products or services of the Acquired Companies; or (ii) otherwise requiring an exclusive relationship between any Acquired Company and any other Person;

(h) creating or involving any referral or agency relationship, distribution arrangement or franchise relationship;

(i) for the sale of any of the assets of any Acquired Company, other than in the ordinary course of business, or for the grant to any Person of any preferential rights to purchase any of the assets of any Acquired Company;

(j) involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement or otherwise relating to the incurrence, assumption or guarantee of any Indebtedness by any Acquired Company or imposing an Encumbrance on any of the assets of any Acquired Company;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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(k) relating to any liquidation or dissolution of any Acquired Company;

(l) that contemplates or involves, other than employee agreements or employee offer letters: (i) the payment or delivery of cash or other consideration by any Acquired Company in an amount or having an annual value in excess of $100,000; or (ii) the payment to or receipt by any Acquired Company of cash or other consideration in an amount having an annual value in excess of $100,000;

(m) relating to the lease of any material equipment, fixtures or other tangible assets;

(n) that was entered into outside the ordinary course of business of any of the Acquired Companies or that is otherwise material to the Acquired Companies, taken as a whole, along with all Contracts identified, or required to be identified, in Schedules 2.3(d), 2.3(e), 2.10(a), 2.21(c), 2.21(d) or 2.21(f) of the Disclosure Schedules.

“Merger” has the meaning set forth in the recitals to the Agreement.

“Merger Consideration” means: (a) the consideration that a Non-Dissenting Stockholder is entitled to receive in exchange for such Non-Dissenting Stockholder’s shares of Outstanding Capital Stock pursuant to Section 1.5 of this Agreement; (b) the consideration that a holder of an Outstanding Warrant is entitled to receive in exchange for such Outstanding Warrant pursuant to Section 1.6(a) of this Agreement; and (c) the consideration of a holder of an In-the-Money Option is entitled to receive in exchange for such In-the Money Option pursuant to Section 1.7(a) of this Agreement.

“Merger Consideration Certificate” has the meaning set forth in Section 1.3(b)(iv) of this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.

“Net Indebtedness” means the aggregate amount of the Indebtedness less the aggregate amount of the Cash and Cash Equivalents.

“Net Indebtedness Escrow Shortfall” has the meaning set forth in Section 1.10(c)(ii) of this Agreement.

“Net Indebtedness Underpayment” has the meaning set forth in Section 1.10(c)(iii) of this Agreement.

“Net Working Capital Amount” (which can be positive or negative) means: (A) the sum of all of the assets of the Acquired Companies in the line item categories of current assets identified on Annex Schedule 11(n) as of the close of business on the day immediately preceding the Closing Date (excluding Tax assets and Cash and Cash Equivalents, but including any restricted cash or depository balance amounts which serve to collateralize credit cards or similar obligations); minus (B) the sum of all of the liabilities of the Acquired Companies in the line item categories of current liabilities identified on Annex Schedule 11(n) as of the close of business on the day immediately preceding the Closing Date (excluding Tax liabilities, any amount included in the Closing Net Indebtedness Amount and Company Transaction Expenses), in each case as determined in accordance with GAAP, using the policies, conventions, methodologies and procedures used by the Company in preparing the Company Financial Statements. For illustrative purposes only, attached as Annex Schedule 11(n) is a sample calculation of the Net Working Capital Amount as of June 30, 2016 (as opposed to the Closing Date).

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

“Non-Dissenting Stockholder” means each stockholder of the Company that does not perfect such stockholder’s appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.5 of this Agreement.

“OFAC” has the meaning set forth in Section 2.29(b)(i) of this Agreement.

“Option Information” means (a) the name of the holder of such Company Option; (b) the total number of shares and class of Company Capital Stock that are subject to such Company Option; (c) the date on which such Company Option was issued and the term of such Company Option; and (d) the exercise price per share of Company Common Stock purchasable under such Company Option.

“Option Per Share Consideration” means (A) the Per Share Amount minus (B) the per share exercise price of an In-the-Money Option.

“Order” means any order, writ, subpoena, injunction, judgment, decree, ruling or award of any arbitrator or any court or other Governmental Authority.

“Outstanding Capital Stock” means each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Outstanding Warrant” has the meaning set forth in Section 1.6(a) of this Agreement.

“Parent” has the meaning set forth in the introductory paragraph of this Agreement.

“Parent Closing Balance Sheet” has the meaning set forth in Section 1.10(a) of this Agreement.

“Parent Closing Certificate” has the meaning set forth in Section 8.6 of this Agreement.

“Parent Closing Date Schedule” has the meaning set forth in Section 1.10(a) of this Agreement.

“Parent Cure Period” has the meaning set forth in Section 9.1(e) of this Agreement.

“Parent Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including Merger Sub and, following the Merger, the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above; provided, however, that the Effective Time Holders shall not be deemed to be “Parent Indemnitees.”

“Patents” means patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations, all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof, and any term extension or other governmental action which provides rights beyond the original expiration date of any of the foregoing.

“Paying Agent” means JPMorgan Chase Bank, National Association.

“Paying Agent Agreement” means the payment agent agreement to be entered into between the Surviving Corporation and the Paying Agent on the Closing Date, substantially in the form of Exhibit H to this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

“Payment Conditions” has the meaning set forth in Section 10.6(c) of this Agreement.

“Payment Fund” has the meaning set forth in Section 1.9(a) of this Agreement.

“Payment Programs” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield plans, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, and other third party reimbursement and payment programs, including the Acquired Company Payment Programs.

“Payoff Letters” means: (a) one or more payoff letters and other evidence regarding the discharge of Indebtedness of the Acquired Companies and termination and release of Encumbrances related thereto, each dated no more than ten (10) Business Days prior to the Closing Date, to (i) satisfy such Indebtedness as of the Closing and (ii) terminate and release any Encumbrances related thereto; and (b) an invoice from each advisor or other service provider to any Acquired Company, dated no more than ten (10) Business Days prior to the Closing Date, with respect to all unpaid Company Transaction Expenses estimated to be due and payable to such advisor or other service provider, as the case may be, as of the Closing Date.

“Permitted Encumbrances” means: (i) statutory liens with respect to the payment of Taxes, in all cases which are not yet due or payable or being contested in good faith by appropriate proceedings properly instituted and diligently conducted; (ii) statutory liens of landlords, suppliers, mechanics, carriers, materialmen, warehousemen, service providers or workmen and other similar Encumbrances imposed by Legal Requirements created in the Ordinary Course of Business the existence of which could not constitute a default or breach under any of the Company’s Contracts for amounts that are not yet delinquent; (iii) building, zoning, entitlement and other land use regulations imposed by any Governmental Authority with jurisdiction over the Owned Real Property; (iv) easements, conditions, covenants and restrictions that are of record with respect to the Real Property that do not and shall not adversely affect the value, use of current occupancy of the Real Property and (v) Encumbrances set forth on Annex Schedule 11(p)(1).

“Per Share Amount” shall be determined by dividing: (A) an amount equal to the Purchase Price plus the Aggregate Option Exercise Price less the Preferred Liquidation Amount less the Adjustment Escrow Amount less the Initial Indemnity Escrow Deposit less the Expense Fund by (B) the aggregate number of Fully Diluted Shares of Company Capital Stock (but excluding all shares of Company Preferred Stock that are designated as “Series D Preferred Stock” and shares of Series D Preferred Stock subject to Company Warrants).

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means any information that can be used to specifically identify a natural person (including but not limited to name, address, telephone number, electronic mail address, social security number or other government-issued number, bank account number or credit card number) and any special categories of personal information regulated under or covered under any applicable Legal Requirement.

“Post-Closing Date Transaction Bonuses” means those bonuses paid to employees of the Acquired Companies pursuant to the Equity Transition Plan and that are considered (i) Net Revenue Payments or Milestone Payments under the Equity Transition Plan or (ii) Closing Payments under the Equity Transition Plan that are subject to a delay in payment due to an escrow or purchase price adjustment.

“Post-Closing Representation” has the meaning set forth in Section 5.5(a) of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

“Pre-Closing Period” has the meaning set forth in Section 4.1 of this Agreement.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Preferred Liquidation Amount” means an amount equal to the sum of (A) the number of shares of Series A Preferred Stock outstanding at the Effective Time multiplied by $1.00 plus (B) the number of shares of Series B Preferred Stock outstanding at the Effective Time multiplied by $1.04 plus (C) the number of shares of Series C Preferred Stock outstanding at the Effective Time multiplied by $2.74 plus (D) the number of shares of Series D Preferred Stock referred to herein as Series D-1 Shares outstanding at the Effective Time multiplied by the Series D-1 Hurdle Return plus (E) the number of shares of Series D Preferred Stock referred to herein as Series D-2 Shares outstanding at the Effective Time multiplied by the Series D-2 Hurdle Return.

“Premises” means any building, plant, improvement or structure located on the Real Property.

“Privileged Materials” has the meaning set forth in Section 5.5(c) of this Agreement.

“Primary Care Providers” has the meaning set forth in Section 1.11(a) of this Agreement.

“Pro Rata Share” for each Effective Time Holder shall be determined by dividing: (A) the number of Fully Diluted Shares of Company Capital Stock held by such Effective Time Holder; by (B) the total number of Fully Diluted Shares of Company Capital Stock outstanding at the Effective Time.

“Prohibited Person” has the meaning set forth in Section 2.29(b)(i) of this Agreement.

“Properties” means the leasehold properties held or occupied by the Acquired Companies.

“Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., GNU General Public License, Apache Software License, MIT License), or pursuant to similar licensing and distribution models and (ii) any software that requires as a condition of use, modification, hosting, and/or distribution of such software, or of other software used or developed with, incorporated into, derived from, or distributed with such software, that such software or other software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; (C) be redistributed, hosted or otherwise made available at no or minimal charge; or (D) be licensed, sold or otherwise made available on terms that (x) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of such software or other software or (y) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of such software or other software.

“Purchase Price” shall be: (A) $225,000,000, minus (B) the Estimated Closing Net Indebtedness Amount; minus (C) the aggregate amount of all Company Transaction Expenses; minus (D) the amount, if any, by which the Targeted Net Working Capital Amount exceeds the Estimated Net Working Capital Amount plus (E) the amount, if any, by which the Estimated Net Working Capital Amount exceeds the Targeted Net Working Capital Amount.

“Registered Intellectual Property” means all United States, international and foreign: (i) registered Patents; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

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name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Regulatory Approvals” means any approvals, clearances, licenses, Governmental Authorizations, applications, registrations or authorizations approved by or submitted to any Governmental Authority in connection with the business of any of the Acquired Companies, including Regulatory Authorizations and Acquired Company Regulatory Filings.

“Related Party” means: (a) each stockholder who holds more than five percent (5%) of an Acquired Company (other than, with respect to any Subsidiary of the Company, the Company); (b) each individual who is an officer or director of any of the Acquired Companies; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

“Representatives” means officers, directors, employees, agents, consultants, attorneys, accountants, advisors and other representatives of a Person.

“Required Merger Stockholder Vote” has the meaning set forth in Section 2.30 of this Agreement.

“Review Period” has the meaning set forth in Section 1.10(b)(i) of this Agreement.

“Section 280G” means Section 280G of the Code and the Treasury Regulations and related guidance promulgated thereunder.

“Section 280G Payments” has the meaning set forth in Section 5.2(b) of this Agreement.

“Securityholders’ Agent” has the meaning set forth in Section 11.1(a) of this Agreement.

“Series D-1 Share” means a share of Company Preferred Stock designated as “Series D Preferred Stock” and issued pursuant to that certain Series D Preferred Stock Purchase Agreement, dated as of December 19, 2014.

“Series D-2 Share” means a share of Company Preferred Stock designated as “Series D Preferred Stock” and issued pursuant to that certain Series D Preferred Stock Purchase Agreement (Series D Extension), dated as of December 15, 2015.

“Specified Privileges” has the meaning set forth in Section 5.5(b) of this Agreement.

“Specified Representations” means (a) the representations and warranties set forth in Sections 2.1 (Organizational Matters), 2.3 (Capital Structure), 2.4 (Authority; Binding Nature of Agreement; Inapplicability of Anti-takeover Statutes), 2.20 (Tax Matters), and 2.31 (Brokers) of this Agreement; and (b) the representations, warranties, certifications and other statements and information set forth in the Merger Consideration Certificate.

“Stockholder” means a holder of Company Capital Stock.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Study” has the meaning set forth in Section 1.11(b) of this Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least fifty percent (50%) of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Surviving Corporation” has the meaning set forth in Section 1.1 of this Agreement.

“Targeted Net Working Capital Amount” means an amount equal to negative $1,634,382.

“Tax” (and, with correlative meaning, “Taxes”) means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, medical device, franchise, employment, payroll, withholding on amounts paid to or by any Person, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, escheat payments or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Authority” means any Governmental Authority, having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Return” means any return, report or similar statement filed or required to be filed with respect to any Tax (including any attached schedules or other attachment thereto and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax Liabilities or for Tax benefits between or among members of any group of corporations that files, will file, or has filed Tax Returns on a combined, consolidated or unitary basis.

“Third Party Claim” has the meaning set forth in Section 10.7(a) of this Agreement.

“UK Bribery Act” has the meaning set forth in Section 2.29 of this Agreement.

“Unaudited Interim Balance Sheet” has the meaning set forth in Section 2.5(a) of this Agreement.

“Warrant Information” means (A) the name of the holder of such Company Warrant; (B) the class, series and total number of shares of Company Capital Stock that are subject to such Company Warrant and the class, series and number of shares of Company Capital Stock with respect to which such Company Warrant is immediately exercisable; (C) the date on which such Company Warrant was issued and the term of such Company Warrant; and (D) the exercise price per share of Company Preferred Stock purchasable under such Company Warrant.

“Warrant Surrender Agreement” has the meaning set forth in Section 1.6(a) of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

CONFIDENTIAL

“Working Capital Escrow Shortfall” has the meaning set forth in Section 1.10(c)(i) of this Agreement.

“Working Capital Shortfall” has the meaning set forth in Section 1.10(c)(i) of this Agreement.

“Working Capital Surplus” has the meaning set forth in Section 1.10(c)(ii) of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.